As filed with the Securities and Exchange Commission on June 18, 2012

Registration No. 333-_____

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

ROOMLINX, INC.
(Exact name of registrant as specified in its charter)

Nevada	8742	83-0401552
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

11101 W 120th Avenue
Broomfield, CO 80021
(303) 544-1111
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Michael S. Wasik
Chief Executive Officer
Roomlinx, Inc.
11101 W 120th Avenue
Broomfield, CO 80021
 (303) 544-1111
(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copies to:
Alan C. Ederer, Esq.
Westerman Ball Ederer Miller & Sharfstein, LLP
1201 RXR Plaza
Uniondale, NY 11556
Telephone: (516) 622-9200
Facsimile: (516) 622-9212

Approximate date of commencement of proposed sale to the public:  From time to time after the effective date of this registration statement, as shall be determined by the Selling Stockholders identified herein.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☑

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☑
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Number of shares to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price	Amount of registration fee
Common stock, par value $.001 per share(3)	1,200,000	$2.90	$3,480,000	$399

Common stock, par value $.001 per share(4)	600,000	$2.90	$1,740,000	$200

Total	1,800,000	$2.90	$5,220,000	$599

(1)
Pursuant to Rule 416 under the Securities Act of 1933, as amended, this registration statement also covers such additional shares of common stock as may be issued as a result of stock splits, dividends and combinations.

(2)
Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) of the Securities Act and based upon the average of the closing bid and ask prices of our common stock on June 12, 2012 on the OTC Bulletin Board.

(3)	Represents shares of common stock currently issued and outstanding and held by the selling stockholders.

(4)	Represents shares of common stock issuable upon exercise of outstanding warrants held by the selling stockholders.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED.  THE SELLING STOCKHOLDERS MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE.  THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING OFFERS TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE OF THESE SECURITIES IS NOT PERMITTED.

  Dated June 14, 2012

PRELIMINARY PROSPECTUS

1,800,000 Shares

Roomlinx, Inc.

Common Stock

The selling stockholders identified on page 43 of this prospectus are offering on a resale basis a total of up to 1,800,000 shares of our common stock, including 1,200,000 shares of our issued and outstanding common stock and 600,000 shares issuable upon the exercise of outstanding warrants.  We will not receive any proceeds from the sale of these shares by the selling stockholders.  We would receive gross proceeds in the approximate amount of $2,250,000 assuming the exercise of all the warrants in full by payment of cash.  To the extent any of these warrants are so exercised, we intend to use the proceeds for general working capital.

All costs, expenses and fees in connection with the registration of the shares being offered hereby will be borne by the Company.  Brokerage commissions and similar selling expenses, if any, attributable to the sale of the shares will be borne by the selling stockholders.

Our common stock trades on the OTC Bulletin Board under the symbol “RMLX”.  On June 14, 2012, the last sales price of our common stock as reported on the OTC Bulletin Board was $2.55 per share.

We have not authorized anyone to provide information different from that contained in this prospectus. Neither the delivery of this prospectus nor the distribution or sale of the securities offered hereby means that information contained in this prospectus is correct after the date of this prospectus. You should assume that the information contained in this prospectus is accurate only as of the date on the front cover of this prospectus. This prospectus is not an offer to sell or solicitation of an offer to buy these securities in any circumstances under which the offer or solicitation is unlawful.

THE SECURITIES OFFERED BY THIS PROSPECTUS INVOLVE A HIGH DEGREE OF RISK.  FOR MORE INFORMATION, SEE “RISK FACTORS” BEGINNING ON PAGE 3.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS.  ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is June 14, 2012.

TABLE OF CONTENTS

PROSPECTUS SUMMARY	1

RISK FACTORS	3

NOTE REGARDING FORWARD-LOOKING STATEMENTS	12

DESCRIPTION OF BUSINESS	13

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS	20

MANAGEMENT	31

EXECUTIVE AND DIRECTOR COMPENSATION	34

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	37

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	39

MARKET FOR COMMON EQUITY AND RELATED MATTERS	42

USE OF PROCEEDS	43

SELLING STOCKHOLDERS	43

PLAN OF DISTRIBUTION	45

DESCRIPTION OF SECURITIES	49

INTEREST OF NAMED EXPERTS AND COUNSEL	51

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES	52

ABOUT THIS PROSPECTUS	52

WHERE YOU CAN FIND MORE INFORMATION	53

VALIDITY OF COMMON STOCK	53

TRANSFER AGENT	53

EXPERTS	53

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE	53

INCORPORATION BY REFERENCE	54

FINANCIAL STATEMENTS	F-1

PROSPECTUS SUMMARY

This summary provides a brief overview of the key aspects of this offering.  Because it is only a summary, it does not contain all of the detailed information contained elsewhere in this prospectus or in the documents incorporated by reference into this prospectus or included as exhibits to the registration statement that contains this prospectus.  This summary may not contain all of the information that may be important to you.  We urge you to read this entire prospectus carefully, including the risks of investing in our common stock discussed under “Risk Factors” and the financial statements and other information that is incorporated by reference into this prospectus, before making an investment decision.

All references in this prospectus to “Roomlinx”, “we”, “us”, “our”, “the Company”,” “the Corporation”  or “our Company” refer to Roomlinx, Inc.

The Company

Roomlinx, Inc. was formed in 1998 and is incorporated under the laws of the State of Nevada.  Our principal executive office is located at 11101 W 120th Avenue, Broomfield, CO 80021.  Our telephone number is (303) 544-1111 and our internet address is www.roomlinx.com.  Our common stock trades on the OTC Bulletin Board under the symbol “RMLX”.

Roomlinx is a leading provider of Interactive TV products and premium digital video on demand systems for hotels, resorts, and other properties, utilizing premium content and applications demanded by today’s traveler.

We focus our business on providing in-room media and entertainment solutions along with wired networking solutions and Wireless Fidelity networking solutions, also known as Wi-Fi, for high speed internet access to hotels, resorts, and time share properties.  As of June 14, 2012, our current customer base consisted of approximately 247 hospitality properties and 42,125 guest and meeting rooms, in addition to approximately 1,300 residential and business customers.

Roomlinx’ wired and wireless networking solution offers easy to use access, providing instant and seamless connections for laptop users from anywhere throughout a property, including guest rooms, meeting rooms, back office and public areas, over a high-speed connection that is up to 300 times faster than a standard dial-up modem. Users on this network have access to home and corporate email accounts and Virtual Private Networks, also known as VPNs. These users have flexible billing options, choosing from any one of free service, flat rate, time-based usage or unlimited. In addition these users can expand the service to include value-added services such as wireless point of sale, maintenance, check-in and internet telephony services.

The Roomlinx in-room media and entertainment product (Interactive TV) provides premium applications for internet-based business and entertainment media to venues serving the visitor-based market such as hotels, resorts, and time share properties.  The media and entertainment offering includes a broad range of content and features to satisfy guests while maximizing revenue opportunities for the hotelier.  The solution includes movies, international and US television programming, music and news; games, local travel and concierge information; and business productivity tools that include desktop applications, conferencing and printing applications.

The Company generates revenue through:

1.	Ongoing connectivity service and support contracts;
2.	Delivery of content and advertising;
3.	Delivery of business and entertainment applications;
4.	E-commerce; and
5.	The customization of its software for the in-room media product.

Recent Development

  On May 4, 2012, Roomlinx entered into a Securities Purchase Agreement with certain investors, pursuant to which the investors purchased Units from Roomlinx for a purchase price of $2.50 per Unit.  Each Unit consisted of (x) one share of common stock of Roomlinx and (y) a warrant to purchase one-half share of common stock at an exercise price of $3.75 per share, subject to adjustment as provided in the warrant.  Roomlinx sold and issued an aggregate of 1,200,000 shares of common stock to the investors and issued warrants to the investors for the purchase of an aggregate of an additional 600,000 shares of common stock.  Roomlinx received aggregate gross proceeds of $3,000,000 from the investors in respect of the sale of Units.

For more information on this and other recent developments, see “DESCRIPTION OF BUSINESS” beginning on page 13.

Risk Factors

An investment in the shares of our common stock involves a high degree of risk and may not be an appropriate investment for persons who cannot afford to lose their entire investment.  For a discussion of some of the risks you should consider before purchasing shares of our common stock, you are urged to carefully review and consider the section entitled “Risk Factors” beginning on page 3 of this prospectus.

 The Offering

The selling stockholders identified on page 43 of this prospectus are offering on a resale basis a total of up to 1,800,000 shares of our common stock, including 1,200,000 shares of our issued and outstanding common stock and 600,000 shares issuable upon the exercise of outstanding warrants.  For a complete description of the terms and conditions of our common stock, you are referred to the section in this prospectus entitled “Description of Securities.”

Shares of Common Stock offered	1,800,000

Shares of Common Stock outstanding before the offering (1)	5,118,877

Shares of Common Stock outstanding after the offering (2)	6,318,877

Common Stock OTC Bulletin Board trading symbol	RMLX

(1)
Based on the number of shares outstanding as of May 3, 2012, but does not include (i) 906,550 shares issuable upon the exercise of outstanding and exercisable warrants to purchase our common stock and (ii) 938,194 shares issuable upon the exercise of outstanding options to purchase our common stock, of which 596,130 are not yet exercisable.

(2)
Based on the number of shares outstanding as of May 4, 2012, but does not include (i) 1,506,550 shares issuable upon the exercise of outstanding and exercisable warrants to purchase our common stock and (ii) 938,194 shares issuable upon the exercise of outstanding options to purchase our common stock, of which 596,130 are not yet exercisable.

The offering will terminate on the date on which (i) all of the issued and outstanding shares of our common stock being offered hereby have been sold hereunder and (ii) all of the Warrants expire and/or have been exercised in full for shares of our common stock and such shares have been sold hereunder.

Use of Proceeds

We will not receive any proceeds from the sale of the common stock by the selling stockholders pursuant to this prospectus. However, we will receive the applicable exercise price upon the issuance of Warrant Shares in the event that any Warrants are properly exercised.   If all such Warrants are properly exercised in full by payment of cash, the total proceeds we would receive are $2,250,000.  We expect to use the proceeds, if any, that we receive from the exercise of Warrants for general working capital purposes.

RISK FACTORS

The purchase of shares of our common stock is very speculative and involves a very high degree of risk.  An investment in our company is suitable only for the persons who can afford the loss of their entire investment.  Accordingly, investors should carefully consider the following risk factors, as well as other information set forth herein, in making an investment decision with respect to our securities. We have sought to identify what we believe to be all material risks to our business, but we cannot predict whether, or to what extent, any of such risks may be realized nor can we guarantee that we have identified all possible risks that might arise.

Risks Relating to Our Business

We Have Only a Limited Operating History, Which Makes It Difficult to Evaluate an Investment in Our Common Stock.

We have only a limited operating history on which you can evaluate our business, financial condition and operating results. We face a number of risks encountered by early stage technology companies that participate in new technology markets, including our ability to:

●	Maintain our engineering and support organizations, as well as our distribution channels;
●	Negotiate and maintain favorable usage rates with our vendors;
●	Retain and expand our customer base at profitable rates;
●	Recoup our expenses associated with the wireless devices we resell to subscribers;
●	Manage expanding operations, including our ability to expand our systems if our subscriber base grows substantially;
●	Attract and retain management and technical personnel; and
●	Anticipate and respond to market competition and changes in technologies as they develop and become available.

We may not be successful in addressing or mitigating these risks and uncertainties, and if we are not successful our business could be significantly and adversely affected.

Some Of Our Supplies Are Provided By One Supplier Each.

The remote control devices required to utilize our services are currently supplied by a single supplier.  The content for our unlimited movie services is currently supplied by a single supplier.  Our set top boxes are currently supplied by a single supplier, although we are currently testing set top boxes from additional suppliers.  It would require some time in order for us to replace a supplier.  Therefore, in the event that the supply of any of these items from any of these suppliers was to be interrupted without sufficient notice, it would have a material adverse impact on us.

Substantial Dependence on Our Contract with Hyatt; Liabilities to Hyatt.

On March 12, 2012, we entered into a Master Services Agreement with Hyatt Corporation that we anticipate will result in the entry of Hotel Service Agreements with a number of Hyatt branded hotels.  These contracts, in the aggregate, are expected to be material to our business.  In the event that Hyatt Corporation or individual Hotels are dissatisfied with our service level or the revenues they receive from our system, they may not renew or seek to terminate our agreement.  Further, we have agreed to indemnify Hyatt and the hotels from our breaches of these agreements, third party intellectual property claims and various other matters.  In the event that of any material indemnification claim, we may not be able to satisfy such claim and, Hyatt and the hotels might terminate our agreements.  Any loss of these contracts, or the non-renewal thereof, would have a material and adverse effect on our business, financial condition and results of operations.

New Technologies May Make Our Products and Services Obsolete or Unneeded.

New and emerging technological advances, such as mobile computing devices that allow consumers to view movies and obtain information may adversely impact or eliminate the demand for our products and services.  The increasing availability of content on such devices, the improved video quality of the content on such devices and faster wireless delivery speeds may make hotel guests less likely to purchase our services. Our success can depend on new product development. The entertainment and communications industry is ever-changing as new technologies are introduced. Advances in technology, such as new video formats, downloading or alternative methods of product delivery and distribution channels, such as the Internet, or certain changes in consumer behavior driven by these or other technologies and methods of delivery, could have a negative effect on our business. These changes could lower cost barriers for our competitors desiring to enter into, or expand their presence in, the television-based interactive services business. Increased competition may adversely affect our business including the scale, source and volatility of our revenue streams, cost structures and cash flow, and may require us to significantly change our operations.

Our Business is Generally Impacted by Conditions Affecting the Hospitality Industry’s Performance.

Our results are generally connected to the performance of the hospitality industry, where occupancy rates may fluctuate resulting from various factors. Reduction in hotel occupancy and consumer buy rates resulting from business, economic or other events, such as generally weak economic conditions, significant international crises, acts of terrorism, war or public health issues, adversely impacts our business, financial condition and results of operations. The general economic conditions over the last several years have adversely affected the hotel industry and our business and any recovery may not be sustained. The overall travel industry and consumer buying pattern can be, has been in the past and/or currently is, adversely affected by weaker general economic climates, consumer sentiment, geopolitical instability and concerns about public health.

To Generate Increased Revenue We Will Have to Increase Substantially the Number of Our Customers, Which May be Difficult to Accomplish.

Adding new customers will depend to a large extent on the success of our direct and indirect distribution channels and acquisition strategy, and there can be no assurance that these will be successful. Our customers’ experiences may be unsatisfactory to the extent that our service malfunctions or our customer care efforts, including our website and 800 number customer service efforts, do not meet or exceed subscriber expectations. In addition, factors beyond our control, such as technological limitations of the current generation of devices, which may cause our customers’ experiences with our service to not meet their expectations, can adversely affect our revenues.

We May Acquire or Make Investments in Companies or Technologies That Could Cause Loss of Value to Our Stockholders and Disruption of Our Business.

Subject to our capital constraints, we intend to continue to explore opportunities to acquire companies or technologies in the future. Entering into an acquisition entails many risks, any of which could adversely affect our business, including:

●	Failure to integrate the acquired assets and/or companies with our current business;
●	The price we pay may exceed the value we eventually realize;
●	Loss of share value to our existing stockholders as a result of issuing equity securities as part or all of the purchase price;
●	Potential loss of key employees from either our current business or the acquired business;
●	Entering into markets in which we have little or no prior experience;
●	Diversion of management’s attention from other business concerns;
●	Assumption of unanticipated liabilities related to the acquired assets; and

●	The business or technologies we acquire or in which we invest may have limited operating histories, may require substantial working capital, and may be subject to many of the same risks we are.

We Have Limited Resources and We May be Unable to Effectively Support Our Operations.

We must continue to develop and expand our systems and operations in order to remain competitive. We expect this thesis to place strain on our managerial, operational and financial resources. We may be unable to develop and expand our systems and operations for one or more of the following reasons:

●	We may not be able to retain at reasonable compensation rates qualified engineers and other employees necessary to expand our capacity on a timely basis;
●	We may not be able to dedicate the capital necessary to effectively develop and expand our systems and operations; and
●	We may not be able to expand our customer service, billing and other related support systems.

If we cannot manage our operations effectively, our business and operating results will suffer.

Our Business Prospects Depend in Part on Our Ability to Maintain and Improve Our Services as Well as to Develop New Services.

We believe that our business prospects depend in part on our ability to maintain and improve our current services and to develop new services. Our services will have to achieve market acceptance, maintain technological competitiveness and meet an expanding range of customer requirements. We may experience difficulties that could delay or prevent the successful development, introduction or marketing of new services and service enhancements. Additionally, our new services and service enhancements may not achieve market acceptance.

Our Business Could be Harmed if We are Unable to Protect Our Proprietary Technology.

We rely primarily on a combination of trade secrets, copyright and trademark laws and confidentiality procedures to protect our technology. Despite these precautions, unauthorized third parties may infringe, copy, or reverse engineer portions of our technology. In the absence of significant patent protection, we may be vulnerable to competitors who attempt to copy our products, processes or technology, which could harm our business.

Our Management and Operational Systems Might be Inadequate to Handle our Potential Growth.

We may experience growth that could place a significant strain upon our management and operational systems and resources.  Failure to manage our growth effectively could have a material adverse effect upon our business, results of operations and financial condition.  Our ability to compete effectively and to manage future growth will require us to continue to improve our operational systems, organization and financial and management controls, reporting systems and procedures.  We may fail to make these improvements effectively.  Additionally, our efforts to make these improvements may divert the focus of our personnel.  We must integrate our key executives into a cohesive management team to expand our business.  If new hires perform poorly, or if we are unsuccessful in hiring, training and integrating these new employees, or if we are not successful in retaining our existing employees, our business may be harmed.  To manage the growth we will need to increase our operational and financial systems, procedures and controls.  Our current and planned personnel, systems, procedures and controls may not be adequate to support our future operations.  We may not be able to effectively manage such growth, and failure to do so could have a material adverse effect on our business, financial condition and results of operations.

If We Do Not Respond Effectively and on A Timely Basis to Rapid Technological Change, Our Business Could Suffer.

Our industry is characterized by rapidly changing technologies, industry standards, customer needs and competition, as well as by frequent new product and service introductions. Our services are integrated with the computer systems of our customers. We must respond to technological changes affecting both our customers and suppliers. We may not be successful in developing and marketing, on a timely and cost-effective basis, new services that respond to technological changes, evolving industry standards or changing customer requirements. Our success will depend, in part, on our ability to accomplish all of the following in a timely and cost-effective manner:

●	Effectively using and integrating new technologies;
●	Continuing to develop our technical expertise;
●	Enhancing our engineering and system design services;
●	Developing services that meet changing customer needs;
●	Advertising and marketing our services; and
●	Influencing and responding to emerging industry standards and other changes.

We Depend on Retaining Key Personnel. The Loss of Our Key Employees Could Materially Adversely Affect Our Business.

Due to the technical nature of our services and the dynamic market in which we compete, our performance depends in part on our retaining key employees. Competitors and others may attempt to recruit our employees. A major part of our compensation to our key employees is in the form of stock option grants. A prolonged depression in our stock price could make it difficult for us to retain our employees and recruit additional qualified personnel.

If Our Hotel Customers Become Dissatisfied with Our Service, They May Elect Not to Renew Certain Products or Services With Us or Elect to Terminate Service Agreements, Which Could Have an Adverse Affect on Our Ability to Maintain or Grow Our Revenue.

In the event our customers become dissatisfied with the scope or capability of our products or services, or the level of revenue from our services, they may elect not to renew certain products or services upon expiration or terminate their existing agreements with us. The loss of these products or services or a loss of any significant number of hotel customers could have a detrimental effect on our operations and financial condition.

Our Data Systems Could Fail or Their Security Could be Compromised, and We Will Increasingly be Handling Personal Data Requiring Our Compliance With a Variety of Regulations.

Our business operations depend on the reliability of sophisticated data systems. Any failure of these systems, or any breach of our systems’ security measures, could adversely affect our operations, at least until our data can be restored and/or the breaches remediated. We have, to a limited extent, begun to serve as a conduit for personal information to third-party credit processors, service partners and others, and it is likely we will do so more regularly. The handling of such personal information requires we comply with a variety of federal, state and industry requirements governing the use and protection of such information, including, but not limited to, FTC consumer protection regulations and Payment Card Industry (“PCI”) data security standards and, for the Healthcare division, the requirements of the Health Insurance Policy Portability Act (“HIPPA”) and regulations thereunder. While we believe we have taken the steps necessary to assure compliance with all applicable regulations and have made necessary changes to our data systems, any failure of these systems or any breach of the security of these systems could adversely affect our operations and expose us to increased cost, liability for lost personal information and increased regulatory obligations.

An Interruption in the Supply of Products and Services That We Obtain From Third Parties Could Cause a Decline in Sales of Our Services.

In designing, developing and supporting our services, we rely on many third party providers. These suppliers may experience difficulty in supplying us products or services sufficient to meet our needs or they may terminate or fail to renew contracts for supplying us these products or services on terms we find acceptable. If our liquidity deteriorates, our vendors may tighten our credit, making it more difficult for us to obtain suppliers on terms satisfactory to us. Any significant interruption in the supply of any of these products or services could cause a decline in sales of our services, unless and until we are able to replace the functionality provided by these products and services. We also depend on third parties to deliver and support reliable products, enhance their current products, develop new products on a timely and cost-effective basis and respond to emerging industry standards and other technological changes.

We Operate in a Very Competitive Industry, Which May Negatively Impact Our Prices for Our Services or Cause Us to Lose Business Opportunities.

The market for our services is becoming increasingly competitive. Our competitors may use the same products and services in competition with us. With time and capital, it would be possible for competitors to replicate our services and offer similar services at a lower price. We expect that we will compete primarily on the basis of the functionality, breadth, quality and price of our services. Our current and potential competitors include:

●	Other wireless high speed internet access providers, such as SDSN, Guest-Tek Wayport, Greentree, Core Communications and StayOnLine;
●	Other viable network carriers, such as SBC, Comcast, Sprint and COX Communications; and
●	Other internal information technology departments of large companies.

Many of our existing and potential competitors have substantially greater financial, technical, marketing and distribution resources than we do. Additionally, many of these companies have greater name recognition and more established relationships with our target customers. Furthermore, these competitors may be able to adopt more aggressive pricing policies and offer customers more attractive terms than we can. In addition, we have established strategic relationships with many of our potential competitors. In the event such companies decide to compete directly with us, such relationships would likely be terminated, which could have a material adverse effect on our business and reduce our market share or force us to lower prices to unprofitable levels.

We May be Sued by Third Parties For Infringement of Their Proprietary Rights and We May Incur Substantial Defense Costs and Possibly Substantial Royalty Obligations or Lose The Right to Use Technology Important To Our Business.

Any intellectual property claims, with or without merit, could be time consuming and expensive to litigate or settle and could divert management attention from administering our business. A third party asserting infringement claims against us or our customers with respect to our current or future products may materially adversely affect us by, for example, causing us to enter into costly royalty arrangements or forcing us to incur settlement or litigation costs.

Our Quarterly Operating Results are Subject to Significant Fluctuations and, As A Result, Period-To-Period Comparisons of Our Results of Operations are Not Necessarily Meaningful.

Our operating results for any particular quarter may differ materially from our expectations or those of security analysts and securities traders and may not be indicative of future operating results. The failure to meet expectations may cause the price of our common stock to decline. Since we are susceptible to these fluctuations, the market price of our common stock may be volatile, which can result in significant losses for investors who purchase our common stock prior to a significant decline in our stock price.  Reasons for the fluctuations are as follows:

●	The success of our brand building and marketing campaigns;
●	Price competition from potential competitors;

●	The amount and timing of operating costs and capital expenditures relating to establishing the Company’s business operations;
●	The demand for and market acceptance of our products and services;
●	Changes in the mix of services sold by our competitors;
●	Technical difficulties or network downtime affecting communications generally;
●	The ability to meet any increased technological demands of our customers; and
●	Economic conditions specific to our industry.

Covenants Under Our Credit Facility May Restrict Our Future Operations and Adverse Consequences Could Result in the Event of Non-Compliance.

Our current Credit Facility contains covenants which may restrict our ability to finance future operations or capital needs or to engage in other business activities. Future borrowing instruments, such as credit facilities and indentures, if any, are also likely to contain restrictive covenants and may require us to pledge assets as security under those future arrangements. The terms of our current Credit Facility, include many restrictive financial and other covenants. Events beyond our control, including changes in general economic and business conditions, as well as our financial performance, may adversely affect our business. Such changes in general economic and business conditions, or our financial performance, may affect our ability to meet those covenants and to otherwise remain in compliance with the requirements of our Credit Facility and other material agreements. A breach of any of these covenants would result in a default under the applicable debt instrument or agreement. In that event, the amounts under the applicable agreement could be declared immediately due and payable, or require us to amend the Credit Facility, resulting in significantly higher annual interest expense, and such a default may cause a default under some of our material agreements. As a result of these covenants and restrictions, we are limited in how to conduct our business and we may be unable to compete effectively, to meet our customer demands for installations or service or take advantage of new business opportunities.

 A Significant Amount of Our Common Stock is Held by a Few Stockholders.

As of June 12, 2012, Matthew Hulsizer and Jennifer Just, directly and indirectly, together with certain of their affiliates, held 1,485,022 (or approximately 23.5%) of our outstanding shares of common stock and could, therefore, have a significant influence on us.

Many of Our Key Functions are Concentrated in a Single Location, and a Natural Disaster Could Seriously Impact Our Ability to Operate.

Our IT systems, production, inventory control systems, executive offices and finance/accounting functions, among others, are primarily centralized in our Broomfield, Colorado facility. A natural disaster, such as a tornado, could seriously disrupt our ability to continue or resume normal operations for some period of time. While we have certain business continuity plans in place, no assurances can be given as to how quickly we would be able to resume operations and how long it may take to return to normal operations. We may experience business interruptions and could incur substantial losses beyond what may be covered by applicable insurance policies, and may experience a loss of customers, vendors and employees during the recovery period.

Potential Fluctuations In Quarterly Operating Results.

Our quarterly operating results may fluctuate significantly in the future as a result of a variety of factors, most of which are outside of our control, including: the demand for our products and services; seasonal trends in purchasing; the amount and timing of capital expenditures and other costs relating to the development of our products and services; price competition or pricing changes in the industry; technical difficulties or system downtime; general economic conditions, and economic conditions specific to the hospitality industry. Our quarterly results may also be significantly impacted by the impact of the accounting treatment of acquisitions, financing transactions or other matters. Due to the foregoing factors, among others, it is likely that our operating results will fall below our expectations or those of investors in some future quarter.

Limitation of Liability and Indemnification of Officers and Directors.

Our officers and directors are required to exercise good faith and high integrity in the management of our affairs. Our Articles of Incorporation provides, however, that our officers and directors shall have no personal liability to us or our stockholders for damages for any breach of duty owed to us or our stockholders, unless they breached their duty of loyalty, did not act in good faith, knowingly violated a law, or received an improper personal benefit.  Our Articles of Incorporation and By-Laws also provide for the indemnification by us of our officers and directors against any losses or liabilities they may incur by reason of their serving in such capacitates, provided that they do not breach their duty of loyalty, act in good faith, do not knowingly violate a law, and do not received an improper personal benefit. Additionally, we have entered into individual  Indemnification Agreements with each of our directors and officers to implement with more specificity the indemnification provisions provided by the Company’s By-Laws and provide, among other things, that to the fullest extent permitted by applicable law, the Company will indemnify such director or officer against any and all losses, expenses and liabilities arising out of such director’s or officer’s service as a director or officer of the Company, as the case may be. The Indemnification Agreements also contain detailed provisions concerning expense advancement and reimbursement.

Disclosure Controls and Procedures and Potential Inability to Make Required Public Filings.

As of June 12, 2012, we have 60 full-time employees. Given our limited personnel, we may be unable to maintain effective controls to insure that we are able to make all required public filings in a timely manner. In fact, from December 27, 2005 until May 14, 2009, our Common Stock was removed from listing from the OTC Bulletin Board as a result of our failure to timely make all our required public filings.  If we do not make all public filings in a timely manner, our shares of common stock may again be delisted from the OTC Bulletin Board and we could also be subject to regulatory action and/or lawsuits by stockholders.

Risks Relating to Our Common Stock

Resale of Shares Offered by this Prospectus Could Adversely Affect the Market Price of Our Common Stock and Our Ability to Raise Additional Equity Capital

The sale or availability for sale, of common stock in the public market pursuant to this prospectus may adversely affect the prevailing market price of our common stock and may impair our ability to raise additional capital by selling equity or equity-linked securities.  This prospectus covers the resale of a significant number of shares of our common stock. In fact, the Registration Statement will make publicly available for resale up to 1,800,000 shares of our common stock. This figure represents approximately 29% of the shares of our common stock outstanding immediately after the effectiveness of this Registration Statement (assuming the issuance of all of the shares registered under this Registration Statement).  The resale of a substantial number of shares of our common stock in the public market pursuant to this offering, and afterwards, could adversely affect the market price for our common stock and make it more difficult for you to sell our shares at times and prices that you feel are appropriate. Furthermore, we expect that, because there are a large number of shares offered hereby, the selling stockholder will continue to offer shares covered by this prospectus for a significant period of time, the precise duration of which we cannot predict. Accordingly, the adverse market and price pressures resulting from this offering may continue for an extended period of time and continued negative pressure on the market price of our common stock could have a material adverse effect on our ability to raise additional equity capital.

Further Issuances of Equity Securities May be Dilutive to Current Stockholders.

It is likely that we will be required to seek additional capital in the future. This capital funding could involve one or more types of equity securities, including convertible debt, common or convertible preferred stock and warrants to acquire common or preferred stock. Such equity securities could be issued at or below the then-prevailing market price for our common stock. Any issuance of additional shares of our common stock will be dilutive to existing stockholders and could adversely affect the market price of our common stock.

Articles of Incorporation Grants the Board of Directors the Power to Designate and Issue Additional Shares of Preferred Stock

Our Articles of Incorporation grants our Board of Directors authority to, without any action by our stockholders, designate and issue, from our authorized capital, shares in such classes or series as it deems appropriate and establish the rights, preferences, and privileges of such shares, including dividends, liquidation and voting rights. The rights of holders of classes or series of preferred stock that may be issued could be superior to the rights of the common stock offered hereby.  Our Board of Directors’ ability to designate and issue shares could impede or deter an unsolicited tender offer or takeover proposal. Further, the issuance of additional shares having preferential rights could adversely affect other rights appurtenant to the shares of common stock offered hereby. Any such issuances will dilute the percentage of ownership interest of our stockholders and may dilute our book value.

Lack of Liquid Trading Market for Common Stock

Although our stock is quoted on the OTC Bulletin Board (the “OTCBB”) under the symbol “RMLX”, the market for our common stock is not liquid as there have been days when our stock did not trade even though it was quoted.

Limited Market Due To Penny Stock

Our stock differs from many stocks, in that it is considered a penny stock. The Securities and Exchange Commission has adopted a number of rules to regulate penny stocks. These rules include, but are not limited to, Rules 3a5l-l, 15g-1, 15g-2, 15g-3, 15g-4, 15g-5, 15g-6 and 15g-7 under the Securities and Exchange Act of 1934, as amended. Because our securities probably constitute penny stock within the meaning of the rules, the rules would apply to our securities and us. The rules may further affect the ability of owners of our stock to sell their securities in any market that may develop for them. There may be a limited market for penny stocks, due to the regulatory burdens on broker-dealers. The market among dealers may not be active. Investors in penny stock often are unable to sell stock back to the dealer that sold them the stock. The mark-ups or commissions charged by the broker-dealers may be greater than any profit a seller may make. Because of large dealer spreads, investors may be unable to sell the stock immediately back to the dealer at the same price the dealer sold the stock to the investor. In some cases, the stock may fall quickly in value. Investors may be unable to reap any profit from any sale of the stock, if they can sell it at all.

Stockholders should be aware that, according to the Securities and Exchange Commission Release No. 34-29093, the market for penny stocks has suffered in recent years from patterns of fraud and abuse. These patterns include: control of the market for the security by one or a few broker-dealers that are often related to the promoter or issuer; manipulation of prices through prearranged matching of purchases and sales and false and misleading press releases; “boiler room” practices involving high pressure sales tactics and unrealistic price projections by inexperienced sales persons; excessive and undisclosed bid-ask differentials and markups by selling broker-dealers; and the wholesale dumping of the same securities by promoters and broker-dealers after prices have been manipulated to a desired level, along with the inevitable collapse of those prices with consequent investor losses.

Furthermore, the penny stock designation may adversely affect the development of any public market for our shares of common stock or, if such a market develops, its continuation. Broker-dealers are required to personally determine whether an investment in penny stock is suitable for customers. Penny stocks are securities (i) with a price of less than five dollars per share; (ii) that are not traded on a “recognized” national exchange; (iii) whose prices are not quoted on the NASDAQ automated quotation system (NASDAQ-listed stocks must still meet requirement (i) above); and (iv) of an issuer with net tangible assets less than $2,000,000 (if the issuer has been in continuous operation for at least three years) or $5,000,000 (if in continuous operation for less than three years), or with average annual revenues of less than $6,000,000 for the last three years. Section 15(g) of the Exchange Act and Rule 15g-2 of the Commission require broker-dealers dealing in penny stocks to provide potential investors with a document disclosing the risks of penny stocks and to obtain a manually signed and dated written receipt of the document before effecting any transaction in a penny stock for the investor’s account. Potential investors in our common stock are urged to obtain and read such disclosure carefully before purchasing any shares that are deemed to be penny stock. Rule 15g-9 of the Commission requires broker-dealers in penny stocks to approve the account of any investor for transactions in such stocks before selling any penny stock to that investor.

This procedure requires the broker-dealer to (i) obtain from the investor information concerning his financial situation, investment experience and investment objectives; (ii) reasonably determine, based on that information, that transactions in penny stocks are suitable for the investor and that the investor has sufficient knowledge and experience as to be reasonably capable of evaluating the risks of penny stock transactions; (iii) provide the investor with a written statement setting forth the basis on which the broker-dealer made the determination in (ii) above; and (iv) receive a signed and dated copy of such statement from the investor, confirming that it accurately reflects the investor’s financial situation, investment experience and investment objectives. Compliance with these requirements may make it more difficult for the Company’s stockholders to resell their shares to third parties or to otherwise dispose of them.

The Trading Price Of Our Common Stock May Fluctuate Significantly Due To Factors Beyond Our Control.

The trading price of our common stock will be subject to significant fluctuations in response to numerous factors, including:

●	Variations in anticipated or actual results of operations;
●	Announcements of new products or technological innovations by us or our competitors;
●	Changes in earnings estimates of operational results by analysts;
●	Inability of market makers to combat short positions on the stock;
●	Inability of the market to absorb large blocks of stock sold into the market; and
●	Comments about us or our markets posted on the Internet.

Moreover, the stock market from time to time has experienced extreme price and volume fluctuations, which have particularly affected the market prices for emerging growth companies and which often have been unrelated to the operating performance of the companies. These broad market fluctuations may adversely affect the market price of our common stock. If our stockholders sell substantial amounts of their common stock in the public market, the price of our common stock could fall. These sales also might make it more difficult for us to sell equity or equity related securities in the future at a price we deem appropriate.

We Do Not Intend to Pay Dividends on Our Common Stock.

We have never paid or declared any cash dividends on our common stock and intend to retain any future earnings to finance the development and expansion of our business. We do not anticipate paying any cash dividends on our common stock in the foreseeable future. Unless we pay dividends, our stockholders will not be able to receive a return on their shares of common stock unless they sell them.

Sarbanes-Oxley and Federal Securities Laws Reporting Requirements Can Be Expensive.

As a public reporting company, we are subject to the Sarbanes-Oxley Act of 2002, as well as the information and reporting requirements of the Securities Exchange Act of 1934, as amended, and other federal securities laws. The costs of compliance with the Sarbanes-Oxley Act and of preparing and filing annual and quarterly reports, proxy statements and other information with the SEC, and furnishing audited reports to stockholders, are significant and may increase in the future.

CAUTIONARY STATEMENT NOTE REGARDING FORWARD-LOOKING STATEMENTS

This Prospectus contains or incorporates by reference “forward-looking statements,” as that term is used in federal securities laws, about our financial condition, results of operations and business.  Forward-looking statements may be identified by words such as “believes”, “expects”, “anticipates”, “estimates”, “projects”, “intends”, “should”, “seeks”, “future”, continue”, or the negative of such terms, or other comparable terminology. These statements include, among others:

- statements concerning the benefits that we expect will result from our business activities and results of exploration that we contemplate or have completed, such as increased revenues; and

- statements of our expectations, beliefs, future plans and strategies, anticipated developments and other matters that are not historical facts.

Forward-looking statements are made pursuant to the safe harbor provisions of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and are based on our beliefs as well as assumptions made by and information currently available to us.  Factors that could cause actual results to differ materially include, but are not limited to:

●	the Company’s successful implementation of new products and services (either generally or with specific key customers);
●	the Company’s ability to satisfy the contractual terms of key customer contracts;
●	the risk that we will not achieve the strategic benefits of the acquisition of Canadian Communications;
●
demand for the new products and services, the volume and timing of systems sales and installations, the length of sales cycles and the installation process and the possibility that our products will not achieve or sustain market acceptance;

●	unexpected changes in technologies and technological advances and ability to commercialize and manufacture products;
●	the timing, cost and success or failure of new product and service introductions, development and product upgrade releases;
●	the Company’s ability to successfully compete against competitors offering similar products and services;
●	the ability to obtain adequate financing in the future;
●	the Company’s ability to establish and maintain strategic relationships, including the risk that key customer contracts may be terminated before their full term;
●	general economic and business conditions;
●	errors or similar problems in our products, including product liabilities;
●	the outcome of any legal proceeding that has been or may be instituted against us and others and changes in, or failure to comply with, governmental regulations;
●	our ability to attract and retain qualified personnel;
●	maintaining our intellectual property rights and litigation involving intellectual property rights;
●	legislative, regulatory and economic developments;
●	risks related to third-party suppliers and our ability to obtain, use or successfully integrate third-party licensed technology;
●	breach of our security by third parties; and
●	those factors discussed in “Risk Factors” in our periodic filings with the Securities and Exchange Commission (the “SEC”).

These forward-looking statements are subject to numerous assumptions, risks and uncertainties that may cause our actual results to be materially different from any future results expressed or implied in those statements.

Because these statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied.  We caution you not to put undue reliance on these statements, which speak only as of the date of this report.  Further, the information contained in this document or incorporated herein by reference is a statement of our present intention and is based on present facts and assumptions, and may change at any time and without notice, based on changes in such facts or assumptions.

Unless otherwise required by applicable law, we do not undertake, and specifically disclaim any obligation, to update any forward-looking statements to reflect occurrences, developments, unanticipated events or circumstances after the date of such statement.

DESCRIPTION OF BUSINESS

The following discussion should be read in conjunction with the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section and the consolidated financial statements and related notes thereto included in this prospectus.

General

Business

Roomlinx, Inc. (“we,” “us”, “Roomlinx” or the “Company”) was formed in 1998 and is incorporated under the laws of the State of Nevada.  Our principal executive office is located at 11101 W 120th Avenue, Broomfield, CO 80021.  Our telephone number is (303) 544-1111 and our internet address is www.roomlinx.com.  Our common stock trades on the OTC Bulletin Board under the symbol “RMLX”.

Roomlinx is a leading provider of Interactive TV products and premium digital video on demand systems for hotels, resorts, and other properties, utilizing premium content and applications demanded by today’s traveler.

We focus our business on providing in-room media and entertainment solutions along with wired networking solutions and Wireless Fidelity networking solutions, also known as Wi-Fi, for high speed internet access to hotels, resorts, and time share properties.  As of June 14, 2012 our current customer base consisted of approximately 247 hospitality properties representing approximately 42,650 hotel rooms served, in addition to approximately 1,300 residential and business customers.

Roomlinx’ wired and wireless networking solution offers easy to use access, providing instant and seamless connections for laptop users from anywhere throughout a property, including guest rooms, meeting rooms, back office and public areas, over a high-speed connection that is up to 300 times faster than a standard dial-up modem. Users on this network have access to home and corporate email accounts and Virtual Private Networks, also known as VPNs. These users have flexible billing options, choosing from any one of free service, flat rate, time-based usage or unlimited. In addition these users can expand the service to include value-added services such as wireless point of sale, maintenance, check-in and internet telephony services.

The Roomlinx in-room media and entertainment product (Interactive TV) provides premium applications for internet-based business and entertainment media to venues serving the visitor-based market such as hotels, resorts, and time share properties.  The media and entertainment offering includes a broad range of content and features to satisfy guests while maximizing revenue opportunities for the hotelier.  The solution includes movies, international and US television programming, music and news; games, local travel and concierge information; and business productivity tools that include desktop applications, conferencing and printing applications.

The Company generates revenue through:

1.	Ongoing connectivity service and support contracts
2.	Delivery of content and advertising
3.	Delivery of business and entertainment applications
4.	E-commerce
5.	The customization of its software for the in-room media product

Roomlinx provides residential and business customers telecommunication services including telephone, satellite television, and wired and wireless internet access. Telephone service is provided through traditional, analog “twisted pair” lines, as well as digital voice over internet protocol (“VoIP”)  Analog phone service is typically provided via an interconnection agreement with CenturyLink, Inc. (formerly Qwest Communications), which allows the Company to resell CenturyLink service through their wholesale and retail accounts with CenturyLink.  VoIP service is provided at properties where the Company maintains a broadband internet service to the end customer, allowing the Company to provide digital phone service (VoIP) over the same lines as their internet service.

Television service is typically provided via the Company’s agreements with DISH Network and DirecTV.  Most television service to customers is provided via a head-end distribution system, or an L-Band digital distribution system.   Television service is offered in high definition whenever possible.

Internet service is provided via both wired and wireless network design. The Company provisions and manages broadband access to the residential customers through both wholesale and resale methods.  Wholesale methods exist when the Company owns and controls the internet circuit and resale methods exist when the Company uses an affiliated third party to provide the internet circuit.

The Company generates revenue through:

●	Network design and installation services
●	Delivery of telephone service (billed monthly)
●	Delivery of Internet service (billed monthly)
●	Delivery of television service (billed by the satellite provider with monthly commissions paid to the Company)
●	Management fees for the management of affiliated communication systems

The highlights and business developments for the year ended December 31, 2011 include the following:

❖	Total revenues and gross profit increased 38%.
❖	Hospitality revenues increased 24%.
❖	Roomlinx installed their Interactive TV platform into its largest property to date – a 1,193 room Hyatt Regency hotel in New Orleans.

❖	Reached preliminary memorandum of understanding with ViaMedia Proprietary Limited to distribute iTV product within select nations throughout Africa and the Middle East.
❖	Successfully installed iTV in Canada.
❖	Developed two additional product tiers of Interactive TV; a “Mid” tier product called SmartTV and a “Lite” tier. The two additional products allow Roomlinx to market to all brand levels of hotels.
❖	Rolled out version 3.0 of the Roomlinx Interactive TV platform. Which included the following new features:
■	Interactive Program Guide (“click and go” guide)
■	Room service ordering
■	Searchable VOD Electronic Program Guide
■	Reader Board Integration
■	Meeting and Conventions advertising platform
■	Dynamic guest billing
■	Guest Service integration
■	HSIA and iTV portal integration
■	Rollerball remote control

Recent Financial Development

On May 4, 2012, Roomlinx entered into a Securities Purchase Agreement with certain investors, pursuant to which the investors purchased Units from Roomlinx for a purchase price of $2.50 per Unit.  Each Unit consisted of (x) one share of common stock of Roomlinx and (y) a warrant to purchase one-half share of common stock at an exercise price of $3.75 per share, subject to adjustment as provided in the warrant.  Roomlinx sold and issued an aggregate of 1,200,000 shares of common stock to the investors and issued warrants to the investors for the purchase of an aggregate of an additional 600,000 shares of common stock.  Roomlinx received aggregate gross proceeds of $3,000,000 from the investors in respect of the sale of Units.

Our Services

Currently we offer the following services to our customers:

❖	site-specific determination of needs and requirements;
❖	design and installation of the wireless or wired network;
❖	customized development, design and installation of a media and entertainment system;
❖	IP-based delivery of on-demand high-definition and standard-definition programming including Hollywood, Adult, and specialty content;
❖	delivery of free-to-guest television programming via satellite;
❖	delivery of an interactive (“click and go”) programming guide;
❖	full maintenance and support of the network and Interactive TV product;
❖	technical support to assist guests and hotel staff 24 hours a day, 7 days a week, 365 days a year; and
❖	delivery of an advertising and E-commerce platform through iTV.

The main services we currently offer are the installation and servicing of wired and wireless networks and the development and installation of our Interactive TV product for hotels.

Our strategy is to focus our resources on delivering a wide range of communication, information, advertising, and E-commerce services to the hospitality industry. In addition, we plan to aggressively penetrate the hotel, resort, and timeshare verticals through direct sales, channel sales agents, and acquisitions. The networks that we install can supply the hotel with all of the internet requirements to the hotel’s back office, guest rooms, restaurants, lobbies, convention center and meeting rooms over the internal local area network (LAN). Users access the Internet without any modification to their computer and can walk freely about the premises while still being connected to the network.

When we commence service to a new hotel property, we install hardware in the hotel and integrate that hardware into the hotel’s billing server. We give the client hotel property two options in acquiring our high-speed Internet services: the hotel can buy the system and pay us a monthly service fee to maintain technical support (usually on a per room per month basis), or the hotel can lease-to-own the system with a third party and pay us a monthly service fee. We also obtain fee income by enabling “meeting rooms” for our hotel customers.

We generally have the first right of refusal to provide all wireless services to the hotel as well as to provide value added services over the installed network. We believe that we will continue to increase sales and gross profits by offering Interactive TV product to our current wired and wireless internet customer base.  Roomlinx’ goal is to be the sole source solution for in-room technology, redefining how the hotel guests access traditional free-to-guest television, contemporary web content, premium, pre-release, and high-definition material, along with business tools and information specific to the property and their stay. We currently deliver this via our user-friendly, streamlined interface displayed on a sleek, flat-panel HD LCD television and powered by our Roomlinx media console.  We believe we have truly converged the television and personal computer into one offing in hotel rooms.

We believe that the potential market for our services is largely underserved, providing us with opportunities for additional growth. Subject to capital constraints, we intend to leverage the “Roomlinx” brand and distribution to offer a wider portfolio of products and services.

We seek to deepen penetration within our installed customer base and expand the breadth of our overall customer base by distinguishing our current and future offerings with value-added solutions through increased marketing activities.

Our Strategy

Our short term strategies include the following:

❖	We are seeking to grow the number of rooms installed with our Interactive TV product.
❖	We are seeking to make our Interactive TV product our core competency and focus on quality service and highly-profitable opportunities.
❖	We are seeking to grow the number of rooms under management. We can improve our margins through the recurring revenues that we receive from rooms under management.
❖	We are seeking to attain preferred vendor status or become a brand standard with premier hotel chains. Our hotel customers include many of the country’s most highly regarded hotel chains.
❖	We aspire to increase our advertising revenue by leveraging the iTV installations throughout the Hyatt portfolio.
❖	We plan to forge strong business partnerships with Fortune 500 companies that create operational efficiencies and product enhancements.
❖	We plan to increase our investor relations efforts.
❖	We are seeking to leverage our core competencies by expanding the markets we serve beyond the United States, Canada, Mexico and Aruba into the Middle-East, Africa, Central America and the Caribbean.
❖	We anticipate expanding the IP-based services and Interactive TV platform that we offer to include:
●	Integration with new and ever increasing consumer web applications;
●	Continued custom integration with the Hotel’s back office applications;
●	Expanded IP-based advertising through the LCD television and laptop;
●	Expanded IP-based E-Commerce through the LCD television and laptop;
●	Growth in our custom software development and professional services revenues.

❖	Through acquisition or organic growth we plan to:
■	Increase our media and entertainment base of customers;
■	Increase our high speed Internet base of customers;

■	Continue to focus on increasing revenues in our Canadian and other foreign segments; and
■	Offer additional synergistic technologies or services that allow us to sell more of our Interactive TV product.

Our longer term strategies include the following:

❖	We plan to offer our Interactive TV product to the consumer market;
❖	Expansion into the European and Asian hotel markets; and
❖	Expansion into additional vertical markets, such as healthcare and assisted living.

Ultimately, we plan to profile ourselves as our customers’ central communications, entertainment and media provider. However, we cannot assure our investors that we will be successful in attaining these goals or that we will not pursue other strategies when opportunities arise. Capital constraints and competition, among other factors, may preclude us from attaining our goals.

Sales and Marketing

Sales

As of June 14, 2012 our direct sales force consisted of six persons and our channel sales program consisted of one master sales agent and over 30 sales agents.  While we will always require a small in-house team of direct sales representatives, we believe that if we are to grow the scale of our operations, it will be necessary for us to develop a channel sales program utilizing sales agents and re-sellers. As a result, our direct sales are supplemented by strategic alliances with communication marketing companies and communication providers. These organizations already have preferred access to customers, which may give us an advantage in the marketplace. These sales representatives are paid on a commission basis. We provide sales training and packaged marketing materials to our independent representatives in order to obtain optimum installation contracts.

There are four succinct areas of outsource marketing in the hospitality sector that we concentrate our sales efforts on:

❖
Hospitality Consultants - This group sells consulting services to hotel ownership and management groups.  For the most part, they have strong relationships with the aforementioned groups to provide consulting expertise.

❖
Independent Communication Sales Representatives, and Representative Organizations – this group sells communication products into the hotel industry.  Because they sell multiple lines of communication services to hotels, they have direct contact with the Information Systems director. These services save money for the hotels as well as providing them with additional income to the hotel, and as such they have good access to the decision-maker in this market.

❖
Wholesale Equipment Suppliers, Equipment Installers in the Hospitality Market - this group sells and installs central phone systems - also known as PBX systems - voice mail systems, property management systems and software related services directly into the hotel market. Since these services are directly related to both the income and marketing sides of the hospitality area, we believe that their access to this clientele is very good.

❖	The Hotel Interconnect Individual or Companies - this group handles the installation and the maintenance for the independent communications sales representative and interconnect companies.

Typically, at least one and often all four of the above groups interact with the hotel industry on a daily basis. This provides us with a valuable source of sales and marketing personnel with direct contact into the industry.

Marketing

We typically deploy a marketing mix consisting of grass roots marketing by joining industry specific affiliations such as HTNG (Hotel Technology Next Generation) and AHLA (American Hotel and Lodging Association) direct mail, internet direct response, print ads in periodicals aimed at hospitality industry, and tradeshow sponsorship and support.

Operations

We have built a foundation on which to achieve quality customer service and scalability. We have achieved this by building the internal infrastructure, partnerships, and quality controls to scale quickly and offer quality services within the following areas: system integration, system deployment, software development, project management, and technical support and service.

For our high speed wired and wireless offering we act as a system design, installer, and integrator that aggregates the products and services required to install wireless high-speed networks and deploys them through a delivery infrastructure that combines in-house technical and RF (radio frequency) experts with select system integrators in the customer’s area. After installation we seek to manage the network under a long-term contract.

For our proprietary Interactive TV platform and video-on-demand offering we control the development of the product in-house allowing us to have ultimate control of response time to customer requests for product customization and version updates.  For installation and support we utilize both certified partners and in-house personnel.  We use In-house personnel for project management and pro-active monitoring of our technical components in the field.

For our free-to-guest television programming we design and deploy these projects using in-house personnel, as well as third party certified companies.  We purchase satellite television programming from DirecTV and then resell to our hotel customers.  Ongoing service and support is provided using in-house resources and certified partners.  We use in-house personnel for project management and pro-active monitoring of our technical components in the field.

For our residential telecommunications offerings, we design and deploy these projects using in-house personnel, as well as occasionally outsourcing installation labor if needed.  Ongoing service and support is provided using in-house resources.  Television content and bandwidth provisioning is secured through 3rd party providers, such as DISH Network, DirecTV, and Qwest.

Competition

Wired and Wireless High-Speed Internet Offering

The market for our high-speed internet (“HSIA”) services has leveled off. Our competitors may use the same products and services in competition with us. With time and capital, it would be possible for competitors to replicate our services and offer similar services at a lower price. We expect that we will compete primarily on the basis of the functionality, breadth, quality and price of our services. Our current and potential competitors include.  Other wireless high-speed internet access providers, such as I-Bahn, Guest-Tek, ATT&T, and LodgeNet.

Many of our existing and potential competitors may have greater financial, technical, marketing and distribution resources than we do. Additionally, many of these companies may have greater name recognition and more established relationships with our target customers.

Media and Entertainment

The competitors to our Interactive TV platform are in its infancy.  However, due to our traction we believe companies may try to duplicate our offering.    Because of the technical challenges, the cost to develop, and the inability to develop quickly, we do not believe the majority of our competitors will be able to duplicate our offering and bring to market quickly.

The market for free to guest services in the hospitality industry is strong, and we believe it will remain strong for the future due to the demand for HD content.   We continue to win customers by being a single source for all of a hotel’s telecommunication needs and offering our value added iTV platform.

Current competition consists of players offering portions of our offering, such as video on demand, internet access, and free-to-guest programming; these competitors include:

●	LodgeNet, SuiteLinq, KoolKonnect, NXTV, World Cinema, and Guest-Tek

Residential and Business Telecommunications

This market is served by multiple competitors, primarily the Incumbent Local Exchange Carriers (ILECs) (CenturyLink), the cable company (Comcast), and multiple small independent companies providing individual television, telephone, and internet services.  We believe we will continue to gain customers by distinguishing ourselves from our competitors by superior service and competitive pricing.  Sometimes we gain a competitive advantage because we are not an ILEC or large cable company, as many customers prefer a company who is not so large and cannot give customized attention to their individual needs.

Many of our existing and potential competitors may have greater financial, technical, marketing and distribution resources than we do. Additionally, many of these companies may have greater name recognition and more established relationships with our target customers.

Research and Development

We seek to continually enhance the features and performance of our existing products and services. In addition, we are continuing to evaluate new products to meet our customers’ expectations of ongoing innovation and enhancements.

Our ability to meet our customers’ expectations depends on a number of factors, including our ability to identify and respond to emerging technological trends in our target markets, develop and maintain competitive products, enhance our existing products by adding features and functionality that differentiate them from those of our competitors and offering products on a timely basis and at competitive prices. Consequently, we have made, and we intend to continue to make, investments in research and development.

Patents and Trademarks

We own the registered trademarks of “SuiteSpeed®”, “SmartRoom®” and “Roomlinx®”.  We also have proprietary processes and other trade secrets that we utilize in our business.

Number of Employees

As of June 14, 2012, we had a total of 59 full-time personnel and 3 part-time personnel. None of our employees are covered by a collective bargaining agreement. We believe that our relations with our employees are good.

Environmental Matters

We believe that we are in compliance with all current federal and state environmental laws and currently have no costs associated with compliance with environmental laws or regulations.

Dependence On Key Customers and Suppliers

We are not dependent on any single customer or a few major customers for a material portion of our revenues, however, as a result of having signed the Master Services & Equipment Purchase Agreement with Hyatt Corporation (as described above), the Company anticipates this will change in the future.

The remote control devices required to utilize our services are currently supplied by a single supplier.  The content for our unlimited movie services is currently supplied by a single supplier.  Our set top boxes are currently supplied by a single supplier, although we are currently testing set top boxes from additional suppliers.  It would require some time in order for us to replace a supplier.  Therefore, in the event that the supply of any of these items from any of these suppliers was to be interrupted without sufficient notice, it would have a material adverse impact on us.

Legal Proceedings

The Company is in receipt of a District Court Civil Summons, dated May 29, 2012, In the matter of “CLC Networks, Inc. and Skada Capital, LLC v. Roomlinx, Inc.”, commenced in the District Court of Boulder County, Colorado (the “Action”).  The plaintiffs in the Action claim that the Company owes them certain unpaid sales commissions, including with respect to Hyatt Corporation in connection with that certain Master Services and Equipment Purchase Agreement, as described in the Company’s Current Report on Form 8-K, as filed with the Securities and Exchange Commission on March 13, 2012.  The Company believes the plaintiffs’ claims are without merit.  The Action is currently pending.

Other than the foregoing, no material legal proceedings to which the Company (or any officer or director of the Company, or any affiliate or owner of record or beneficially of more than five percent of the Common Stock, to management’s knowledge) is party to or to which the property of the Company is subject is pending, and no such material proceeding is known by management of the Company to be contemplated.

Description of Property

The Company leases office space, consisting of 10,499 square feet, at 11101 W 120th Avenue, Broomfield, CO 80021.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Statements used in this prospectus, in filings by the Company with the Securities and Exchange Commission (the “SEC”), in the Company’s press releases or other public or stockholder communications, or made orally with the approval of an authorized executive officer of the Company that utilize the words or phrases “would be,” “will allow,” “intends to,” “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimate,” “project,” or similar expressions speaking to anticipated actions, results or projections in the future speak only as of the date made, are based on certain assumptions and expectations which may or may not be valid or actually occur, and which involve various risks and uncertainties, such as those set forth under “Risk Factors”.  The Company cautions readers not to place undue reliance on any such statements and that the Company’s actual results for future periods could differ materially from those anticipated or projected.

Unless otherwise required by applicable law, the Company does not undertake, and specifically disclaims any obligation, to update any forward-looking statements to reflect occurrences, developments, unanticipated events or circumstances after the date of such statement.

The following discussion and analysis should be read in conjunction with our consolidated financial statements and related notes included as part of this prospectus or incorporated in our SEC filings.

Roomlinx, Inc., a Nevada corporation (“we,” “us” or the “Company”), provides four core products and services:

Wired Networking Solutions and Wireless Fidelity Networking Solutions.

We provide wired networking solutions and wireless fidelity networking solutions, also known as Wi-Fi, for high speed internet access at hotels, resorts, and timeshare locations. The Company installs and creates services that address the productivity and communications needs of hotel, resort and timeshare guests. We specialize in providing advanced Wi-Fi wireless services such as the wireless standards known as 802.11a/b/g/n/i.

Hotel customers sign long-term service agreements, where we provide the maintenance for the networks, as well as the right to provide value added services over the network.

The Company generates revenue through:

●	Ongoing connectivity service and support contracts
●	Network design and installation services

Customers typically pay a one-time fee for the installation of the network and then pay monthly maintenance fees for the upkeep and support of the network.

In-room media and entertainment.

The Company develops proprietary software and integrates hardware to facilitate the distribution of its Interactive TV platform. With Roomlinx iTV guests will have access to a robust feature set through the HDTV such as:

●	Internet Apps including Netflix, Pandora, Hulu, YouTube, Facebook, and many more
●	International and U.S. television programming on demand
●	Click and Go TV program guide or Interactive Program Guide (“IPG”)
●	Web Games
●	MP3 player and thumb drive access
●	Ability to send directions from the iTV system to a mobile device

Hotel guests can also easily order room service, interact with hotel associates, make restaurant reservations, edit and print documents as well as gain direct access to local dining, shopping, nightlife, cultural events or attractions all through a dynamic user interface on the TV.  The Interactive TV platform integrates the TV and Internet experience.

The Company provides proprietary software, a media console, which may include a DVD player, and numerous input jacks for the hotel guest, a proprietary wireless keyboard with built-in mouse, and a proprietary remote control with a built in mouse. The Company installs and supports these components.

The Company also supplies video-on-demand services to the hospitality industry.  Roomlinx offers a full selection of video-on-demand services and technology; including first non-theatrical release Hollywood motion pictures, adult, and specialty content.

Hotel customers sign long-term service agreements, where we provide the maintenance for the networks, as well as the right to provide value added services over the network.

The Company generates revenue through:

●	Ongoing connectivity service and support contracts
●	Network design and installation services
●	Delivery of content and advertising
●	Delivery of business and entertainment applications
●	E-commerce
●	The customization of its software
●	Software licensing
●	Delivery of pay-per-view content
●	Sale of video-on-demand systems

Free-To-Guest Television Programming (“FTG”).

Our hotel satellite television programming services provide for delivery and viewing of high definition and standard definition television programming for hotels, resorts, and time share properties.  The Company installs and provides services that address the entertainment and information needs of hotel guests and resort guests. We specialize in providing advanced high definition equipment for delivering digital television programming such as ESPN, HBO, Starz, and other specialty and local channels.

The Company generates revenue through:

●	The design and installation of FTG systems
●	Delivery of television programming fees and/or commissions

Customers typically pay a one-time fee for the installation of the equipment and then pay monthly programming fees for delivery of a specific TV channel lineup.

Residential Media and Communications

We provide residential and business customers telecommunication services including telephone, satellite television, and wired and wireless internet access. Telephone service is provided through traditional, analog “twisted pair” lines, as well as digital voice over internet protocol (“VoIP”)  Analog phone service is typically provided via an interconnection agreement with CenturyLink, Inc. (formerly Qwest Communications), which allows the Company to resell CenturyLink service through their wholesale and retail accounts with CenturyLink.  VoIP service is provided at properties where the Company maintains a broadband internet service to the end customer, allowing the Company to provide digital phone service (VoIP) over the same lines as their internet service.

Television service is typically provided via the Company’s agreements with DISH Network and DirecTV.  Most television service to customers is provided via a head-end distribution system, or an L-Band digital distribution system.   Television service is offered in high definition whenever possible.

Internet service is provided via both wired and wireless network design. The Company provisions and manages broadband access to the residential customers through both wholesale and resale methods.  Wholesale methods exist when the Company owns and controls the internet circuit and resale methods exist when the Company uses an affiliated third party to provide the internet circuit.

The Company generates revenue through:

●	Network design and installation services
●	Delivery of telephone service (billed monthly)
●	Delivery of Internet service (billed monthly)
●	Delivery of television service (billed by the satellite provider with monthly commissions paid to the Company)
●	Management fees for the management of affiliated communication systems

Trends and Business Outlook

Our goal is to be the leading provider of all facets of in-room entertainment, programming and internet connectivity.  We believe that we are developing the scale, capacity, and reach to respond to customers’ needs quickly and that our product offerings differentiate us from other market participants in terms of usability, technical innovation and breadth of offerings. Over the past year, we have taken significant steps towards these goals and in the first quarter of 2012, we signed a master service agreement with Hyatt Corporation validating our technology and our market approach.  We anticipate our focus shifting to operations in order to execute on the Hyatt master service agreement.  We anticipate installing up to 60,000 Hyatt hotel rooms over the next twenty-four months.

We believe there has been a fundamental shift in the way people communicate and from where they get their content.  This shift is affecting guest habits within the hotel room.  Hotel guests are getting their content from the internet or alternative, mobile sources like laptops and smart phones.  Roomlinx developed the Interactive TV platform to embrace these changing habits and allow guests easy access to their content, work, and the internet via the in-room flat panel LCD.   The majority of Roomlinx’s growth is the result of a fundamental shift in the way people communicate and from where they get their content and this shift is affecting guest habits within the hotel industry.  We have seen strong usage of the Interactive TV platform at our current hotel installations and we believe there is even greater ability to monetize our Interactive TV platform as we increase hotel penetration and usage.  We believe our Interactive TV platform creates a true differentiation for Roomlinx and we will continue to invest in product enhancements and Interactive TV sales and marketing efforts.

Although our current results demonstrate the initial success of our efforts, general economic conditions and market uncertainty may still negatively affect our financial results in future periods.  We anticipate that the rate of new orders may vary significantly from quarter to quarter. Consequently, if anticipated sales and shipments in any quarter do not occur when expected, expenses and inventory levels could be disproportionately high, and our operating results for that quarter and future quarters may be adversely affected.  Further, given the lag between the incurrence of expenses in connection with sales “wins” and the resulting revenue stream, we anticipate that, while we will see organic growth that positions us for future profitability, our costs of sales and other operating expenses will exceed our revenues in the near term.  We have incurred operating losses since our inception.

Results of Operations

On March 12, 2012, Roomlinx and Hyatt Corporation entered into a Master Services and Equipment Purchase Agreement (hereinafter the “Hyatt MSA”) pursuant to which Roomlinx agreed to provide in-room media and entertainment solutions, including its proprietary Interactive TV (or iTV) platform, high speed internet, free-to-guest, on-demand programming and related support services, to Hyatt-owned, managed or franchised hotels that are located in the United States, Canada and the Caribbean.  Roomlinx’s iTV system may be provided in the “full option” (Interactive TV), the “mid option” (SmartTV) or the “lite option” (Video on Demand).

Three months ended March 31, 2012 compared to the three months ended March 31, 2011

Revenues for the three months ended March 31, 2012 and 2011 were $1,537,541 and $1,423,172 respectively, an increase of $114,369 or 8%, resulting from a 20% increase in installation revenues associated with in-room media and entertainment products and a 7% increase in recurring revenues.

Direct costs exclusive of operating expenses and depreciation for the three months ended March 31, 2012 and 2011 were $1,220,378 and $963,383 respectively, an increase of $256,995 or 27%.  The increase in cost allocation is 55% to installation revenue and 45% to recurring revenue.  The cost of installation was primarily attributable to increased installation material costs for a pilot program while the costs associated with recurring revenues reflect additional personnel costs in our 24x7 call center.  This was expected as the Company has increased headcount to support future demand as a result of the Hyatt MSA.

Hospitality

Our Hospitality segment includes hotel and meeting rooms in the following geographic segments: United States, Canada, and Other Foreign.  As of March 31, 2012 and 2011, Other Foreign included Mexico and Aruba.  The products offered under our hospitality segment include the installation of, and the support and service of, high-speed internet access, interactive TV services, free to guest programming, and on-demand programming, as well as advertising and e-commerce products.

United States: US hospitality revenue for the three months ended March 31, 2012 and 2011 was $1,105,549 and $886,371 respectively, an increase of $219,178 or 25%.  This increase is primarily due to increased installations, hardware sales, and recurring revenue streams of our media and entertainment products.

Canada: Canadian hospitality revenue for the three months ended March 31, 2012 and 2011was $159,074 and $264,992 respectively, a decrease of $105,918 or 40%.   This revenue is primarily variable as it is dependent on hotel guest purchases of video on demand films.

Other Foreign: Other foreign hospitality revenue for the three months ended March 31, 2012 and 2011 was $34,004 and $48,669, respectively, a decrease of $14,665 or 30%.

Residential

Our residential segment includes multi-dwelling unit and business customers in the United States.  The products offered include the installation of, and the support and service of, telephone, internet, and television services.

Residential revenue for the three months ended March 31, 2012 and 2011 was $238,914 and $223,140 respectively, and increase of $15,774 or 7%.

Operational Expenses

Total operating expense for the three months ended March 31, 2012 and 2011 was $1,261,814 and $998,206; an increase of $263,608, or 26%.  This increase was primarily due to payroll and related costs associated with hiring personnel to scale our operations for anticipated rapid growth of installation of our products pursuant to the then ongoing negotiation and signing of the Hyatt MSA on March 12, 2012.

Our operations department expense increased $206,786 to $438,763 in the three months ended March 31, 2012 compared to the same period in 2011.  This increase is primarily due to an increase of $140,781 in payroll and related expenses related to increased staffing levels to support our commitments in regards to the Hyatt MSA.

Our product development department expense increased $38,292 to $260,733 in the three months ended March 31, 2012 compared to same period in 2011.  This increase is primarily due to an increase in payroll and related costs of $54,227 in 2011, less a decrease of $23,916 in the cost of test equipment resulting from utilization of similar equipment at current hotel installations.

Our selling, general and administrative expenses increased $13,888 to $383,216 in the three months ended March 31, 2012 compared to the same period in 2011.  This increase is attributable to an increase in payroll and related costs offset by decreased stock compensation expense.

Depreciation expense for the three months ended March 31, 2012 and 2011 was $179,102 and $174,460 respectively, an increase of $4,642 or 2.7%.

Our operating loss for the three months ended March 31, 2012 and 2011 was $944,651 and $538,417 respectively, an increase of $406,234 or 75%.  This increase is primarily attributable to personnel costs associated with the hiring of operational personnel to support the Hyatt MSA as more fully described under total operating expense.

Non-Operating

For the three months ended March 31, 2012 and 2011, our non-operating income was $57,968 and $64,578 respectively.  Non-operating income consists of interest income earned on lease receivables.

Our non-operating expenses for the three months ended March 31, 2012 and 2011 were $ $138,552 and $63,528 respectively, an increase of $75,024.  This increase is primarily attributable to an increase in interest expense of $29,330 consistent with the increase in our line of credit and an increase in financing costs of $52,484 associated with debt discount expense on warrants issued pursuant to draws against our line of credit.  Our foreign currency loss was $390 for the three months ended March 31, 2012 as compared to $3,550 for the three months ended March 31, 2011.  This decrease is due to the fluctuations in the value of the foreign currency.

For the three months ended March 31, 2012, we reported a net loss of $1,025,235, compared to a net loss of $537,367 for the three months ended March 31, 2011. As discussed above, increased personnel costs associated with the ramp up of personnel to support the Hyatt MSA was the primary factor that contributed to the increased net loss.

Year Ended December 31, 2011 Compared to the Year Ended December 31, 2010

Our revenues for the years ended December 31, 2011 and 2010 were $6,223,925 and $4,495,196 respectively, an increase of $1,728,729 or 38.5% resulting from (i) an increase from Canadian Communications, LLC revenue streams of $1,479,271 resulting primarily from the inclusion of Canadian Communications, LLC operations for the full year ended December 31, 2011 versus 2010 where such operations were only included from and after the October 1, 2010 acquisition date (ii) an increase of $627,482 in recurring revenue streams from our in-room media and entertainment products, and (iii) a decrease in revenues of $378,024 attributable to fewer installs due to extended sales process associated with larger hotel groups.

Cost of goods sold for the years ended December 31, 2011 and 2010 were $4,757,072 and $3,429,701 respectively, an increase of $1,327,371 or 38.7% resulting from (i) an increase of $1,151,492 of costs attributable to Canadian Communications, LLC operations being included for the full 2011 year versus 2010 where such operations were only included from and after the October 1, 2010 acquisition date.

Gross profit for the year ended December 31, 2011 was $1,466,853, an increase of $401,358 or 37.7% over the $1,065,495 gross profit for the year ended December 31, 2010.  This increase is attributable to changes in revenues and cost of goods sold discussed above.

Hospitality

The hospitality segment includes hotel and meeting rooms in the following geographic segments: United States, Canada, and Other Foreign.  As of December 31, 2011, Other Foreign included Mexico and Aruba.  The products offered under our hospitality segment include the installation of, and the support and service of, high-speed internet access, interactive TV services, free to guest programming, and on-demand programming, as well as advertising and e-commerce products.

United States: The US hospitality revenues for the years ended December 31, 2011 and 2010 were $3,909,726 and $3,710,427 respectively, an increase of $199,299 or 5.4%.  This increase is primarily due to the increase in our recurring revenue streams of our media and entertainment products.

The US hospitality cost of goods sold for the years ended December 31, 2011 and 2010 were $3,092,157 and $2,963,630 respectively, an increase of $128,527 or 4.3%.  This increase is primarily attributable to the increased media and entertainment sales mentioned above

The gross profit associated with our US Hospitality revenue streams were $817,569 and $746,797 for the years ended December 31, 2011 and 2010, respectively, an increase of $70,772 or 9.5% in 2011 over 2010.

Canada: The Canadian revenues for the years ended December 31, 2011 and 2010 were $1,170,319 and $413,165 respectively, an increase of $757,154 or 183%.  This increase is primarily attributable to increased media and entertainment sales and the Video-On-Demand revenue stream resulting from the inclusion of Canadian Communications, LLC results of operation for all of 2011 as opposed to 2010 where such operations were included for only three months.

The Canadian cost of goods sold for the years ended December 31, 2011 and 2010 were $935,442 and $312,209 respectively, an increase of $623,233 or 200%.  This increase is primarily attributable to the inclusion of Canadian Communications, LLC results of operation for all of 2011 as opposed to 2010 where such operations were included for only three months.

The gross profit associated with the Canadian hospitality revenue streams were $234,877 and $100,956 for the years ended December 31, 2011 and 2010 respectively, an increase of $133,921 or 133%. The gross profit, as a percent of sales, declined in 2011 due to an increase in personnel costs.

Other Foreign: The other foreign hospitality revenues for the years ended December 31, 2011 and 2010 were $201,563 and $141,297 respectively, an increase of $60,266 or 42.7%, primarily due to the Video-On-Demand revenue stream resulting from Canadian Communications, LLC being included for the full year ended December 31, 2011 as opposed to 2010 where such revenue streams were included only for the three months ended December 31, 2010.

The other foreign cost of goods sold for the years ended December 31, 2011 and 2010 were $91,921 and $35,701 respectively, an increase of $56,220 or 157%, primarily due to the foreign costs of goods sold from Canadian Communications, LLC being included for the full year ended December 31, 2011 as opposed to 2010 where such revenues streams were included only for the three months ended December 31, 2010.

The gross profit associated with other foreign hospitality revenue streams increased $4,046, or 3.8%, from $105,596 during the year ended December 31, 2010 to $109,642 during the year ended December 31, 2011. The gross profit, as a percent of sales, declined in 2011 due to an increase in personnel costs.

Residential

The residential segment includes multi-dwelling unit and business customers in the United States.  The products offered include the installation of, and the support and service of, telephone, internet, and television services.  The residential segment was acquired through the Canadian Communications, LLC acquisition on October 1, 2010.

For the years ended December 31, 2011 and December 31, 2010, residential revenues were $942,317 and $230,307 respectively, an increase of $712,010 cost of goods sold were $637,552 and $118,161 respectively, an increase of $519,391 and the gross profit was $304,765 and $112,146 respectively an increase of 192,619.  These increases are primarily attributable to the inclusion of Canadian Communications, LLC results of operations for all of 2011 as opposed to 2010 where such operations were only included for three months. The gross profit, as a percent of sales, declined in 2011 due to an increase in personnel costs to support new installations.

Operational Expenses

Total operating expenses for the years ended December 31, 2011 and 2010 were $4,166,713 and $2,907,450 respectively, an increase of $1,259,263 or 43.3%.  This increase was due primarily to (i) compensation and related costs resulting from the inclusion of Canadian Communications LLC for the full year 2011 verses only three months in 2010 and hiring in response to the expected ramp-up in demand for our products and services, (ii) increased stock compensation expense, and (iii) depreciation expense resulting from the Canadian Communications, LLC acquisition.   Incremental payroll and related costs attributable to increased personnel accounted for $581,480 or 46.2% of the 2011 increase while stock compensation accounted for an additional $197,266 or 15.7% in 2011 increase.  Non-cash incremental costs included $445,147 of depreciation expense primarily on property acquired in the purchase of Canadian Communications, LLC.

Operations expenses increased $200,046 to $925,293 in the year ended December 31, 2011 compared to the same period in 2010.  This increase is primarily due to increase of $238,002 in compensation and related costs, and a reduction of $36,798 in telecommunication costs resulting from the acquisition of Canadian Communications, LLC.

Product development expenses increased $311,895 to $725,993 in the year ended December 31, 2011 compared to same period in 2010.  This increase is primarily due to compensation and related costs plus contractual services in the amount of $238,002 and product development costs of $37,812.  Product development costs are expected to continue to increase with expanded developmental efforts being led to enhance media and entertainment product offerings in order to accommodate growing customer demands.

Sales and marketing expenses decreased $183,426 to $419,174 in the year ended December 31, 2011 compared to same period in 2010.  This decrease is primarily due to a decrease in compensation and related costs of $150,797 and a decrease of $20,850 in promotional expenses as our marketing strategy evolved to focus resources and pursue a few large hotel groups culminating in the execution of a Master Services Agreement in 2012 with Hyatt Corporation.

General and administrative expense increased $479,601 in the year ended December 31, 2011 compared to the same period in 2010.  This increase is primarily due to (i) an increase in compensation expense and related costs in the amount of $244,740 attributable to an increase in personnel and contractual services to support and position the Company for future growth and (ii) an increase in stock compensation expense in the amount of $197,266.

Depreciation expense for the years ended December 31, 2011 and 2010 was $695,817 and $250,670, respectively, an increase of $445,147 or 177% in 2011 associated with assets acquired through Canadian Communications, LLC on October 1, 2010.

Our operating loss increased to $2,699,860 for the year ended December 31, 2011 compared to $1,841,955 during the year ended December 31, 2010; an increase of $857,905. This 46.6% increase is primarily attributable to the increase in our operating expenses.

Non-Operating

For the years ended December 31, 2011 and 2010, the Company’s non-operating income was $399,130 and $673,336 respectively.   The net decrease of $274,206 is primarily due to (i) an increase in interest income to $254,155 in 2011 from $102,229 in 2010, offset by (ii) a net decrease in non-cash income totaling $412,117 consisting of the recognition of gain on the forgiveness of debt of $144,810 in 2011 vs. the 2010 recognition of gain totaling $556,927 on the acquisition of Canadian Communications, LLC. The interest income pertains to the equipment leases to our customers.

Non-operating expenses for the years ended December 31, 2011 and 2010 were $353,665 and $100,385   respectively, an increase of $253,280 due primarily to an increase of $102,045 in interest expense incurred on our line of credit and an increase of $141,503 attributable to debt discount expense for the warrants issued in association to the draws on our line of credit.  Our foreign currency loss increased to $13,593 for the year ended December 31, 2011 as compared to $3,861 for the year ended December 31, 2010.  This increase is primarily due to the Canadian Communications, LLC acquisition of October 1, 2010 and its fluctuations in foreign currency valuations against the US dollar producing a full year of transaction losses in 2011 vs. three months in 2010.

For the years ended December 31, 2011 and 2010, the Company experienced net losses of $2,654,395 and $1,268,898 respectively, an increase of $1,385,391.  The increase in net loss is primarily due to the Company’s commitment to developing the necessary infrastructure to sustain the rapid growth required by and to service large hotel groups.  More specifically, the Company has increased its staffing levels as well as hired several senior management level personnel.  This resulted in an increase in total personnel costs of $778,745 consisting of $581,479 of payroll and related costs plus stock compensation expenses of $197,266.  The remainder of the increase in loss is attributable to the net effect of non-cash income and expense including the 2011 recognition of gain on the forgiveness of debt, the 2011 increase in depreciation expense associated with assets acquired through Canadian Communications, LLC on October 1, 2010, and the 2010 recognition of gain totaling on the acquisition of Canadian Communications, LLC.

Liquidity and Capital Resources

Three months ended March 31, 2012 compared to the three months ended March 31, 2011

As of March 31, 2012 we had $814,379 in cash and cash equivalents, which amount, in addition to the credit facility provided by Cenfin, LLC, is sufficient to fund operating activities, new product installations, and to continue investing in our new media and entertainment product through 2012.  Working capital at March 31, 2012 was $2,162,667.

Operating Activities

Net cash used by operating activities was $738,503 and $174,051 for the three months ended March 31, 2012 and 2011, respectively.  The increase in cash used in operations of $564,452 was primarily attributable to the increase in net loss of $486,058; while the fluctuation in working capital increased $495,297.  Fluctuations in working capital (current assets less current liabilities) are primarily due to the timing of the customer’s acceptance of installations resulting in the expensing of inventory and the corresponding revenue recognition of deposits previously classified as deferred revenue.  Changes in significant recurring non-cash adjustments, such as stock based compensation were offset by other non-cash items.

Investing Activities

Net cash used by investing activities was $207,915 for the three months ended March 31, 2012 compared to $343,197 during the same period in 2011.  The increase in cash of $551,112 was primarily attributable to (i) an increase in 2011 cash receipts against leases receivable totaling $91,473, and (ii) a savings of $426,900 resulting from equipment installation lease financing transactions in 2011 versus 2012.

Financing Activities

Net cash provided by financing activities for the three months ended March 31, 2012 and 2011 was $981,457 and $358,257 respectively.  The increase in cash $623,200 is primarily attributable to Company financing operations with advances against its line of credit and capital leases totaling $1,000,000 in 2012 compared to line of credit advances and sales of securities totaling $385,000 in 2011.  Payments on lease and notes payable also decreased $9,200 in 2012 vs. 2011.

Contractual Obligations

We have operating and capital lease commitments, note payable commitments, and a line of credit commitment. The following table summarizes these commitments at March 31, 2012:

Years ended	Line of	Notes	Lease Obligations		Minimum
March 31,	Credit	Payable	Capital	Operating	Payments
2013	$-	$44,298	$16,539	$82,592	$143,429
2014	464,000	-	13,740	132,849	610,589
2015	1,232,000	-	13,740	149,898	1,395,638
2016	2,480,000	-	-	76,042	2,556,042
2017	1,000,000	-	-	-	1,000,000
	$5,176,000	$44,298	$44,019	$441,381	$5,705,698

(1)	The Line of Credit, as shown on the Balance Sheet at March 31, 2012 is shown net of the debt discount of $1,425,343 or $3,750,657.

Year Ended December 31, 2011 Compared to the Year Ended December 31, 2010

As of December 31, 2011 the Company had $361,228 in cash and cash equivalents, which amount, in addition to the credit facility provided by Cenfin, LLC, is deemed sufficient to fund operating activities, new product installations, and to continue investing in our new media and entertainment product through 2012.  Working capital at December 31, 2011 was $1,303,989.

Operating Activities

Net cash used by operating activities was $970,731 and $1,614,450 for the years ended December 31, 2011 and 2010, respectively.  The increase in cash of $643,719 was attributable to an increase in non-cash adjustments of $1,247,193 and an increase in working capital of $812,366 funding the increase in loss from operations in the amount of $1,385,391.  Fluctuations in working capital (current assets less current liabilities) are primarily due to the timing of the customer’s acceptance of installations resulting in the expensing of inventory and the corresponding revenue recognition of deposits previously classified as deferred revenue.  Significant recurring non-cash adjustments include stock based compensation and warrant charges, depreciation expense and the amortization of the debt discount totaling $784,013, in addition to one-time non-cash adjustments for the forgiveness of studio debt in 2011 and a gain on the acquisition of Canadian Communications, LLC in 2010.

Investing Activities

Net cash used by investing activities was $1,498,051 and $2,405,221 for the years ended December 31, 2011 and 2010.  The increase in cash of $907,169 was primarily attributable to (i) an increase in 2011 cash receipts against leases receivable totaling $536,396, (ii) a reduction of $191,692 in capital expenditures and (iii) a savings of $461,639 resulting from no acquisition activity in 2011 vs. 2010.  These increases in cash were offset by an increase of $282,558 attributable to providing customers with equipment installation lease financing.

Financing Activities

Net cash provided by financing activities for the years ended December 31, 2011 and 2010 was $2,528,057 and $3,677,959 respectively.  The decrease in cash $1,149,804 is primarily attributable to Company financing operations with advances against its line of credit and the sales of securities totaling $2,605,000 in 2011 vs. $3,705,000 in 2010.

Contractual Obligations

We have operating and capital lease commitments, note payable commitments, and a line of credit commitment. The following table summarizes these commitments at December 31, 2011:

	Total	Less than 1 year	1 - 3 years	3 - 5 Years
Operating Lease Obligation	$24,260	$24,260	$-	$-
Capital Lease Obligation	5,479	5,479	-	-
Notes Payable	59,286	57,703	1,582	-
Line of Credit (1)	4,176,000	-	464,000	3,712,000
Total	$4,265,025	$87,442	$465,582	$3,712,000

(1)	The Line of Credit, as shown on the Balance Sheet at December 31, 2011 is shown net of the debt discount of $1,150,777 or $3,025,223.

Off Balance Sheet Arrangements

We do not have any off-balance sheet guarantees, interest rate swap transactions or foreign currency contracts. We do not engage in trading activities involving non-exchange traded contracts.

Inflation

We believe that inflation has not had a material effect on our operations to date.

Critical Accounting Policies and Estimates

Management’s Discussion and Analysis of Financial Condition and Results of Operations discuss our financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements requires management to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and the related disclosures of contingent assets and liabilities. On an on-going basis, management evaluates its estimates and judgments, including those related to revenue recognition, allowance for doubtful accounts and property and equipment valuation. Management bases its estimates and judgments on historical experience and on various other factors that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions and conditions.

Management believes the following critical accounting policies, among others, affect its more significant judgments and estimates used in the preparation of its consolidated financial statements.

The Company enters into contractual arrangements to provide multiple deliverables which may include some or all of the following - systems installations and a variety of services related to high speed internet access, free-to-guest programming, video on demand, and iTV as well as residential phone, internet and television.  Each of these elements must be identified and individually evaluated for separation. The term “element” is used interchangeably with the term “deliverable” and the Company considers the facts and circumstances as it relates to its performance obligations in the arrangement and includes product and service elements, a license or right to use an asset, and other obligations negotiated for and assumed in the agreement.  Analyzing an arrangement to identify all of the elements requires the use of judgment, however, once the deliverables have been identified, the Relative Fair Value of each Element was determined under the concept of Relative Selling Price (RSP) for which the Company applied the hierarchy of selling price under ASU Topic 650.

The effect of application of this standard may be to defer revenue recognition for installations across the service period of the contract and to re-allocate and/or defer revenue recognition across various service arrangements.

In order to promote the Interactive TV platform, Roomlinx has agreed to provide certain customers with direct sales-type lease financing to cover the cost of installation.  These transactions result in the recognition of revenue and associated costs in full upon the customer’s acceptance of the installation project and give rise to a lease receivable and unearned income.

We estimate the collectability of our trade receivables. A considerable amount of judgment is required in assessing the ultimate realization of these receivables, including analysis of historical collection rates and the current credit-worthiness of significant customers.

Inventory includes materials on-hand at our warehouses as well as the cost of hardware, software, and labor which has been incurred by us for installation at our customer’s property, but has not been accepted by the customer.

Since inception, we have accumulated substantial net operating loss carry forwards for tax purposes.  There are statutory limitations on our ability to realize any future benefit from these potential tax assets and we are uncertain as to whether we will ever utilize the tax loss carry forwards.  Accordingly, we have recorded a valuation allowance to offset the deferred tax asset.

The Company provides compensation costs for our stock option plans determined in accordance with the fair value based method to estimate the fair value of each stock option at the grant date by using the Black-Scholes option-pricing model and provide for expense recognition over the service period, if any, of the stock option.

In connection with the sale of debt or equity instruments, we may sell options or warrants to purchase our common stock. In certain circumstances, these options or warrants may be classified as derivative liabilities, rather than as equity. Additionally, the debt or equity instruments may contain embedded derivative instruments, such as conversion options, which in certain circumstances may be required to be bifurcated from the associated host instrument and accounted for separately as a derivative instrument liability.

Recent Accounting Pronouncements

For information regarding other recent accounting pronouncements and their effect on the Company, see “Recent Accounting Pronouncements” in Note 2 of the Unaudited Notes to Condensed Consolidated Financial Statements contained herein.

MANAGEMENT

Executive Officers and Directors

The biographies of each of our current executive officers, directors and significant employees below contain information regarding the person’s positions with the Company, business experience, director positions held currently or at any time during the last five years, information regarding involvement in certain legal or administrative proceedings, if applicable, and, for directors, the experiences, qualifications, attributes or skills that led to the conclusion that the person should serve as a director for the Company.

Name	Age	Position and Offices with the Company
Michael S. Wasik	43	Chief Executive Officer, Chief Financial Officer and Chairman of the Board of Directors
Steven Skalski	51	Chief Operating Officer
Judson Just	41	Director
Jay Coppoletta	33	Director

Michael S. Wasik has served as the Company’s Chief Executive Officer and member of the Board of Directors since November 2, 2005, and as the Company’s Chief Financial Officer since October 1, 2011.  Mr. Wasik joined the Roomlinx Executive Management team in August of 2005 after executing the merger of his company, SuiteSpeed, with Roomlinx.   During Mr. Wasik’s first three years as CEO, he successfully restructured Roomlinx’ balance sheet, eliminating debt and raising just under ten million in debt and equity financing.    He also took Roomlinx from a non-reporting, pink sheet company to a fully reporting company with the SEC currently trading on the OTC exchange.  Currently Mr. Wasik is responsible for leading Roomlinx, which includes the development and market penetration of Roomlinx’ newest product, Roomlinx Interactive TV.

Prior to the Roomlinx merger, Wasik was the CEO/Founder of SuiteSpeed Inc. a wireless Internet provider within the hospitality market.  Having launched SuiteSpeed in late 2002, Wasik was responsible for defining technology architecture, market direction, and the overall vision for this fast growing WiFi company. Wasik expanded the company’s geographical coverage from its Denver backyard to serving hotel chains and independents across the U.S.  Under his direction, SuiteSpeed was on Mercury’s top 100 fastest growing companies list for 2003 and 2004.

Wasik is also the Founder and Chairman of the Board of TRG Inc., an IT consulting company.  Having launched TRG in late 1997 with no outside funding, Mr. Wasik was responsible for the overall sales and marketing effort, and defined TRG’s overall vision. Under his leadership, the company achieved average growth of 300% per year, over the first four years with positive EBITDA.  Mr. Wasik expanded the company’s billable resources from 6 consultants in 1997 to 60 consultants in 2000 serving Fortune 500 corporations across the U.S.  Mr. Wasik has managed over 60 people in 4 offices throughout the United States.

Mr. Wasik was nominated for the 2005 Ernst and Young Entrepreneur of the Year award and currently sits on the Editorial Board for Hotel Executive publication.

Mr. Wasik’s day-to-day strategic leadership provides the Roomlinx Board of Directors with extensive knowledge of the Company’s operations.

Steven Skalski was named Chief Operating Officer (COO) on November 19, 2011 reporting to Michael Wasik, Roomlinx Chief Executive Officer.  Mr. Skalski brings more than 20 years of domestic and international telecommunications executive experience in sales and operations, satellite services, customer care and business development.

Prior to joining Roomlinx, Skalski held numerous leadership positions with EchoStar, its spinoff Dish Network and more recently with Blockbuster (acquired by Dish Network in 2011). His extensive Pay TV experience includes brand launches, customer services, distribution channels, joint venture operations, sales and marketing, and human resources.  Skalski’s international experience focused on Asia where he recently served as COO for EchoStar Asia Multimedia Limited.  Domestically Skalski was an early-stage executive of Dish Network and helped build and scale its sales, operations, installation and customer care disciplines. Skalski is a graduate of The University of Chicago Booth School of Business where he received his MBA.

Judson P. Just, CFA spent eleven years with PEAK6 Investments, LP as a Portfolio Manager for two private funds, an Analyst, Trader and Manager of the founding family’s Family Office.  Established in 1997, PEAK6 Investments, LP is a leading financial institution in Chicago with an established track record of success in proprietary trading. Recently recognized as one of “Chicago’s Best and Brightest Employers to Work For,” the company is also rapidly expanding its commercial focus to include innovative initiatives in the online media, retail options brokerage and asset management. Mr. Just left PEAK6 in December, 2011 and is currently a Board member for Solution BioSciences, an animal health technology company; and Vassol Inc., the developer of NOVA® the first commercially available technology to measure actual blood flow rates in individual vessels using MRA/MRI scanners.  Prior to PEAK6, Just spent six years as a Trader for Heartland Funds, a specialist in small cap equities. Mr. Just provides the Roomlinx Board of Directors with public company experience and analytical and financial expertise.

Jay Coppoletta is the Chief Legal Officer of PEAK6 Investments, L.P., a position he has held since February 2010.  PEAK6 Investments, L.P. is a Chicago based financial institution engaged in proprietary trading, asset management and retail brokerage services.  Prior to joining PEAK6, Mr. Coppoletta was an associate in the Chicago office of Sidley Austin LLP for over six years.  Sidley Austin LLP is an international law firm with over fifteen offices and 1,600 attorneys.  Mr. Coppoletta’s practice while at Sidley Austin LLP focused on mergers and acquisitions and counseling boards of directors of public companies.  Mr. Coppoletta is a member of the state bar of Illinois and graduated magna cum laude from the University of Michigan Law School, where he was a member of the Law Review, in 2003.  Mr. Coppoletta received a Bachelor of Arts summa cum laude from Loyola University Chicago in 2000.  Mr. Coppoletta provides the Roomlinx Board of Directors with experience in corporate governance matters and strategic transactions.

Independence of Directors

The Board of Directors has determined that Judson Just and Jay Coppoletta are “independent” as defined in NASDAQ Marketplace Rule 4200.

Involvement in Certain Legal Proceedings

In December 2008, Cardinal Communications, Inc. filed for protection under Chapter 11 of the U.S. Bankruptcy Code.  In addition, several of Cardinal’s real estate development subsidiaries filed bankruptcy as well.  Most of the subsidiaries filed under Chapter 7 and were liquidated.  Cardinal Communications, Inc.’s Plan of Reorganization was approved in May 2009.  Ed Garneau, our Chief Financial Officer through September 9, 2011, was the Chief Executive Officer and director of Cardinal Communications, Inc. from 2005 through the reorganization in 2009.  After the Plan of Reorganization was approved in 2009, Mr. Garneau left Cardinal to run Canadian Communications, LLC.  Although Cardinal was a publicly traded company for a number of years, it voluntarily, and in cooperation with the Securities and Exchange Commission, terminated its reporting status in April 2008, and was delisted and ceased trading as a public entity.

To our knowledge, except as discussed in the preceding paragraph, none of our directors or executive officers has during the past ten years (i) been convicted in a criminal proceeding or been subject to a pending criminal proceeding (excluding traffic violations and other minor offenses); (ii) had any bankruptcy petition filed by or against the business or property of the person, or of any partnership, corporation or business association of which he was a general partner or executive officer, either at the time of the bankruptcy filing or within two years prior to that time; (iii) been subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction or federal or state authority, permanently or temporarily enjoining, barring, suspending or otherwise limiting, his involvement in any type of business, securities, futures, commodities, investment, banking, savings and loan, or insurance activities, or to be associated with persons engaged in any such activity; (iv) been found by a court of competent jurisdiction in a civil action or by the Securities and Exchange Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated; (v) been the subject of, or a party to, any federal or state judicial or administrative order, judgment, decree, or finding, not subsequently reversed, suspended or vacated (not including any settlement of a civil proceeding among private litigants), relating to an alleged violation of any federal or state securities or commodities law or regulation, any law or regulation respecting financial institutions or insurance companies including, but not limited to, a temporary or permanent injunction, order of disgorgement or restitution, civil money penalty or temporary or permanent cease-and-desist order, or removal or prohibition order, or any law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity; or (vi) been the subject of, or a party to, any sanction or order, not subsequently reversed, suspended or vacated, of any self-regulatory organization (as defined in Section 3(a)(26) of the Exchange Act (15 U.S.C. 78c(a)(26))), any registered entity (as defined in Section 1(a)(29) of the Commodity Exchange Act (7 U.S.C. 1(a)(29))), or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

EXECUTIVE AND DIRECTOR COMPENSATION

Summary Compensation Table

The following table sets forth the cash and non-cash compensation for awarded to or earned by (i) each individual serving as our chief executive officer during the fiscal year ended December 31, 2011 and (ii) each other individual that served as an executive officer at the conclusion of the fiscal year ended December 31, 2011 and who received in excess of $100,000 in the form of salary and bonus during such fiscal year (collectively, the “named executive officers”).

Name and Principle Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)		Option Awards ($)		Total ($)

Michael S. Wasik, CEO	2011	159,900	-	27,000	(3)	-		186,900

Michael S. Wasik, CEO	2010	150,000	-	-		9,634	(1)	159,634

Edouard Garneau, CFO(4)	2011	119,942	-	-		-		119,942

Edouard Garneau, CFO(4)	2010	37,500	-	-		167,693	(2)	205,193

Steven Skalski, COO	2011	23,538	-	-		91,288	(3)	114,826

(1)
In 2010 the following assumptions were used to determine the fair value of stock option awards granted: historical volatility of 128%, expected option life of 7.0 years and a risk-free interest rate of 3.29%. (Wasik)

(2)
In 2010 the following assumptions were used to determine the fair value of stock option awards granted: historical volatility of 135%, expected option life of 7.0 years and a risk-free interest rate of 1.90%. (Garneau)

(3)
In 2011 the following assumptions were used to determine the fair value of stock option awards granted: historical volatility of 132%, expected option life of 7.0 years and a risk-free interest rate of 1.41%.

(4)	Mr. Garneau joined Roomlinx on October 1, 2010 and his employment ended on September 9, 2011.

Executive Employment Arrangements

On June 5, 2009, the Company entered into an Employment Agreement with Mr. Michael S. Wasik, our Chief Executive Officer and Chairman of the Board of Directors, replacing a prior employment agreement that had expired (the “CEO Employment Agreement”).  Pursuant to the CEO Employment Agreement, Mr. Wasik continues to serve as our Chief Executive Officer for a starting base salary of $150,000 per year. In addition, Mr. Wasik is eligible for payment of a bonus based on his performance, as, when and in an amount determined by the Compensation Committee and/or the Board of Directors.  Assuming the achievement of all relevant performance criteria and established milestones, Mr. Wasik will have a target annual bonus of at least 100% of his base salary plus an incentive stock option to purchase 50,000 shares of our Common Stock.

The CEO Employment Agreement may be terminated at any time by either the Company or Mr. Wasik; provided, however, that in the event Mr. Wasik terminates for “Good Reason” or the Company terminates without “Cause”, each as defined in the Employment Agreement, then Mr. Wasik shall, on the fulfillment of certain conditions, be entitled to severance compensation equal to twelve (12) months’ salary.

Further to the CEO Employment Agreement and in consideration of services already performed, on June 5, 2009, Mr. Wasik was granted a stock option under our Long-Term Incentive Plan to purchase 100,000 shares of our Common Stock at an exercise price equal to $3.30 per share, vesting fifty percent (50%) on each of June 5, 2010 and June 5, 2011.

On October 1, 2010, the Company entered into a one year Employment Agreement (the “Garneau Employment Agreement”) with Mr. Garneau to serve as Chief Financial Officer, the terms of which included a base annual compensation of $150,000 and a performance based discretionary bonus plan administered by the Compensation Committee and/or Board of Directors.  In addition and further to the Garneau Employment Agreement and as an inducement to acceptance of an offer of employment, pursuant to Roomlinx’s standard stock option award agreement, Mr. Garneau was granted options to purchase 40,000 shares of Roomlinx Common Stock at an exercise price equal to $4.50 per share, the last publicly reported sales price of a share of Roomlinx Common Stock on the Effective Date, vesting equally over a three year period.

Effective September 9, 2011 Mr. Garneau and the Company executed a separation agreement and related thereto and pursuant to the options to purchase 40,000 shares of Roomlinx Common Stock, the Board of Directors modified the vesting period from three years to vest as of the separation agreement effective date and extend the exercise period on such options from three years to seven years.  In accordance with the accelerated vesting of the options, an additional $139,744 in compensation expense was recorded in September 2011.

Outstanding Equity Awards At Fiscal Year-End (Fiscal Year-End December 31, 2011)

		Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Michael S.
Wasik	10,000	-	-	2.60	08/10/12	-	-	-	-

Michael S.
Wasik	100,000	-	-	2.00	11/20/13	-	-	-	-

Michael S.
Wasik	100,000	-	-	3.30	06/05/16	-	-	-	-

Michael S.
Wasik	3,378	2,252	-	3.10	04/12/17	-	-	-	-

Edouard
Garneau	40,000	-	-	3.75	11/17/17	-	-	-	-

Steven
Skalski	30,000	30,000	-	3.30	11/09/18	-	-	-	-

Director Compensation Table – Fiscal Year-End December 31, 2011

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Option Awards ($)	Total ($)
Michael Wasik	-	-	-	-
Judson Just	-	37,500	-	37,500
Jay Coppoletta	-	37,500	-	37,500

(1)
The amounts shown in this column represent the annual restricted stock unit grants for 2011, which are not expected to be continued in 2012. The amounts shown are valued based on the aggregate grant date fair value computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation—Stock Compensation (“FASB ASC Topic 718”).

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Common Stock and Class A Preferred Stock

The following tables set forth certain information regarding the beneficial ownership of our common stock and preferred stock as of June 14, 2012, by (i) each person who is known by us to be the beneficial owner of more than 5% of our outstanding common stock or preferred stock; (ii) each of our directors and executive officers; and (iii) all of our directors and executive officers as a group. In determining the number and percentage of shares beneficially owned by each person, shares that may be acquired by such person under options or warrants exercisable within 60 days of June 14, 2012 are deemed beneficially owned by such person and are deemed outstanding for purposes of determining the total number of outstanding shares for such person and are not deemed outstanding for such purpose for all other stockholders.

COMMON AND CLASS A PREFERRED STOCK

Name and Address	Number of Shares of Common Stock Beneficially Owned	Percent of Common Stock Beneficially Owned	Number of Shares of Class A Preferred Stock Beneficially Owned	Percent of Class A Preferred Stock Beneficially Owned

Michael S. Wasik(1)	502,126	7.7%	0	*

Judson Just(2)	97,727	1.5%	0	*

Jay Coppoletta	18,127	*	0	*

Edouard Garneau(3)	82,000	1.3%	0	*

Steven Skalski(4)	0	*	0	*

Jennifer Just(5) c/o Roomlinx, Inc. 2150 W. 6th Ave., Unit H Broomfield, CO 80021	2,317,081	32.2%	0	*

Matthew Hulsizer(6) c/o Roomlinx, Inc. 2150 W. 6th Ave., Unit H Broomfield, CO 80021	2,315,581	32.2%	0	*

Verition Multi-Strategy Master Fund Ltd. (7) c/o Maples Corporate Services Limited PO Box 309, Ugland House Grand Cayman, KY1-1104 Cayman Islands	462,500	7.3%	0	*

All executive officers and directors (5 persons)	699,980	11.1%	0	*

* less than 1%

(1)
Includes (i) 291,100 outstanding shares owned by Mr. Wasik, (ii) options to purchase 10,000 shares at $2.60 per share which expire on August 10, 2012, (iii) options to purchase 100,000 shares at $2.00 per share which expire on November 20, 2013, (iv) options to purchase 100,000 shares at $3.30 per share which expire on June 5, 2016, and (v) options to purchase 2,252 share at $3.10 per share which expire on April 12, 2017.  Does not include (i) options to purchase 1,126 shares at $3.10 per share which vest on April 12, 2013 and expire on April 12, 2017, and (ii) options to purchase 117,500 shares at $4.00 per share which vest equally on March 14, 2013, 2014 and 2015, subject to certain performance metrics determined by the Board of Directors relating to the rollout of Roomlinx’s iTV system in Hyatt hotel rooms.

(2)	Includes (i) 40,000 shares of Common Stock jointly owned with Donna Just and (ii) options jointly owned with Donna Just to purchase 20,000 shares at $3.75 per share which expire on May 3, 2015.

(3)	Includes (i) 42,000 shares owned by Garneau Alliance, LLC, of which Mr. Garneau is Manager, and (ii) options to purchase 40,000 shares at $4.50 per share which expire on October 1, 2017.

(4)	Does not include options to purchase 30,000 shares at $3.30 per share which vest equally on November 9, 2012, 2013, and 2014, and expire on November 9, 2018.

(5)
Includes (i) 976,140 shares of Common Stock jointly owned with Jennifer Just (ii) 42,441 shares of Common Stock owned by the Just Descendant Trust, (iii) 424,000 shares of Common Stock owned by Cenfin LLC, an affiliate of Jennifer Just, (iv) warrants owned by Cenfin LLC expiring at various dates between March 16, 2015 and October 31, 2014 to purchase 870,000 shares of Common Stock at $2.00 per share, and (v) 3,000 shares held as Custodian for the benefit of her children.

(6)
Includes (i) 976,140 shares of Common Stock jointly owned with Matthew Hulsizer, (ii) 42,441 shares of Common Stock owned by the Hulsizer Descendant Trust, (iii) 424,000 shares of Common Stock owned by Cenfin LLC, an affiliate of Jennifer Just, (iv) warrants owned by Cenfin LLC expiring at various dates between March 16, 2015 and October 31, 2014 to purchase 870,000 shares of Common Stock at $2.00 per share, and (v) 3,000 shares held as Custodian for the benefit of his child.

(7)	Includes options to purchase 50,000 shares at $3.75 per share which expire on May 3, 2015.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

On July 31, 2008, the Company sold and issued an aggregate of 1,000 shares of Series C Preferred Stock (“Series C Stock”) at a purchase price of $2,500 per share (or an aggregate of $2,500,000) to Matthew Hulsizer, Jennifer Just and certain affiliated trusts (the “Series C Investors”).  Jennifer Just is the sister of Judson Just, a Director of the Company since July 31, 2008.  The Series C Stock accrued dividends at an annual rate of 6% per year, payable quarterly, either in cash or, at the Company’s election, shares of the Common Stock.  Pursuant to the Series C Preferred Stock Purchase Agreement, the Investors also received (i) Series C-1 Warrants to purchase an aggregate of 200 shares of Series C Stock, at an initial exercise price of $4,000 per share of Series C Stock, and (ii) Series C-2 Warrants to purchase an aggregate of 200 shares of Series C Stock, at an initial exercise price of $6,000 per share of Series C Stock, each expiring on the third anniversary of their date of issuance.

On March 10, 2009, upon the filing of a Certificate of Amendment to the Company’s Articles of Incorporation increasing the number of authorized shares of the Company’s Common Stock and pursuant to the terms of the Series C Stock Purchase Agreement, (i) all 1,000 shares of Series C Stock were converted into an aggregate of 1,000,000 shares of Common Stock, (ii) the Series C-1 Warrants were no longer exercisable for Series C Stock but instead became exercisable for an aggregate of 200,000 shares of Common Stock at an initial exercise price of $4.00 per share and (iii) the Series C-2 Warrants were no longer exercisable for Series C Stock but instead became exercisable for an aggregate of 200,000 shares of Common Stock at an initial exercise price of $6.00 per share.

On March 31, 2009, the Company’s Board of Directors approved the issuance of 61,022 shares of common stock with a fair value of $91,532 for the payment of previously accrued dividends on Series C Preferred Stock.  The shares were issued on April 2, 2009.

On June 5, 2009, the Company entered into a Revolving Credit, Security and Warrant Purchase Agreement (the “Credit Agreement”) with Cenfin LLC, a Delaware limited liability company (“Cenfin”).  Cenfin is an affiliate of Jennifer Just and Matthew Hulsizer, joint owners, together with certain affiliated trusts, of in excess of 20% of our Common Stock.  Jennifer Just is the sister of Judson Just, a Director of the Company.  Pursuant to the Credit Agreement, Cenfin agreed to make revolving loans to Roomlinx from time to time in a maximum outstanding amount of $5,000,000 and pursuant to which, upon the making of each such Revolving Loan, Roomlinx agreed to issue to Cenfin a Revolving Credit Note evidencing such Revolving Loan and a Warrant to purchase a number of shares of Roomlinx Common Stock equal to 50% of the principal amount funded in respect of such Revolving Loan divided by $2.00 per share.  Each Revolving Credit Note bears interest at a rate of 9% per annum and matures on the fifth anniversary of its issuance. Each Warrant is exercisable for a three year period from its issuance at an initial exercise price of $2.00 per share. On June 14, 2009, 85,000 warrants were granted by Roomlinx to Cenfin pursuant to the Credit Agreement.  The Credit Agreement was approved by a majority of the members of the Company’s Board of directors, excluding Judson Just.

As of September 30, 2009, the Company was in default under the Credit Agreement as a result of the Company’s failure to obtain duly executed account control agreements with respect to its primary depositary and disbursement accounts as required by the Credit Agreement.  On November 10, 2009, Cenfin waived such default and the Company and Cenfin amended the Credit Agreement to delete that requirement from the Credit Agreement on a going-forward basis.  At December 31, 2009, $464,000 of borrowings were outstanding under the Credit Agreement.

On December 17, 2009, 31,000 warrants were granted by Roomlinx to Cenfin pursuant to the Credit Agreement.  Such warrants were issued at an exercise price of $2.00 per share, vested immediately and expire three years from the date of issuance.

On March 10, 2010, the Company and Cenfin executed an amendment (the “Amendment”) to the Credit Agreement.  Pursuant to the Amendment, the Revolving Credit Commitment under the Credit Agreement was increased from $5,000,000 to $25,000,000 and the permitted Use of Proceeds was expanded to include certain capital expenditures.  The remaining terms of the Credit Agreement were not amended.  The Amendment was approved by a majority of the Company’s Board of directors, excluding Judson Just.

On April 27, 2010, Cenfin exercised the 116,000 warrants previously granted to it, purchasing 116,000 shares of the Company’s Common Stock at a price of $2.00 per share.

On July 30, 2010, with effect as of July 15, 2010, the Company and Cenfin LLC entered into a Second Amendment to Revolving Credit, Security and Warrant Purchase Agreement (the “Amendment”).  The Amendment changed (1) the interest rate under the Credit Agreement to the Federal Funds Rate plus 5% and (2) the strike price of warrants issued in connection with any draws of the line of credit after the first $5,000,000 of borrowings after July 15, 2010 to the fair market value of the Company’s common stock on the date of such draw.

On August 2, 2010, warrants to purchase 170,500 shares were granted to Cenfin LLC pursuant to the terms of the Credit Agreement (as amended on March 10, 2010 and July 15, 2010).  Such warrants were issued at an exercise price of $2.00 per share, vesting immediately and expiring three years from the date of issuance.

On August 18, 2010, Roomlinx issued and sold (i) 87,500 shares of its Common Stock to Verition Multi-Strategy Master Fund Ltd., (ii) 67,500 shares of its Common Stock to Wilmot Advisors LLC, (iii) 27,500 shares of its Common Stock to Arceus Partnership, (iv) 2,500 shares of its Common Stock to Ted Hagan and (v) 2,500 shares of its Common Stock to Josh Goldstein.  These issuances were at a price of $4.00 per share for an aggregate purchase price of $750,000.

On August 30, 2010, Cenfin LLC exercised the 170,500 warrants granted to it on August 2, 2010 at $2.00 per share, for an aggregate of $341,000.

On September 30, 2010, warrants to purchase 75,000 shares were granted to Cenfin LLC pursuant to the terms of the Credit Agreement (as amended on March 10, 2010 and July 15, 2010).  Such warrants were issued at an exercise price of $2.00 per share, vesting immediately and expiring three years from the date of issuance.

On October 1, 2010, Cenfin LLC exercised the 75,000 warrants granted to it on September 30, 2010 at an exercise price of $2.00 per share, for an aggregate of $150,000.

On October 1, 2010, Roomlinx, Inc. acquired 100% of the membership interests of Canadian Communications, LLC for aggregate consideration of $500,000 in cash and the issuance of 270,000 shares of Roomlinx’s common stock, of which 79,000 are being held back as security for the sellers’ indemnification obligations.  At the sellers’ direction, and in consideration of releases of indebtedness and other obligations owed by Canadian, on October 1, 2010, Roomlinx issued (i) 48,000 shares of its Common Stock to Peyton Communications, LLC, (ii) 162,000 shares of its Common Stock to Thunderbird Management Limited Partnership, (iii) 18,000 shares of its Common Stock to AEJM Enterprises Limited Partnership, and (v) 42,000 shares of its Common Stock to Garneau Alliance, LLC.

On December 20, 2010, warrants to purchase 62,500 shares were granted to Cenfin LLC pursuant to the terms of the Credit Agreement (as amended on March 10, 2010 and July 15, 2010).  Such warrants were issued at an exercise price of $2.00 per share, vesting immediately and expiring three years from the date of issuance.

Effective July 25, 2011, Roomlinx executed a consulting arrangement for marketing services with TRG, Inc., an entity owned by the CEO and Chairman of Roomlinx.  As of December 31, 2011, Roomlinx had paid TRG $14,535 for services performed in accordance with said arrangement.  Prior to entry into this Agreement, management briefed the Audit Committee and the Audit Committee determined that the amount expected to be paid was less than the cost of acquiring these services from another as qualified individual.

On March 14, 2012, in connection with the Master Services & Equipment Purchase Agreement between the Company and Hyatt Corporation, the Board of Directors approved the grant of an aggregate of 500,000 options to purchase shares of common stock, pursuant to Roomlinx’s Long-Term Incentive Plan, to employees and/or contractors of Roomlinx including the grant of 117,500 options to Michael S. Wasik and the grant of 10,000 to Steve Skalski.  Such options were issued at an exercise of $4.00 per share, vest on the anniversary of the grant date ratably over a 3 year period subject to certain performance metrics determined by the board of directors, and expire 7 years from the grant date.

On March 16, 2012, Roomlinx granted 125,000 warrants to Cenfin LLC, pursuant to the clauses outlined in the Credit Agreement dated June 5, 2009, as amended.  Such warrants were issued at an exercise price of $2.00 per share and vest immediately; the warrants expire 3 years from the date of issuance.

On May 4, 2012, the Company sold 40,000 shares of the Compnay’s common stock and 20,000 warrants to Judson Just and Donna Just, pursuant to the Securities Purchase Agreement dated as of such date.  Such shares and warrants are being registered pursuant to this registration statement.

There have been no transactions, or series of similar transactions, during 2007, 2008, 2009, 2010, 2011 or 2012, or any currently proposed transaction, or series of similar transactions, to which the Company was or is to be a party, in which the amount involved exceeded or is expected to exceed the lesser of $120,000 or one percent of the average of the Company’s total assets at year end for the last two completed fiscal years and in which any director of our company, any executive officer of our company, any stockholder owning of record or beneficially 5% or more of our common stock, or any member of the immediate family of any of the foregoing persons, had, or will have, a direct or indirect material interest (a “Related Person Transaction”), except as otherwise disclosed above.

The Company’s policy with regards to Related Person Transactions requires that where a transaction has been identified as a related person transaction, the Audit Committee (but only non-interested members) must approve or ratify it. Management must present to such non-interested members of the Audit Committee a description of, among other things, the material facts, the interests, direct and indirect, of the related persons, the benefits to the Company of the transaction and whether any alternative transactions were available. To identify Related Person Transactions, the Company relies on information supplied by its executive officers and Directors. In the event a Director has an interest in the proposed transaction, the Director must recuse himself or herself from the deliberations and approval. In determining whether to approve, ratify or reject a related person transaction, the non-interested members of the Audit Committee look at, in light of known circumstances, whether the transaction is in, or is not inconsistent with, the best interests of the Company and its stockholders, as determined by them in the good faith exercise of their discretion.

The Audit Committee considers all relevant factors when determining whether to approve a related person transaction including, without limitation, the following:

●	the size of the transaction and the amount payable to a related person;

●	the nature of the interest of the related person in the transaction;

●	whether the transaction may involve a conflict of interest, risk or cost;

●	the terms of the transaction;

●	the impact on a Director’s independence in the event the related person is a director, immediate family member of a Director or an entity with which a Director is affiliated; and

●	whether the transaction is on terms that would be available in comparable transactions with unaffiliated third parties.

Executive officer or director compensation which has been approved by the Compensation Committee of the Board of Directors is not considered a Related Party Transaction.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information

Our Common Stock trades on the OTC Bulletin Board under the symbol “RMLX”. On June 14, 2012, the last sales price of our Common Stock as reported by the OTC Bulletin Board was $2.55 per share.

The following table sets forth for the periods indicated the high and low daily closing prices of our common stock for the period from January 1, 2009 through March 31, 2012 as reported by the OTC Bulletin Board.  The prices below have been adjusted to reflect the 1-for-100 reverse split of our Common Stock that was effective on July 29, 2010.

	LOW	HIGH
1st Quarter 2012, ended 3/31/12	$2.60	$4.80
4th Quarter 2011, ended 12/31/11	$3.60	$2.55
3rd Quarter 2011, ended 9/30/11	$5.00	$2.07
2nd Quarter 2011, ended 6/30/11	$2.55	$1.75
1st Quarter 2011, ended 3/31/11	$3.00	$0.70
4th Quarter 2010, ended 12/31/10	$4.20	$2.75
3rd Quarter 2010, ended 9/30/10	$5.00	$2.50
2nd Quarter 2010, ended 6/30/10	$5.30	$2.55
1st Quarter 2010, ended 3/31/10	$2.70	$1.22
4th Quarter 2009, ended 12/31/09	$3.00	$1.80
3rd Quarter 2009, ended 9/30/09	$3.20	$2.10
2nd Quarter 2009, ended 6/30/09	$4.50	$1.22
1st Quarter 2009, ended 3/31/09	$2.00	$0.80

As of June 14, 2012 there were 6,318,877 shares of Common Stock issued and outstanding, of which 3,894,901 shares were held by non-affiliates of the Company.

As of June 14, 2012, (i) 1,848,614 shares of our common stock were subject to issuance under outstanding options or warrants currently exercisable for the purchase of, or securities currently convertible into, our Common Stock and (ii) 680,697 shares of our common stock were subject to issuance under outstanding options or warrants not yet exercisable for the purchase of, or securities not yet convertible into, our Common stock.

Holders

The number of record holders of our common stock as of June 14, 2012 was approximately 156 based on information received from our transfer agent.  This amount excludes an indeterminate number of stockholders whose shares are held in “street” or “nominee” name.

Dividends

We have not paid any dividends on our common stock since our inception.  There are no restrictions currently in effect which preclude us from declaring dividends. However, dividends may not be paid on the Common Stock while there are unpaid dividends on the Class A Preferred Stock, which bears a 9% cumulative dividend.  As of March 31, 2012, unpaid Class A Preferred Stock dividends aggregated $175,440.  It is our current intention to retain any earnings in the foreseeable future to finance the growth and development of our business and not pay dividends on the Common Stock.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the common stock by the selling stockholders pursuant to this prospectus. However, we will receive the applicable exercise price upon the issuance of Warrant Shares in the event that any Warrants are properly exercised.   If all such Warrants are properly exercised in full by payment of cash, the total proceeds we would receive are $2,250,000.  We expect to use the proceeds, if any, that we receive from the exercise of Warrants for general working capital purposes.

SELLING STOCKHOLDERS

The selling stockholders identified on the table below (the “Selling Stockholders”) are offering on a resale basis a total of up to 1,800,000 shares of our common stock, including 1,200,000 shares of our issued and outstanding common stock and 600,000 shares issuable upon the exercise of outstanding warrants.  We will not receive any proceeds from the sale of these shares by the selling stockholders.  We would receive gross proceeds in the approximate amount of $2,250,000 assuming the exercise of all the warrants in full by payment of cash.  To the extent any of these warrants are so exercised, we intend to use the proceeds for general working capital.

For purposes of the table below, beneficial ownership is determined in accordance with the rules of the Securities Exchange Commission, and includes voting and investment power with respect to shares. Each selling stockholder’s percentage of ownership in the following table is based on 5,118,877 shares of common stock issued and outstanding as of May 3, 2012 and 6,318,877 shares of common stock issued and outstanding after this offering is completed.  Shares of common stock subject to warrants and options currently exercisable or exercisable within 60 days from December 31, 2011 are deemed outstanding for computing the percentage ownership of the person holding the warrants and/or options, but are not deemed outstanding for computing the percentage of any other person.

Shares listed under the column “Shares Offered by this Prospectus” represent the number of shares that may be sold by the selling stockholders pursuant to this prospectus. Pursuant to Rule 416 of the Securities Act, the registration statement of which this prospectus is a part also covers any additional shares of our common stock which become issuable in connection with such shares because of any stock split, stock dividend, or similar transaction which results in an increase in the number of outstanding shares of our common stock.

The information under the heading “Shares Beneficially Owned After the Offering” assumes the selling stockholder sells all of its shares covered hereby to unaffiliated third parties, that the selling stockholders will acquire no additional shares of our common stock prior to the completion of this offering, and that any other shares of our common stock beneficially owned by the selling stockholders will continue to be beneficially owned. The selling stockholders may dispose of all, part or none of their shares offered by this prospectus.

The Selling Stockholders may have sold, transferred or otherwise disposed of all or a portion of their shares of common stock in transactions exempt from the registration requirements of the Securities Act since the date on which they provided to us the information regarding their shares of common stock.

All costs, expenses and fees in connection with the registration of the shares being offered hereby will be borne by the Selling Stockholders.  Brokerage commissions and similar selling expenses, if any, attributable to the sale of the shares will be borne by the Selling Stockholders.

			Number of Shares Beneficially
	Shares Beneficially		Owned Being Registered Pursuant
	Owned		to this Registration Statement
Selling Stockholder	Number	Percent	Stock Shares	Warrant Shares
Iroquois Master Fund Ltd.	30,000	0.47%	20,000	10,000
Cranshire Capital Master Fund, Ltd.	30,000	0.47%	20,000	10,000
Burguete Investment Partnership, LP	225,000	3.52%	150,000	75,000
Robert J Evans	60,000	0.95%	40,000	20,000
Heller Family Foundation	150,000	2.36%	100,000	50,000
Inductive Capital, LP	240,000	3.75%	160,000	80,000
E Terry Skone TTEE E Terry Skone Rev TR u/a dtd 11/30/05	22,500	0.36%	15,000	7,500
Robert G Allison	30,000	0.47%	20,000	10,000
Gary A Bergren	22,500	0.36%	15,000	7,500
Dennis D Gonyea	22,500	0.36%	15,000	7,500
Alice Ann Corporation	30,000	0.47%	20,000	10,000
Reiss Capital Management	90,000	1.42%	60,000	30,000
Straus Partners, L.P	210,000	3.29%	140,000	70,000
Michael Solomon	90,000	1.42%	60,000	30,000
Ricky David Solomon	45,000	0.71%	30,000	15,000
Keith A. Goodman	30,000	0.47%	20,000	10,000
Verition Multi Strategy Master Fund Ltd	462,500	7.26%	100,000	50,000
Margate Partners	30,000	0.47%	20,000	10,000
Judson & Donna Just	97,727	1.54%	40,000	20,000
Michael Townely	9,000	0.14%	6,000	3,000
Kevin P Harris	48,375	0.76%	32,250	16,125
John L Flood	48,375	0.76%	32,250	16,125
William F Harfiel	48,375	0.76%	32,250	16,125
Bradley W Baker	48,375	0.76%	32,250	16,125
Patricia S. Bartholomew TTEE Patricia S Bartholomew Rev Tr UA Dtd 7-17-1998	30,000	0.47%	20,000	10,000
	2,150,227	31.08%	1,200,000	600,000

PLAN OF DISTRIBUTION

We are registering the shares of common stock offered by this prospectus on behalf of the Selling Stockholders.  As used in this prospectus, “Selling Stockholder” includes donees, pledges, transferees and other successors in interest selling shares received from a Selling Stockholder after the date of this prospectus, whether as a gift, pledge, partnership distribution or other form of transfer.  All costs, expenses and fees in connection with the registration of the shares of common stock offered hereby will be borne by the Selling Stockholders.  Brokerage commissions and similar selling expenses, if any, attributable to the sale of shares of common stock will be borne by the Selling Stockholders.

Sales of shares of common stock offered hereby may be affected by the Selling Stockholders from time to time in one or more types of transactions (which may include block transactions):

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

●	broker-dealers may agree with the selling stockholder to sell a specified number of such shares at a stipulated price per share;

●	a combination of any such methods of sale; and

●	any other method permitted pursuant to applicable law.

The Selling Stockholders may affect sales of shares of common stock offered hereby at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at privately negotiated prices.  Any of these transactions may or may not involve brokers or dealers.  Any such broker-dealers may receive compensation in the form of discounts, concessions, or commissions from the Selling Stockholders and/or the purchaser(s) of shares of common stock for whom those broker-dealers may act as agents or to whom they sell as principal, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions).  The Selling Stockholders have advised us that the Selling Stockholders have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their securities, nor is there any underwriter or coordinating broker acting in connection with the proposed sale of shares of common stock by the Selling Stockholders.  In the event a Selling Stockholders engages a broker-dealer or other person to sell the shares offered hereby, the names of such agents and the compensation arrangements will be disclosed in a post-effective amendment to the Registration Statement to which this prospectus relates, which must be filed prior to any such sales.

The Selling Stockholders may, from time to time, pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock, from time to time, under this prospectus, or under an amendment to this prospectus or other applicable provision of the Securities Act amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as a Selling Stockholder under this prospectus. The Selling Stockholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

In connection with the sale of our common stock or interests therein, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume.  The Selling Stockholders may also loan or pledge the common stock to broker-dealers that in turn may sell these securities.  The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities, which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The aggregate proceeds to the Selling Stockholders from the sale of the common stock offered by them will be the purchase price of the common stock less discounts or commissions, if any.  The Selling Stockholders reserve the right to accept and, together with his agents from time to time, to reject, in whole or in part, any proposed purchase of common stock to be made directly or through agents.

The Selling Stockholders may also resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided that they meet the criteria and conform to the requirements of that rule.

A selling stockholder that is a broker-dealer is deemed to be an “underwriter” within the meaning of Section 2(11) of the Securities Act in connection with the sale of shares offered hereby.  A selling stockholder that is not a broker-dealer that acts in connection with the sale of the shares offered hereby might be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act. Any commissions received by deemed “underwriters” within the meaning of Section 2(11) of the Securities Act and any profit on the resale of the securities sold by them while acting as principals might be deemed to be underwriting discounts or commissions under the Securities Act.  No Selling Stockholder is a broker-dealer or an affiliate of a broker-dealer, except as indicated in the notes to the table of Selling Stockholders above under “Selling Stockholders”.  Each Selling Stockholder who is a broker-dealer or an affiliate of a broker-dealer has certified to us that it acquired the securities subject to this prospectus and the registration statement of which it forms a part, in the ordinary course of such Selling Stockholder’s business and, at the time of its purchase of such securities, such Selling Stockholder had no agreements or understandings, directly or indirectly, with any person to distribute any such securities.

To the extent required, the shares of our common stock to be sold, the names of the selling stockholders, the respective purchase prices and public offering prices, the names of any agents, dealer or underwriter, any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

In order to comply with the securities laws of some states, if applicable, the common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers.  In addition, in some states the common stock may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

We have advised each Selling Stockholder that it may not use shares covered under this prospectus and the registration statement of which it forms a part, to cover short sales of common stock made prior to the date on which the registration statement shall have been declared effective by the Securities and Exchange Commission.  If a Selling Stockholder uses this prospectus for any sale of the common stock, it will be subject to the prospectus delivery requirements of the Securities Act. The Selling Stockholders will be responsible to comply with the applicable provisions of the Securities Act and Exchange Act, and the rules and regulations thereunder promulgated, including, without limitation, Regulation M, as applicable to such Selling Stockholders in connection with resales of their respective shares under the registration statement.

 In addition, we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the Selling Stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act.  The Selling Stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

We have agreed to indemnify the Selling Stockholders against liabilities, including liabilities under the Securities Act and state securities laws, relating to the registration of the shares offered by this prospectus.

The offering being conducted pursuant to this prospectus will terminate on the date on which (i) all of the issued and outstanding shares of our common stock being offered hereby have been sold hereunder and (ii) all of the Warrants expire and/or have been exercised in full for shares of our common stock and such shares have been sold hereunder.

Penny Stock Rules

You should note that our common stock is a penny stock covered by Rules 15g-1 through 15g-6 and 15g-9 promulgated under the Securities Exchange Act of 1934, as amended. Under those Rules, a “penny stock” is generally defined to be any equity security that has a market price (as defined) of less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exceptions. Those Rules impose additional sales practice requirements on broker-dealers who sell penny stocks to persons other than established customers and “accredited investors”. The term “accredited investor” refers generally to institutions with assets in excess of $5,000,000 or individuals with a net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with their spouse. The Rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the Rules, to deliver a standardized risk disclosure document in a form prepared by the SEC which provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction and monthly account statements showing the market value of each penny stock held in the customer’s account. The bid and offer quotations, and the broker-dealer and salesperson compensation information, must be given to the customer orally or in writing prior to effecting the transaction and must be given to the customer in writing before or with the customer’s confirmation. In addition, the Rules require that prior to a transaction in a penny stock not otherwise exempt from these Rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for the stock that is subject to these Rules. Consequently, these Rules may affect the ability of broker-dealers to trade our shares of our common stock. We believe that the penny stock rules discourage investor interest in and limit the marketability of our common stock and may also affect your ability to resell your shares of common stock due to broker-dealer reluctance to undertake the above described regulatory burdens.

Shares Eligible for Future Sale

Upon completion of this offering and assuming the issuance of all of the shares covered by this prospectus that are issuable upon exercise of warrants, there will be 6,918,877 shares of our common stock issued and outstanding.  In addition, there will be (i) 1,506,550 shares issuable upon exercise of additional outstanding warrants to purchase our common stock, (ii) 342,064 shares issuable upon the exercise of outstanding vested options to purchase our common stock, and (iii) 596,130 shares issuable upon the exercise of outstanding options to purchase our common stock which have not yet vested. The shares purchased in this offering will be freely tradable without registration or other restriction under the Securities Act, except for any shares purchased by an “affiliate” of our Company (as defined under the Securities Act).

Our currently outstanding shares of common stock that were issued in reliance upon the “private placement” exemptions under the Securities Act are deemed “restricted securities” within the meaning of Rule 144 under the Securities Act.  Restricted securities may not be sold unless they are registered under the Securities Act or are sold pursuant to an applicable exemption from registration, including an exemption under Rule 144.

In general, under Rule 144, any person (or persons whose shares are aggregated) including persons deemed to be affiliates, whose restricted securities have been fully paid for and held for at least six months from the later of the date of issuance by us or acquisition from an affiliate, may sell such securities in broker’s transactions or directly to market makers, provided, in the case of sales by an affiliate, that the number of shares sold in any three-month period may not exceed the greater of one percent of the then-outstanding shares of our common stock or the average weekly trading volume of our shares of common stock in the over-the-counter market during the four calendar weeks preceding the sale.  Sales under Rule 144 are also subject to the availability of current public information about our Company and, with respect to affiliates, certain notice requirements.  After one year has elapsed from the later of the issuance of restricted securities by us or their acquisition from an affiliate, such securities may be sold without limitation by persons who are not affiliates under the rule.

We are unable to predict with certainty the effect which sales of the shares of common stock offered by this prospectus might have upon our ability to raise additional capital.  Nevertheless, it is possible that the resale of shares offered hereby could adversely affect the trading price of our common stock.

DESCRIPTION OF SECURITIES

Our authorized capital stock consists of 200,000,000 shares of common stock, par value $.001 per share (“Common Stock”), and 5,000,000 shares of preferred stock, par value $.20 per share (“Preferred Stock”), of which 720,000 shares have been designated as “Class A Preferred Stock”.  As of the close of business on March 31, 2012, there were 5,118,877 shares of Common Stock and 720,000 shares of Class A Preferred Stock issued and outstanding.  In addition, there were (i) 976,550 shares of Common Stock issuable upon exercise of outstanding Warrants to purchase our Common Stock, (ii) 342,064 shares of Common Stock issuable upon the exercise of outstanding vested Options to purchase our Common Stock, and (iii) 596,130 shares of Common Stock issuable upon the exercise of outstanding Options to purchase our Common Stock which have not yet vested.  Both the Common Stock and Class A Preferred Stock are registered under Section 12(g) of the Securities Exchange Act of 1934, as amended.  A description follows:

Common Stock

Voting Rights.  A Holder of Common Stock is entitled to one vote per share of Common Stock on all matters submitted for action by the stockholders.  A quorum for the transaction of business at any meeting of the holders of Common Stock is the majority of the votes of all shares issued and outstanding. All shares of Common Stock are equal to each  other  with  respect  to the  election  of  directors; therefore,  the holders of more than 50% of the outstanding Common Stock present at a  meeting  at which a quorum is  present  and at which  directors  are being elected  can, if they choose to do so,  elect all of the  directors.  Thus, the holders of as little as 25.01% of the outstanding Common Stock could elect directors.  The terms of directors are not staggered.  Directors are elected annually to serve until the next annual meeting of stockholders and until their successor is elected and qualified.  Stockholders do not have rights to cumulate their votes in the election of directors under our bylaws or applicable provisions of the Private Corporations Law of the State of Nevada.

Dividends.  The holders of common stock have the right to receive dividends, when and if declared, by our Board of Directors out of funds legally available therefor. We have not paid any cash dividends on our common stock since our inception.  There are no restrictions currently in effect which preclude us from declaring dividends, with the exception that dividends may not be paid on Common Stock while there are unpaid dividends on the Class A Preferred Stock, which bears a 9% cumulative dividend.  As of March 31, 2012, unpaid Class A Preferred Stock dividends aggregated $175,440.  It is our current intention to retain any earnings in the foreseeable future to finance the growth and development of our business and not pay dividends on the Common Stock.

 Liquidation. If we liquidate, holders of our Common Stock would share ratably in any assets available for distribution to stockholders after payment of all our obligations.

Other. Holders of our Common Stock are not entitled to any preemptive or subscription rights. All issued and outstanding shares of Common Stock are fully paid and non-assessable.

Preferred Stock

Under our Articles of Incorporation, the board of directors has the power, without further action by the holders of the Common Stock, to designate the relative rights and preferences of the Preferred Stock, and to issue the Preferred Stock in one or more series as designated by the board of directors. The designation of rights and preferences could include preferences as to liquidation, redemption and conversion rights, voting rights, dividends or other preferences, any of which may be dilutive of the interest of the holders of the common stock or the Preferred Stock of any other series. The issuance of Preferred Stock may have the effect of delaying or preventing a change in control of the Company without further stockholder action and may adversely affect the rights and powers, including voting rights, of the holders of the common stock.

Currently, the shares of Preferred Stock we have outstanding are 720,000 shares of Class A Preferred Stock.

Class A Preferred Stock

Dividends.  Dividends are payable on outstanding shares of Class A Preferred Stock at the rate of 9% per annum, payable in either cash or additional shares of Class A Preferred Stock, at the option of the Company.  As of March 31, 2012, unpaid Class A Preferred Stock dividends aggregated $175,440.

Redemption.  Shares of Class A Preferred Stock may be redeemed at the election of the Company at any time and from time to time in whole or in part by paying $0.20 per share plus all unpaid dividends, but only after 30-days prior written notice.

Voting and Other Rights.  Shares of Class A Preferred Stock carry preferential liquidation rights at $0.20 per share plus all accrued but unpaid dividends, but do not have voting rights or a sinking fund for redemption.

Warrants

As of June 12, 2012, we had warrants outstanding exercisable for the purchase of an aggregate of 1,506,550 shares of our Common Stock (“Warrant Shares”).  The registration statement of which this prospectus forms a part covers the registration of 600,000 Warrant Shares.  The warrants may be exercised for the following aggregate number of Warrant Shares and have the following exercise prices per share and expiration dates:

Number of Shares of Common Stock for which Warrants Exercisable	Exercise Price per Share	Expiration Date
3,750	$6.00	11/22/2012
32,800	$4.50	11/17/2015
65,000	$2.00	3/1/2014
50,000	$2.00	4/24/2014
62,500	$2.00	6/12/2014
30,000	$2.00	7/27/2014
150,000	$2.00	8/8/2014
112,500	$2.00	9/12/2014
150,000	$2.00	10/30/2014
125,000	$2.00	1/17/2015
125,000	$2.00	3/16/2015
600,000	$3.75	5/3/2015

Antitakeover Effects of Provisions of Nevada Law and Our Articles of Incorporation

Provisions of Nevada law and our Articles of Incorporation could discourage takeover attempts. These include the following:

Nevada Business Combination Law.  Nevada has a business combination law, which prohibits certain business combinations between Nevada corporations and “interested stockholders” for three years after the interested stockholder first becomes an interested stockholder, unless the corporation’s Board of Directors approves the combination in advance.  For purposes of Nevada law, an interested stockholder is any person who is: (a) the beneficial owner, directly or indirectly, of 10% or more of the voting power of the outstanding voting shares of the corporation, or (b) an affiliate or associate of the corporation and at any time within the previous three years was the beneficial owner, directly or indirectly, of 10% or more of the voting power of the then-outstanding shares of the corporation.  The definition of “business combination” contained in the statute is sufficiently broad to cover virtually any kind of transaction that would allow a potential acquirer to use the corporation’s assets to finance the acquisition or otherwise to benefit its own interests rather than the interests of the corporation and its other stockholders.  The effect of Nevada’s business combination law is to potentially discourage parties interested in taking control of our Company from doing so if it cannot obtain the approval of our Board of Directors.

Our Right to Issue Preferred Stock. Our Articles of Incorporation grants our Board of Directors authority to, without any action by our stockholders, issue preferred stock with voting rights or preferences that could prevent or discourage unsolicited takeover attempts.

Nevada Control Share Law.  We are not now subject to Nevada’s control share law.  However, in the future we may become subject to it.  A corporation is subject to Nevada’s control share law if it has more than 200 stockholders, at least 100 of whom are stockholders of record and residents of Nevada, and it does business in Nevada or through an affiliated corporation. The law focuses on the acquisition of a “controlling interest” which means the ownership of outstanding voting shares sufficient, but for the control share law, to enable the acquiring person to exercise the following proportions of the voting power of the corporation in the election of directors: (i) one-fifth or more but less than one-third, (ii) one-third or more but less than a majority, or (iii) a majority or more.  The ability to exercise such voting power may be direct or indirect, as well as individual or in association with others.  The effect of the control share law is that the acquiring person, and those acting in association with it, obtains only such voting rights in the control shares as are conferred by a resolution of the stockholders of the corporation, approved at a special or annual meeting of stockholders.  The control share law contemplates that voting rights will be considered only once by the other stockholders.  Thus, there is no authority to strip voting rights from the control shares of an acquiring person once those rights have been approved. If the stockholders do not grant voting rights to the control shares acquired by an acquiring person, those shares do not become permanent non-voting shares. The acquiring person is free to sell its shares to others. If the buyers of those shares themselves do not acquire a controlling interest, their shares do not become governed by the control share law.  If control shares are accorded full voting rights and the acquiring person has acquired control shares with a majority or more of the voting power, any stockholder of record, other than an acquiring person, who has not voted in favor of approval of voting rights is entitled to demand fair value for such stockholder’s shares.  Nevada’s control share law may have the effect of discouraging takeovers of the Company.

INTEREST OF NAMED EXPERTS AND COUNSEL

As of June 14, 2012, Westerman Ball Ederer Miller & Sharfstein, LLP, our outside legal counsel, owned 20,000 shares of our Common Stock, all of which are being offered hereby.

DISCLOSURE OF COMMISSION POSITION ON
INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

The Nevada Private Corporations Law generally provides that a corporation is empowered to indemnify any person who is made a party to any threatened, pending or completed action, suit or proceeding by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving, at the request of the corporation, in any of such capacities of another corporation or other enterprise, if such director, officer, employee or agent acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Under Nevada law, a director or officer may not be indemnified where his act or failure to act constitutes a breach of his or her fiduciary duty and such breach involved intentional misconduct, fraud, or a knowing violation of law. This statute describes in detail the right of corporations such as our Company to indemnify any such person.

Our Articles of Incorporation and our By-laws provide generally for mandatory indemnification of our directors and officers to the fullest extent permitted under the Nevada Private Corporations Law if they have been successful in the defense of any claim asserted against them, and permissive indemnification for any claim asserted against them if it appears they acted in good faith and in a manner not opposed to the best interests of the Company. We are also permitted to indemnify all other persons whom we requested to act on behalf of the Company in the same manner. Our By-Laws permit us to advance expenses on behalf of any person, including officers and directors, with regard to any action or proceeding, provided that we receive an undertaking to repay all such advances if it is determined that such person was not entitled to be indemnified by us.  Additionally, we have entered into individual Indemnification Agreements with each of our directors and officers to implement with more specificity the indemnification provisions provided by the Company’s By-Laws and provide, among other things, that to the fullest extent permitted by applicable law, the Company will indemnify such director or officer against any and all losses, expenses and liabilities arising out of such director’s or officer’s service as a director or officer of the Company, as the case may be. The Indemnification Agreements also contain detailed provisions concerning expense advancement and reimbursement.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and persons controlling our Company pursuant to the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person of our Company in the successful defense of any action, suit or proceeding) is asserted by any of our directors, officers or controlling persons in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of that issue.

ABOUT THIS PROSPECTUS

This prospectus is not an offer or solicitation in respect to these securities in any jurisdiction in which such offer or solicitation would be unlawful.  This prospectus is part of a registration statement that we filed with the SEC.  The registration statement that contains this prospectus (including the exhibits to the registration statement) contains additional information about our company and the securities offered under this prospectus.  That registration statement can be read at the SEC’s website or offices indicated under the section of this prospectus entitled “Where You Can Find More Information.”  We have not authorized anyone else to provide you with different information or additional information.  You should not assume that the information in this prospectus, or any supplement or amendment to this prospectus, is accurate at any date other than the date indicated on the cover page of such documents.

WHERE YOU CAN FIND MORE INFORMATION

Federal securities law requires us to file information with the SEC concerning our business and operations. Accordingly, we file annual, quarterly, and special reports and other information with the SEC. You may read and copy any of this material at the Public Reference Room maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may receive information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet site at http://www.sec.gov that contains reports, proxy and information statements, and other information regarding companies that, like us, file information electronically with the SEC.  Upon written request delivered to Roomlinx, Inc., Attn:  Michael S. Wasik, CEO, 11101 W 120th Avenue, Broomfield, CO 80021, we will send to any security holder a copy of our annual report, complete with audited financial statements, at no charge to the security holder.

VALIDITY OF COMMON STOCK

Legal matters in connection with the validity of the shares offered by this prospectus will be passed upon by Westerman Ball Ederer Miller & Sharfstein, LLP, of Uniondale, New York.

TRANSFER AGENT

The current transfer agent for the shares of our Common Stock is American Stock Transfer & Trust Company, LLC, 6201 15th Avenue, Brooklyn, NY 11219.

EXPERTS

        The consolidated financial statements of the Company as of December 31, 2011 and 2010, and for the years then ended, included in this Prospectus and Registration Statement, have been included herein in reliance on the reports of StarkSchenkein, LLP, independent registered certified public accounting firm, given on the authority of that firm as experts in accounting and auditing.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS
ON ACCOUNTING AND FINANCIAL DISCLOSURE

On April 24, 2012, we dismissed StarkSchenkein LLP (“Stark”) as our independent registered public accounting firm.

The decision to terminate Stark was recommended and approved by the Audit Committee of the Board of Directors of the Company.

Stark’s audit report on the financial statements of the Company as of and for the two most recent years ended December 31, 2011 contained no adverse opinion or disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope, or accounting principles.

During our two most recent fiscal years (ended December 31, 2010 and December 31, 2011) and for the interim period of January 1, 2012 through April 24, 2012, there were no disagreements with Stark on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreement(s) if not resolved to the satisfaction of Stark, would have caused Stark to make reference to the subject matter of the disagreement(s) in connection with its report.

During our two most recent fiscal years and any subsequent interim period preceding the dismissal of Stark, there have been no reportable events of the type required to be disclosed by Item 304(a)(1)(v) of Regulation S-K.

On April 30, 2012, the Audit Committee formally engaged GHP Horwath, P.C. (“GHP Horwath”) to be the independent registered public accounting firm for the Company for the fiscal year ending December 31, 2012.  During the fiscal years ended December 31, 2011 and 2010, and during the interim period from January 1, 2012 through April 30, 2012, neither the Company nor anyone on its behalf consulted with GHP Horwath in regards to our financial statements with respect to any of (i) the application of accounting principles to a specified transaction, either completed or proposed; (ii) the type of audit opinion that was rendered on our financial statements or the type of audit opinion that might be rendered on our financial statements; or (iii) any other matter that was either the subject of a disagreement (as defined in Item 304(a)(1)(iv) of Regulation S-K) or a reportable event of the type described in Item 304(a)(1)(v) of Regulation S-K.

INCORPORATION BY REFERENCE

We maintain an internet site at http://www.roomlinx.com which contains information concerning our Company. The information contained on our internet site is not incorporated by reference in this prospectus and should not be considered a part of this prospectus.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Shareholders and Board of Directors
Roomlinx, Inc.

We have audited the accompanying consolidated balance sheets of Roomlinx, Inc., as of December 31, 2011 and 2010, and the related consolidated statements of operations, stockholders' equity, and cash flows for the years then ended.  These financial statements are the responsibility of the Company's management.  Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Roomlinx, Inc., as of December 31, 2011 and 2010, and the results of its consolidated operations, and its consolidated cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

Denver, Colorado
March 30, 2012

Roomlinx, Inc.
CONSOLIDATED BALANCE SHEETS
December 31,

	2011	2010

ASSETS
Current assets:
Cash and cash equivalents	$361,228	$314,368
Accounts receivable, net	889,657	853,000
Leases receivable, current portion	994,728	617,741
Prepaid and other current assets	192,221	135,422
Inventory	1,244,072	892,501
Total current assets	3,681,906	2,813,032

Property and equipment, net	2,145,831	2,665,565
Leases receivable, non-current	2,697,696	1,751,308
Total assets	$8,525,433	$7,229,905

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable and accrued expenses	$1,072,307	$956,408
Accrued interest	22,417	9,927
Capital lease, current portion	5,479	10,361
Notes payable, current portion	57,703	66,581
Unearned Income	608,439	435,781
Deferred revenue	611,572	136,530
Total current liabilities	2,377,917	1,615,588

Capital lease, non-current	-	5,479
Notes payable, non-current	1,582	59,286
Line of credit, net of discount	3,025,223	1,195,938

Total liabilities	5,404,722	2,876,291

Stockholders’ equity:
Preferred stock - $0.20 par value, 5,000,000 shares authorized:
Class A - 720,000 shares authorized, issued and outstanding	144,000	144,000
Common stock - $0.001 par value, 200,000,000 shares authorized:
5,118,877 and 4,958,913 shares issued and outstanding, respectively	5,119	4,959
Additional paid-in capital	33,102,512	31,672,378
Accumulated (deficit)	(30,185,925)	(27,533,736)
Accumulated other comprehensive income	(8,802)	-
	3,056,904	4,287,601
Non-controlling interest	63,807	66,013
Total stockholders’ equity	3,120,711	4,353,614
Total liabilities and stockholders’ equity	$8,525,433	$7,229,905

The accompanying notes are an integral part of these consolidated financial statements.

Roomlinx, Inc.
CONSOLIDATED STATEMENTS OF OPERATIONS
for the years ended December 31, 2011 and 2010

	2011	2010

Revenues:
Hospitality	$5,281,608	$4,264,889
Residential	942,317	230,307
Total	6,223,925	4,495,196

Cost of goods sold
Hospitality	4,119,520	3,297,252
Residential	637,552	132,449
Total	4,757,072	3,429,701
Gross profit	1,466,853	1,065,495

Operating expenses:
Operations	925,293	724,887
Product development	725,993	414,098
General and administrative	1,819,610	1,517,795
Depreciation	695,817	250,670
	4,166,713	2,907,450
Operating (loss)	(2,699,860)	(1,841,955)

Non-operating income (expense):
Interest (expense)	(164,727)	(62,682)
Financing (expense)	(175,345)	(33,842)
Foreign currency gain (loss)	(13,593)	(3,861)
Interest income	254,155	102,229
Forgiveness of Debt	144,810	-
Gain on acquisition of Canadian Communications, LLC	-	556,927
Other income (expense)	165	14,180
	45,465	572,951

(Loss) before non-controlling interest and income taxes	(2,654,395)	(1,269,004)

Non-controlling interest	2,206	106
Provision for income taxes	-	-

Net (loss)	(2,652,189)	(1,268,898)

Other comprehensive income:
Currency translation (loss)	(2,017)	-

Net comprehensive (loss)	$(2,654,206)	$(1,268,898)

Net (loss) per common share:
Basic and diluted	$(0.52)	$(0.29)

Weighted average shares outstanding:
Basic and diluted	5,072,157	4,347,265

The accompanying notes are an integral part of these consolidated financial statements.

Roomlinx, Inc.
CONSOLIDATED STATEMETS OF CASH FLOWS
for the years ended December 31, 2011 and 2010

	2011	2010

Net (loss)	$(2,652,189)	$(1,268,898)

Adjustments to reconcile net (loss) to net cash (used in) operating activities:
Depreciation	695,817	250,670
Debt Discount	175,345	33,842
Common stock, warrants, and options issued as compensation	479,234	281,871
Gain on acquisiton of Canadian Communications, LLC	-	(556,927)
Foregiveness of debt	(144,810)	-
Provision for uncollectable accounts	43,813	30,972
Change in operating assets and liabilities:
Accounts receivable	(80,470)	(147,564)
Prepaid and other current assets	(56,799)	(33,238)
Inventory	(351,571)	(250,363)
Accounts payable and accrued expenses	260,709	44,367
Accrued interest	12,490	6,490
Unearned Income	172,658	70,604
Deferred revenue	475,042	(76,276)
Total Adjustments	1,681,458	(345,552)
Net cash (used in) operating activities:	(970,731)	(1,614,450)

Cash Flows from investing activities:
Leases receivable	(2,046,356)	(1,763,799)
Payments received on leases receivable	722,982	186,586
Net cash paid on acquisiton of Canadian Communications, LLC	-	(461,639)
Purchase of property and equipment	(174,677)	(366,369)
Net cash (used in) investing activities:	(1,498,051)	(2,405,221)

Cash flows from financing activities:
Proceeds from the sale of common stock and exercise of warrants	125,000	2,473,000
Proceeds from the line of credit	2,480,000	1,232,000
Payments on capital leases	(10,361)	(9,615)
Payments on notes payable	(66,582)	(17,426)
Net cash provided by financing activities	2,528,057	3,677,959

Effects of foreign currency translation	(12,415)	-

Net increase (decrease) in cash and equivalents	46,860	(341,712)

Cash and equivalents at the beginning of year	314,368	656,080
Cash and equivalents at the end of year	361,228	314,368

Supplemental Cash Flow Information:
Cash paid for interest	$152,237	$56,192
Cash paid for income taxes	$-	$-

Non-cash investing and financing activities:
Common stock issued in the acquisition of Canadian Communications, LLC	$-	$1,215,000
Debt discount on line of credit advances	$826,060	$-

The accompanying notes are an integral part of these consolidated financial statements.

Roomlinx, Inc.
CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY
For the Year Ended December 31, 2011 and the Three Months Ended March 31, 2012

								Accumulated
	Preferred Stock A		Common Stock		Additional			Other	Total
	Number of		Number of		Paid - in	Non-Contolling	Accumulated	Comprehensive	Stockholders’
	Shares	Amount	Shares	Amount	Capital	Interest	(Deficit)	Income	Equity (Deficit)
Balances, January 1, 2010	720,000	$144,000	3,871,903	$3,872	$27,169,689	$-	$(26,264,838)	$-	$1,052,723

Adjustment for rounding in reverse stock split	-	-	157	-	-	-	-	-	-
Shares issued for interest at $2.00 per share	-	-	361,500	361	722,639	-	-	-	723,000
Shares issued for interest at $4.00 per share	-	-	437,500	438	1,749,563	-	-	-	1,750,001
Shares issued for acquisition of Canadian Communications, LLC	-	-	270,000	270	1,214,730	-	-	-	1,215,000
Minority interest	-	-	-	-	-	66,119	-	-	66,119
Cashless warrant exercises	-	-	17,853	18	(18)	-	-	-	-
Warrants issued at $2.00 per share	-	-	-	-	533,904	-	-	-	533,904
Warrants issued at $4.50 per share	-	-	-	-	106,671	-	-	-	106,671
Share-based compensation	-	-	-	-	175,200	-	-	-	175,200
Net loss	-	-	-	-	-	(106)	(1,268,898)	-	(1,269,004)
Balances, December 31, 2010	720,000	144,000	4,958,913	4,959	31,672,378	66,013	(27,533,736)	-	4,353,614

Exercise of Warrants at $2.00 per share	-	-	62,500	63	124,937	-	-	-	125,000
Shares Issued for compensation at $2.00 per share	-	-	30,000	30	59,970	-	-	-	60,000
Shares issued for compensation at $1.80 per share	-	-	62,010	62	111,552	-	-	-	111,614
Shares issued for compensation at $2.75 per share	-	-	5,454	5	14,995	-	-	-	15,000
Warrants issued at $2.00 per share	-	-	-	-	826,060	-	-	-	826,060
Accumulated Other Comprehensive Income	-	-	-	-	-	-	-	(8,802)	(8,802)
Share-based compensation - amortization of deferred compensation	-	-	-	-	292,620	-	-	-	292,620
Net loss	-	-	-	-	-	(2,206)	(2,652,189)	-	(2,654,395)
Balances, December 31, 2011	720,000	$144,000	5,118,877	$5,119	$33,102,512	$63,807	$(30,185,925)	$(8,802)	$3,120,711

The accompanying notes are an integral part of these consolidated financial statements.

Roomlinx, Inc.
Notes to Consolidated Financial Statements
December 31, 2011 and 2010

1.     Organization and Nature of Business

Description of Business:    Roomlinx, Inc. (the “Company”) is incorporated under the laws of the state of Nevada.  The Company sells, installs, and services in-room media and entertainment solutions for hotels, resorts, and time share properties; including its proprietary Interactive TV platform, internet, and free to guest and on demand programming.  Roomlinx also sells, installs and services telephone, internet, and television services for residential consumers.  The Company develops software and integrates hardware to facilitate the distribution of Hollywood, adult, and specialty content, business applications, national and local advertising, and concierge services.  The Company also sells, installs and services hardware for wired networking solutions and wireless fidelity networking solutions, also known as Wi-Fi, for high-speed internet access to hotels, resorts, and time share locations. The Company installs and creates services that address the productivity and communications needs of hotel, resort and time share guests, as well as residential consumers. The Company may utilize third party contractors to install such hardware and software.

Basis of Consolidation:    The consolidated financial statements include the accounts of the Company and its wholly owned subsidiary, Cardinal Hospitality, Ltd. and its 50% owned subsidiary Arista Communications, LLC.  All intercompany accounts and transactions have been eliminated in consolidation.

Direct Subsidiaries of Roomlinx, Inc.	% of Ownership	Date Acquired
Cardinal Hospitality, Ltd.	100%	10/1/2010
Arista Communications, LLC	50%	10/1/2010

2.    Overview and Summary of Significant Accounting Policies

Non-Controlling Interest:  The Company has adopted standards that govern the accounting for, and reporting of, non-controlling interests in partially-owned consolidated subsidiaries.  Specifically, the guidance requires that:  (a) non-controlling (previously referred to as minority) interest be reported as a component of members’ equity; (b) net income attributable to the parent and to the non-controlling interest be separately identified in the consolidated statement of operations; (c) changes in a parent’s ownership interest while the parent retains its controlling interest be accounted for as equity transactions; (d) any retained non-controlling equity investment upon the deconsolidation of the subsidiary be initially measured at fair value; and (e) sufficient disclosures are provided that clearly identify and distinguish between the interest of the parent and the interest of the non-controlling owners.

We allocate earnings and losses of the subsidiary to the non-controlling interest based on its ownership percentage.  Loss attributable to the non-controlling interest was $2,206 in 2011 and $106 in 2010.  Equity attributable to the non-controlling interest of $63,807 and $66,013 is included as a separate component of equity as of December 31, 2011 and 2010, respectively.

Foreign Operations:    The Company operates in the United States of America, Mexico, Aruba, and Canada.  As with all types of international business operations, currency fluctuations, exchange controls, restrictions on foreign investment, changes to tax regimes, and political action could impact the Company’s financial condition or results of operations.

Foreign Currency Translation:    The US Dollar is the functional currency of the Company. Assets and liabilities denominated in foreign currencies are re-measured into US Dollars and the resulting gains and (losses) are included in the consolidated statement of operations as a component of other income (expense).

Per Share Amounts:    The Company computes earnings per share by dividing net income (loss) by the weighted average number of shares of common stock and dilutive common stock equivalents outstanding during the period. Dilutive common stock equivalents consist of shares issuable upon the exercise of the Company’s stock options and warrants.  Potentially dilutive securities, purchase stock options and warrants, are excluded from the calculation when their inclusion would be anti-dilutive, such as periods when a net loss is reported or when the exercise price of the instrument exceeds the fair market value.

Stock Option Plans:    The Company estimates the fair value of each stock option at the grant date by using the Black-Scholes option-pricing model and provide for expense recognition over the service period, if any, of the stock option.

Use of Estimates:    The preparation of the Company’s consolidated financial statements in conformity with generally accepted accounting principles requires the Company’s management to make estimates and assumptions that affect the amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Fair Value of Financial Instruments:    The Company discloses fair value information about financial instruments based on a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements.  Fair value estimates discussed herein are based upon certain market assumptions and pertinent information available to management as of December 31, 2011.

The respective carrying value of certain on-balance-sheet financial instruments approximately their fair values.  These financial instruments include cash and cash equivalents, accounts receivable, leases receivable, accounts payable and accrued liabilities.  Fair values were assumed to approximate carrying values for these financial instruments since they are short term in nature and their carrying amounts approximate fair value, or they are receivable or payable on demand.

Cash and Cash Equivalents:    The Company considers cash in banks, deposits in transit, and highly-liquid debt instruments purchased with original maturities of three months or less to be cash and cash equivalents.

The Company maintains cash balances that may exceed federally insured limits.  The Company believes that the financial strength of the depositing institution mitigates the underlying risk of loss.  These concentrations of credit risk have not had a significant impact on the Company’s financial position or results of operations.

Accounts Receivable:    Accounts receivables are uncollateralized customer obligations due under normal trade terms requiring payment within 30 days from the invoice date. Accounts receivable are stated at the amount billed to the customer. Accounts receivable in excess of 30 days old are considered delinquent.  Outstanding customer invoices are periodically assessed for collectability.

The carrying amount of accounts receivable is reduced by a valuation allowance that reflects the Company’s best estimate of the amounts that may not be collected. This estimate is based on an assessment of current creditworthiness and payment history.  Our review of the outstanding balances as of December 31, 2011 and 2010 indicated that a valuation allowance was required.  The balance of the allowance for doubtful accounts was $72,000 and $66,349 at December 31, 2011 and 2010, respectively.

Leases Receivable:    In order to promote the Interactive TV platform, Roomlinx has agreed to provide certain customers with direct sales-type lease financing to cover the cost of installation.  These transactions result in the recognition of revenue and associated costs in full upon the customer’s acceptance of the installation project and give rise to a lease receivable equal to the gross lease payments and unearned income representing the implicit interest in these lease payments.  Unearned income is amortized over the life of the lease to interest income on a monthly basis.

Inventory:    Inventory, principally large order quantity items which are required for the Company’s media and entertainment installations, is stated at the lower of cost (first-in, first-out) basis or market.  The Company maintains only the inventory necessary for contemplated installations and its inventory is recorded net of any reserve for excess and obsolescence.  Work in progress represents the cost of equipment and third party installation related to installations which were not completed prior to year-end.

At December 31, inventory was comprised of the following:

	2011	2010
Raw materials	$581,991	$538,624
Work in process	662,081	353,877
	$1,244,072	$892,501

Property and Equipment:    All items of property and equipment are carried at cost not in excess of their estimated net realizable value. Normal maintenance and repairs are charged to operations, while expenditures for major maintenance and betterments are capitalized. Gains or losses on disposition are recognized in operations.

Depreciation:    Depreciation of property and equipment is computed using straight-line methods over the estimated economic lives, as follows:

Leasehold improvements	4 years
Office furniture and equipment	5 to 7 years
Computer hardware and software	3 to 5 years
Hospitality and residential property equipment	5 years

Revenue Recognition:    Revenue is recognized when all applicable recognition criteria have been met, which generally include (a) persuasive evidence of an existing arrangement; (b) fixed or determinable price; (c) delivery has occurred or service has been rendered; and (d) collectability of the sales price is reasonably assured.

Multiple Deliverable Revenue Recognition

Effective January 1, 2011 the Company adopted ASU Topic 650, Multiple Deliverable Revenue Recognition for all contracts on a prospective basis.  Below is a summary of the execution of such application as it relates to installation and service arrangements the Company has with its customers.

The Company enters into contractual arrangements to provide multiple deliverables which may include some or all of the following - systems installations and a variety of services related to high speed internet access, free-to-guest, video on demand and iTV systems as well as residential phone, internet and television.  Each of these elements must be identified and individually evaluated for separation. The term “element” is used interchangeably with the term “deliverable” and the Company considers the facts and circumstances as it relates to its performance obligations in the arrangement and includes product and service elements, a license or right to use an asset, and other obligations negotiated for and assumed in the agreement.  Analyzing an arrangement to identify all of the elements requires the use of judgment.  The elements which have been determined to exist in some or all of the Roomlinx contracts and business arrangements are as follows:

●	Pre-Installation Site Survey fee
●	Equipment Sold to Customer
●	Equipment Sold and Financed to Customer

●	Equipment Leased to Customer
●	Equipment Owned by Roomlinx and Services Provided
●	Installation
●	Systems Post-Installation Maintenance and Support Services
●	Non-Functional Roomlinx Interface-Related Changes per Month
●	Certain Levels of Training
●	FTG Content and Support
●	HSIA Support
●	iTV Content and Support
●	VOD – PPV Services
●	Residential TV, Internet and Phone Equipment and Monthly Service and Support

It should be noted that in the determination of the elements included in Roomlinx agreements, embedded software and inconsequential or perfunctory activities were taken into consideration.

Once the Deliverables have been identified, the Relative Fair Value of each Element was determined under the concept of Relative Selling Price (RSP) for which the Company applied the hierarchy of selling price under ASU Topic 605 as follows:

●
VSOE – Vendor specific objective evidence is still the most preferred criteria with which to establish fair value of a deliverable. VSOE is the price of a deliverable when a company sells it on an open market separately from a bundled transaction.

●
TPE – Third party evidence is the second most preferred criteria with which to establish fair value of a deliverable. The measure for the pricing of this criterion is the price that a competitor or other third party sells a similar deliverable in a similar transaction or situation.

●
RSP – Relative selling price is the price that management would use for a deliverable if the item were sold separately on a regular basis which is consistent with company selling practices. The clear distinction between RSP and VSOE is that under VSOE, management must sell or intend to sell the deliverable separately from the bundle, or has sold the deliverable separately from the bundle already. With RSP, a company may have no plan to sell the deliverable on a stand-alone basis.

The effect of application of this standard may be to defer revenue recognition for installations across the service period of the contract and to re-allocate and/or defer revenue recognition across various service arrangements.

Installation and Service Revenues

High-speed internet access (HSIA) system sales and installation revenue primarily consists of wired and wireless network equipment acquisition and equipment installation cost reimbursement and fees associated with installing the acquired equipment network required in order to utilize the Company’s media products and services. Installation revenues are recognized as revenue when the installation or upgrade is completed and the customer has received the required equipment and accepted such installation.  Revenue from installations in progress is deferred until the installation is complete.  The customer is billed when the contract is signed.  Most contracts require a 50% deposit up front, with the balance due upon completion and acceptance.

HSIA maintenance and usage revenue primarily consists of monitoring and support services (monthly maintenance fees related to the upkeep of the network), is recognized on a monthly basis as services are provided.  Invoicing is provided to the customer in advance of the agreed upon billing cycle.  The majority of billing cycles is quarterly with the remainder being monthly.  Service maintenance and usage revenue also includes revenue from meeting room services, which are billed as the events occur.

Interactive TV (iTV) sales and installation revenue primarily consists of iTV equipment purchases and installation of that equipment. Revenue on the equipment and installations is recognized when the installation is complete and the customer has accepted such installation.  Under the terms of a typical contract, a deposit of 50% of the installation charge is due at the time the contract is executed, with the balance due upon completion and acceptance of such installation, unless the Company has agreed to provide the customer with lease financing arrangements subject to the customer having prior to contract execution, demonstrated its credit worthiness to the satisfaction of the Company.  Under the terms and conditions of the lease arrangements, these leases have been classified and recorded as Sale-Type Leases and accordingly, revenue is recognized upon completion and customer acceptance of the installation.

iTV monthly support and content revenue, primarily consists of monitoring and support services (monthly maintenance fees related to the upkeep of the network) and the content provided to the iTV systems, is recognized on a monthly basis as services are provided.  Customer invoicing is done in arrears on a monthly basis unless the customer has made special arrangements to modify the billing cycle.

Free to Guest (FTG) installation revenue consists of the equipment sale and installation of head-end and in-room equipment.  Properties are billed at the point of contract execution and the revenues are recognized when the installation is complete.

FTG monthly support and content mostly consists of programming provided by DirecTV or DISH Networks.  Customers are billed monthly for the service and the revenues are recognized in the month the services are provided.

Deferred revenue is comprised of advanced billings for service and usage and customer deposits for installations.

Hospitality video on demand (VOD) equipment sales and installation consists of equipment purchases and the installation of equipment with the corresponding sales revenue being recognized upon the completion and customer acceptance of the upgrade or installation resulting in a receivable for such amount.  In some cases, customers agree to pay for a new installation or upgrade by applying 50% of the monthly VOD guest room revenue against the receivable.  Accordingly, upon the receipt of payment against the customer’s monthly invoice, 50% of such payment is allocated to recurring VOD revenue and 50% is allocated to the receivable until such time as the receivable has been paid in full.  Thereafter, 100% of the monthly invoice is recorded as recurring VOD revenue.

Hospitality VOD monthly service and support consists of support fees, license fees, minimum guarantees, and movies sales. Monthly sales are invoiced in arrears monthly unless the customer has made special arrangements to modify the billing cycle.

Residential equipment sales and installation consists of equipment purchases and the installation of that equipment.  Customers are billed and revenue is recognized at the time of sale. Equipment sales are billed to the customer on their monthly invoice, and recognized as revenue at the same time.  Installation charges and maintenance service fees are recognized at the time of installation/service, or added to the monthly invoice of existing customers and recognized at that time.

Residential monthly service and support consists of voice, internet, and television services, DirecTV residuals and installation commissions, DISH Network commissions, and management fees.  Monthly service (voice, internet, and television) are billed in advance to the customer on the 1st of each month.  If the customer cancels during the month, no refund is given.  Revenue is recognized on the 1st of each month.

DirecTV Residuals and PPC’s (“prepaid commissions”) are recognized on the last day of each month.  DirecTV pays us residuals equal to 17% of monthly customer service charges and $150 for each new customer sign up.  These amounts are computed and recorded monthly while payment from DirecTV is received 60 to 90 days after the corresponding month for residuals, and 30 to 45 days after the corresponding week for PPC’s.

DISH Network commissions are recognized when payment is received from DISH Network.  DISH pays the commission once a month, 15 days after the end of the corresponding month.

Advertising Costs:    Advertising costs are expensed as incurred.  During 2011 and 2010, advertising costs were $54,532 and $78,630, respectively.

Income Taxes:    The Company accounts for income taxes under the liability method in accordance with ASC 740, “Income Taxes”.  Deferred tax assets and liabilities are determined based on temporary differences between financial reporting and tax bases of assets and liabilities that will result in taxable or deductible amounts in future years.  Under this method, deferred tax assets and liabilities are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. A valuation allowance is recorded when the ultimate realization of a deferred tax asset is considered to be unlikely.

The Company uses a two-step process to evaluate a tax position. The first step is to determine whether it is more-likely-than-not that a tax position will be sustained upon examination, including the resolution of any related appeals or litigation based on the technical merits of that position. The second step is to measure a tax position that meets the more-likely-than-not threshold to determine the amount of benefit to be recognized in the financial statements. A tax position is measured at the largest amount of benefit that is greater than 50 percent likely of being realized upon ultimate settlement.

Tax positions that previously failed to meet the more-likely-than-not recognition threshold should be recognized in the first subsequent period in which the threshold is met. Previously recognized tax positions that no longer meet the more-likely-than-not criteria should be de-recognized in the first subsequent financial reporting period in which the threshold is no longer met. The Company reports tax-related interest and penalties as a component of income tax expense.

Based on all known facts and circumstances and current tax law, the Company believes that the total amount of unrecognized tax benefits as of December 31, 2011, is not material to its results of operations, financial condition, or cash flows. The Company also believes that the total amount of unrecognized tax benefits as of December 31, 2011, if recognized, would not have a material effect on its effective tax rate. The Company further believes that there are no tax positions for which it is reasonably possible, based on current tax law and policy that the unrecognized tax benefits will significantly increase or decrease over the next 12 months producing, individually or in the aggregate, a material effect on the Company’s results of operations, financial condition or cash flows.

The amount of income taxes the Company pays is subject to ongoing examinations by federal and state tax authorities. To date, there have been no reviews performed by federal or state tax authorities on any of the Company’s previously filed returns. The Company’s 2005 and later tax returns are still subject to examination.

Concentrations

Credit Risk:    The Company’s operating cash balances are maintained in financial institutions and periodically exceed federally insured limits. The Company believes that the financial strength of these institutions mitigates the underlying risk of loss.  To date, these concentrations of credit risk have not had a significant impact on the Company’s financial position or results of operations.

Accounts Receivable:  At December 31, 2011, one customer represented 35% of the accounts receivable balance compared to one customer representing 63% of the accounts receivable balance at December 31, 2010.

Revenue:  During 2011 five customers contributed 69% of Roomlinx’s US hospitality revenue compared to one customer contributing 42% of Roomlinx’s US hospitality revenue in 2010.  Additionally, one customer contributed 45% to Roomlinx’s Canadian hospitality revenue in 2011 vs. 66% in 2010.

Recently Adopted Accounting Standards: The Company evaluates the pronouncements of various authoritative accounting organizations, primarily the Financial Accounting Standards Board (“FASB”), the SEC, and the Emerging Issues Task Force (“EITF”), to determine the impact of new pronouncements on US GAAP and the impact on the Company.

ASU No. 2009-13 was issued in September 2009, and provides application guidance on whether multiple deliverables exist, how the deliverables should be separated and how the consideration should be allocated to one or more units of accounting. This update establishes a selling price hierarchy for determining the selling price of a deliverable. The selling price used for each deliverable will be based on vendor-specific objective evidence, if available, third-party evidence if vendor-specific objective evidence is not available, or estimated selling price if neither vendor-specific or third-party evidence is available. This ASU was adopted as of January 1, 2011 and did not have a material impact on the Company’s results of operations or cash flows; however, depending on the sale and delivery of future systems and services, this ASU could have an effect on the timing of revenue recognition and on the consolidated results of operations or cash flows in future periods.

ASU No. 2010-13 was issued in April 2010, and will clarify the classification of an employee share based payment award with an exercise price denominated in the currency of a market in which the underlying security trades.  This ASU will be effective for the first fiscal quarter beginning after December 15, 2010, with early adoption permitted.  The adoption of this ASU did not have a material impact on our consolidated results of operations or cash flows.

ASU 2010-20 was issued in July 2010, and provides financial statement users with greater transparency about an entity’s allowance for credit losses and the credit quality of its financing receivables.  This ASU will be effective for the first fiscal quarter beginning after December 15, 2010.   The adoption of this ASU did not have a material impact on our consolidated results of operations or cash flows.

In  December 2010, the Financial Accounting Standards Board (“FASB”) issued Accounting Standard Update (“ASU”) No. 2010-28,  Intangibles-Goodwill and Other (Topic 350) – When to Perform Step 2 of the Goodwill Impairment Test for Reporting Units with Zero or Negative Carrying Amounts, (“ASU 2010-28”). ASU 2010-28 modifies the two-step goodwill impairment testing process for entities that have a reporting unit with a zero or negative carrying amount. For those reporting units, an entity is required to perform step 2 of the goodwill impairment test if it is more likely than not that goodwill impairment exists. In determining whether it is more likely than not that a goodwill impairment exists, an entity should consider whether there are any adverse qualitative factors indicating that an impairment exists. This new standard was effective for the Company beginning June 1, 2011. The adoption of this ASU did not have a material impact on our consolidated results of operations or cash flows.

The FASB has issued ASU 2010-29, Business Combinations (Topic 805): Disclosure of Supplementary Pro Forma Information for Business Combinations. This amendment affects any public entity as defined by Topic 805, Business Combinations that enters into business combinations that are material on an individual or aggregate basis. The comparative financial statements should present and disclose revenue and earnings of the combined entity as though the business combination(s) that occurred during the current year had occurred as of the beginning of the comparable prior annual reporting period only. The amendments also expand the supplemental pro forma disclosures to include a description of the nature and amount of material, nonrecurring pro forma adjustments directly attributable to the business combination included in the reported pro forma revenue and earnings. The amendments are effective prospectively for business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2010. The adoption of this ASU did not have a material impact on our consolidated results of operations or cash flows.

In June 2011, ASU 2011-05, Comprehensive Income (Topic 220) was issued to provide guidance on the presentation of total comprehensive income, the components of net income, and the components of other comprehensive income.  The amendments in this update are to be applied retrospectively and are effective for financial statements issued for fiscal years, and interim periods within those years, beginning after December 15, 2011.  The adoption of ASU 2011-05 is expected to impact the presentation of the Company’s other comprehensive income.

Recently Issued Accounting Standards:  The following accounting standards updates were recently issued and have not yet been adopted by the Company.  These standards are currently under review to determine their impact on the Company’s consolidated financial position, results of operations, or cash flows.

In December 2011, the FASB issued ASU 2011-11, Balance Sheet (Topic 210): Disclosures about Offsetting Assets and Liabilities (Topic 210) was issued to provide new disclosure requirements that are intended to enhance current disclosures on offsetting financial assets and liabilities. The new disclosures require an entity to disclose both gross and net information about financial instruments eligible for offset on the balance sheet and instruments and transactions subject to an agreement similar to a master netting arrangement. The provisions of the new disclosure requirements are effective as of the beginning of our 2014 fiscal year. The adoption of ASU 2011-11 is not expected to impact the presentation of the Company’s financial statements.

In December 2011, the FASB issued ASU No. 2011-12, “Deferral of the Effective Date for Amendments to the Presentation of Reclassifications of Items Out of Accumulated Other Comprehensive Income in Accounting Standards Update No. 2011-05,” which is now codified under ASU Topic 220, “Comprehensive Income.”  The amendments in this ASU will allow the FASB time to re-deliberate the presentation of reclassification adjustments contained in ASU No. 2011-05, “Presentation of Comprehensive Income,” issued in June 2011.  While the FASB is reconsidering the requirement to measure and present reclassification adjustments from accumulated other comprehensive income to net income by income statement line item in net income and also in other comprehensive income, the new guidance will supersede and defer only those related paragraphs in ASU No. 2011-05.  Entities should continue to report reclassifications out of accumulated other comprehensive income consistent with the presentation requirements which were in effect before ASU No. 2011-05.  All other requirements of ASU No. 2011-05 are not affected by this ASU, including the requirement to report comprehensive income either in a single, continuous statement of comprehensive income or two separate, but consecutive statements.  This guidance is effective at the same time as the amendments contained in ASU No. 2011-05, so entities will not be required to comply with the requirements it is deferring.  For public companies, this is for fiscal years, and interim periods within those years, beginning after December 15, 2011.  We are evaluating the disclosure options, and do not expect the adoption of this ASU to have an impact on our consolidated financial position, results of operations or cash flows.

There were various other updates recently issued, most of which represented technical corrections to the accounting literature or application to specific industries and are not expected to a have a material impact on the Company’s consolidated financial position, results of operations or cash flows.

Reclassification:  Certain amounts in the prior period financial statements have been reclassified to conform to the current year presentation.

3.     Acquisition of Canadian Communications, LLC.

On October 1, 2010, the Company acquired 100% of the membership interests of Canadian Communications, LLC, a Colorado limited liability company for aggregate consideration of $500,000 in cash and the issuance of 270,000 shares of Roomlinx’s common stock, par value $0.001 per share, of which 79,000 were held back as security for the sellers’ indemnification obligations.  The stock was valued at $2.70 per share, or $1,215,000.  Roomlinx, Canadian, Peyton Communications, LLC, Garneau Alliance LLC, Peyton Holdings Corporation and Ed Garneau entered into a Unit Purchase Agreement dated as of October 1, 2010 providing for the above described transaction.  In November 2011, the Holdback Shares were released in conjunction with a separation agreement between Ed Garneau and Roomlinx dated September 9, 2011.

The Purchase Agreement contained customary representations, warranties and covenants. Except for certain limited matters (including tax matters), the indemnification obligation of the former members of Canadian Communications, LLC for breaches of their representations and warranties will be subject to a $10,000 aggregate deductible and an aggregate cap of the Holdback Shares. Representations and warranties will generally survive for two years after closing, subject to a longer survival period for certain limited matters (including tax matters).  In November 2011, the Holdback Shares were released in conjunction with a separation agreement between Ed Garneau and Roomlinx dated September 9, 2011.

The acquisition of Canadian Communications, LLC involved the acquisition of five entities.  Canadian Communications, LLC owned Cardinal Connect, LLC and Cardinal Broadband, LLC directly and they owned Cardinal Hospitality, Ltd indirectly through Cardinal Connect, LLC.  A 50% joint venture interest in Arista Communications, LLC was also owned indirectly through Cardinal Broadband, LLC.

Following the acquisition, the separate entities of Canadian Communication, LLC, Cardinal Connect, LLC, and Cardinal Broadband, LLC were consolidated into Roomlinx.  Canadian Communications, LLC and Cardinal Connect, LLC now operate as Roomlinx, Inc. and Cardinal Broadband, LLC operates as a division of Roomlinx.  The Company maintains the separate entity of Cardinal Hospitality, Ltd as a subsidiary of Roomlinx, Inc. and Arista Communications, LLC, remains a 50% joint venture interest.

The following table summarizes the fair values of the assets acquired and the liabilities assumed, as of October 1, 2010.

Current assets, excluding cash acquired	$726,466
Fixed assets	2,277,651
Total assets acquired	3,004,117
Current liabilities	632,655
Long-term liabilities	71,777
66,119
Total liabilities assumed	770,551
Net assets acquired	$2,233,566

Purchase price:
Cash paid, net	$461,639
Fair market value of stock and options issued	1,215,000
Total	1,676,639
Gain on acquisition	$556,927

4.      Lease Receivables

As of December 31, 2011, the Company had $3,692,424 in lease receivables, compared to $2,369,049 at December 31, 2010.  During the year ended December 31, 2011 the Company added $2,046,356 in lease receivables and received payments of $722,982, compared to $1,763,799 added and $186,586 in payments received during the same period in 2010.

Future minimum receipts on lease receivables are as follows:
Total
Less than 1 Year	$994,728
1 to 3 Years	2,437,601
3 to 5 Years	260,095
$3,692,424

During the year ended December 31, 2011, the Company entered into lease receivables for an aggregate amount of $2,046,356.  The terms range from 24 to 60 months, the interest rates range between 9% and 12% increasing monthly lease payments by $35,009 to $82,894.

5.      Property and Equipment

At December 31, 2011 and 2010, property and equipment consisted of the following:

	2011	2010
Leasehold improvements	$14,738	$14,738
Hospitality property equipment	3,011,871	2,918,759
Residential property equipment	351,727	299,434
Computers and office equipment	469,607	453,782
Software	61,969	61,969
Sub-totals	3,909,912	3,748,682
Accumulated depreciation	(1,764,081)	(1,083,117)
Totals	$2,145,831	$2,665,565

Depreciation expense for the years ended December 31, 2011 and 2010 was $695,817 and $250,670, respectively.

6.     Notes Payable

As part of the acquisition of Canadian Communications on October 1, 2010, the Company assumed a note payable to Compass Bank with a balance of $19,650.  The note bore interest at the prime rate plus 2%, required monthly payments of approximately $3,000, and with maturity at June 5, 2012.  The balance of this note at December 31, 2010 was $10,876.  This note was repaid in its entirety in 2011.

As part of the acquisition of Canadian Communications on October 1, 2010, the Company assumed a note payable to CDF Funding, LLC with a balance of $110,019.  The note bears interest at 12%, requires monthly payments of $4,996, and is due November 1, 2012.  The balance at December 31, 2011 and 2010 was $51,790 and $102,195, respectively.

As part of the acquisition of Canadian Communications on October 1, 2010, the Company assumed a note payable to Falcon Networks with a balance of $13,624.  The note bears interest at 11%, requires monthly payments of $537, and is due March 1, 2013.  At December 31, 2011 and 2010 the balance was $7,496 and $12,796 respectively.

Future minimum payments against notes payable for the years ended December 31, 2012 and 2013 are $57,703 and $1,582, respectively.

7.     Line of Credit

On June 5, 2009, the Company, entered into a Revolving Credit, Security and Warrant Purchase Agreement (the “Credit Agreement”) with Cenfin LLC, a Delaware limited liability company (“Cenfin”), pursuant to which Cenfin agreed to make revolving loans to Roomlinx from time to time in a maximum outstanding amount of $5,000,000 and pursuant to which, upon the making of each such Revolving Loan, Roomlinx will issue to Cenfin a Revolving Credit Note evidencing such Revolving Loan and a Warrant to purchase a number of shares of Roomlinx Common Stock equal to 50% of the principal amount funded in respect of such Revolving Loan divided by $2.00 per share. Each Revolving Credit Note will bear interest at a rate of 9% per annum and mature on the fifth anniversary of its issuance. Each Warrant will be exercisable for a three year period from its issuance at an initial exercise price of $2.00 per share.

On March 10, 2010 the Credit Agreement was amended to increase the aggregate revolving credit commitment to $25,000,000 and expand the permitted use of proceeds to include certain capital expenditures.  The rest of the terms remained in accordance with the original agreement.

On July 30, 2010, with effect as of July 15, 2010, the Company and Cenfin LLC entered into a Second Amendment to the Revolving Credit, Security and Warrant Purchase Agreement (the “Amendment”).  The Amendment changed (1) the interest rate under the Credit Agreement to the Federal Funds Rate plus 5% and (2) the strike price of warrants issued in connection with any draws of the line of credit after the first $5,000,000 of borrowings after July 15, 2010 from $2.00 per share to the fair market value of the Company’s common stock on the date of such draw.  The interest rate payable on amounts drawn under this Agreement will be set on July 15 of each year, but will be adjusted in the event the Federal Funds Rate increases by more than 1% in any six month period, but such an adjustment may only occur once per year.

On December 19, 2011 the Company and Cenfin LLC entered into a Third Amendment to the Revolving Credit, Security and Warrant Purchase Agreement (the “Amendment”).  The Amendment extended the Revolving Credit Period under the Original Agreement, dated July 28, 2010, from June 5, 2014 to June 5, 2017.

As of December 31, 2011, the Company had drawn $4,176,000 against the line of credit vs. $1,696,000 as of December 31, 2010, the difference reflecting total borrowings of $2,480,000 with no re-payments in 2011.  At December 31, 2011 and 2010, the balance on the line of credit is reduced by a discount in the amount of $1,150,777 and $500,062 respectively (see Note 10).  The line of credit is collateralized by substantially all of the assets of the Company and is subject to certain financial and non-financial covenants; the Company was in compliance with all covenants as of December 31, 2011.

Future minimum payments against the line of credit for the years ended December 31 are $464,000 in 2014, $1,232,000 in 2015 and $2,480,000 in 2016.

8.     Commitments and Contingencies

Operating Leases:    The Company leases it office facility under operating lease agreements having expiration dates through 2014.  Under the terms of these agreements, the Company exercised its option to give a six month notice on November 30, 2010 of its intent to vacate the premises and terminate its leases as of May 31, 2012.  Future minimum lease payments for the year ending December 31, 2012 is $24,260.

As of December 31, 2011 the Company is currently pursuing new office space.

Capital Lease Obligations:    In June 2009, Roomlinx entered into a capital lease agreement with Key Equipment Finance for software.  The lease expires in 2012 when there is a $1 buyout option.  Remaining lease payments at December 31, 2011 is $5,593 of which $5,479 and $114 is principal and interest, respectively.

9.     Income Taxes

At December 31, 2011, the Company has tax loss carry forwards approximating $6,125,000 that expire at various dates through 2031. The principal difference between the net loss for book purposes and the net loss for income tax purposes relates to expenses that are not deductible for tax purposes, including reorganization costs, impairment of goodwill, stock issued for services and amortization of debt discount.

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 2011, are presented below:

2011
Deferred tax asset	$3,075,000
Less valuation allowance	(3,075,000)
Net deferred tax asset	$-

At this time, the Company is unable to determine if it will be able to benefit from its deferred tax asset. There are limitations on the utilization of net operating loss carry forwards, including a requirement that losses be offset against future taxable income, if any.  In addition, IRC Section 382 may impose limitations in available NOL carryforwards related to certain transactions which are deemed to be ownership changes.  Accordingly, a valuation allowance has been established for the entire deferred tax asset. The increase in the valuation allowance was approximately $1,085,000 during 2011.

A reconciliation of the tax provision for 2011 and 2010 at statutory rates is comprised of the following components:

	2011	2010
Tax at statutory rate of 34%	$(592,000)	$(431,400)
Increase/(decrease) due to:
Effect of permanent differences	(61,500)	177,800
Non-deductible stock-based compensation	222,500	95,800
Other, net	25,000	-
Valuation allowance	406,000	157,800
Tax provision	$-	$-

The amount of income taxes the Company pays is subject to ongoing examinations by federal and state tax authorities. To date, there have been no reviews performed by federal or state tax authorities on any of the Company’s previously filed returns. The Company’s 2005 and later tax returns are still subject to examination.

10.     Stockholders’ Equity

All common shares and share prices reflected in the financial statements and in the discussions below reflect the effect of the 1-for-100 reverse stock split approved on May 28, 2010 and affected on July 29, 2010.

Preferred Stock:    The Company has authorized 5,000,000 preferred shares with a $0.20 par value, of which 720,000 shares have been designated as Class A Preferred Stock.  The Class A Preferred stock is entitled to receive cumulative annual dividends at the rate of 9%, payable in either cash or additional shares of Class A Preferred Stock, at the option of the Company.  As of December 31, 2011 and December 31, 2010, there were 720,000 shares of Class A Preferred Stock issued and outstanding.  Class A dividends accrued and unpaid as of December 31, 2011, were $172,200; these dividends have not been declared by the board of directors so they are not included in accrued expenses.

Common Stock:    On May 28, 2010, shareholders approved a reverse stock split of the outstanding shares of common stock, pursuant to which each 100 shares of the Company’s pre-split common stock issued and outstanding was exchanged for one share of the Company’s post-split common stock.  After giving effect to the reverse stock split, there were 4,243,982 shares of common stock issued and outstanding.  All share and per share amounts presented in this report have been retroactively adjusted to reflect the reverse stock split.

As of December 31, 2011 the Company has authorized 200,000,000 shares of $0.001 par value common stock.  As of December 31, 2011, there were 5,118,877 shares of common stock issued and outstanding.

On April 27, 2010, 116,000 warrants were exercised at $2.00 per share, for an aggregate of $232,000, in accordance with the Credit Agreement entered into on June 5, 2009.

On April 29, 2010, Roomlinx entered into a securities purchase agreement with investors for an aggregate of 250,000 shares of common stock.  The shares were purchased at $4.00 per share for an aggregate of $1,000,000.

On May 13, 2010, 5,000 warrants were exercised at $2.00 per share.  The exercise was cashless and resulted in 3,040 shares being issued.

On May 13, 2010, 5,000 warrants were exercised at $2.00 per share.  The exercise was cashless and resulted in 3,040 shares being issued.

On July 6, 2010, 19,625 warrants were exercised at $2.00 per share.  The exercise was cashless and resulted in 11,775 shares being issued.

On August 17, 2010, the Company entered into a securities purchase agreement with investors for an aggregate of 187,500 shares of common stock.  The shares were purchased at $4.00 per share for an aggregate of $750,000.

On August 30, 2010, 170,500 warrants were exercised at $2.00 per share, for an aggregate of $341,000, in accordance with the Credit Agreement entered into on June 5, 2009.

On October 1, 2010, Roomlinx, Inc. acquired 100% of the membership interests of Canadian Communications, LLC for aggregate consideration of $500,000 in cash and the issuance of 270,000 shares of Roomlinx’s common stock, valued at $2.70 per share or $1,215,000, of which 79,000 are being held back as security for the sellers’ indemnification obligations.  Roomlinx, Canadian Communications, LLC, Peyton Communications, LLC, Garneau Alliance LLC, Peyton Holdings Corporation and Ed Garneau entered into a Unit Purchase Agreement providing for the above described transaction.  In November 2011, the Holdback Shares were released in conjunction with a separation agreement between Ed Garneau and Roomlinx dated September 9, 2011.

On October 1, 2010, 75,000 warrants were exercised at $2.00 per share, for an aggregate of $150,000, in accordance with the Credit Agreement entered into on June 5, 2009.

On March 3, 2011, 62,500 warrants were exercised at $2.00 per share, for an aggregate of $125,000, in accordance with the Credit Agreement entered into on June 5, 2009.

On April 7, 2011, 30,000 shares were granted to Roomlinx’s non-employee Directors for services rendered for an aggregate value of $60,000 based on the closing price per share on the date of grant.

On April 18, 2011, 62,010 shares were granted to Roomlinx employees as compensation for an aggregate value of $111,614 based on the closing price per share on the date of grant.

On September 1, 2011, 5,454 shares were granted to Roomlinx’s non-employee Directors for services rendered for an aggregate value of $15,000 based on the average price per share on the date of grant.

Warrants:

During 2010, an aggregate of 391,125 warrants were exercised pursuant to the clauses in securities purchase agreements.  The warrants were exercised at strike prices up to $2.00 resulting in cash receipts of $723,000 and the distribution of an aggregate of 387,400 shares of common stock.

During 2010, an aggregate of 340,800 warrants were granted pursuant to the clauses in securities purchase agreements.  The warrants were issued at various exercise prices between $2.00 and $4.50, vested immediately, and expires at various times between 3 and 5 years from the grant dates.

The Company had the following weighted average assumptions for the warrants granted during 2010:

Grant Date	Number of Warrants	Expected Life in Years	Expected Volatility	Risk Free Interest Rate	Weighted Average Fair Value per Warrant	Weighted Average Fair Value	Recorded Debt Discount
08/02/10	170,500	3	118%	0.85%	$3.17	$540,616	$301,567
09/30/10	75,000	3	129%	0.64%	$3.29	281,265	145,165
11/18/10	32,800	5	137%	1.51%	$3.25	106,672	-
12/20/10	62,500	3	129%	1.01%	$2.14	133,841	87,172
	340,800					$1,062,394	$533,904

On March 3, 2011, 62,500 warrants were exercised at $2.00 per share, for an aggregate of $125,000, in accordance with the Credit Agreement entered into on June 5, 2009.

During 2011, an aggregate of 620,000 warrants were granted pursuant to the clauses in securities purchase agreements.  The warrants were issued at exercise prices of $2.00, vested immediately, and expire 3 years from the grant dates.

The Company had the following weighted average assumptions for the warrants granted during 2011:

Grant Date	Number of Warrants	Expected Life in Years	Expected Volatility	Risk Free Interest Rate	Weighted Average Fair Value per Warrant	Weighted Average Fair Value	Recorded Debt Discount
03/03/11	65,000	3	125%	1.18%	$2.11	$137,291	$89,848
04/22/11	50,000	3	124%	1.13%	$1.71	85,254	59,774
06/13/11	62,500	3	123%	0.72%	$1.26	78,694	59,854
07/28/11	30,000	3	122%	0.68%	$1.75	52,464	36,504
08/09/11	150,000	3	122%	0.33%	$1.86	278,863	190,380
09/13/11	112,500	3	123%	0.35%	$2.08	234,242	154,052
10/31/11	150,000	3	123%	0.41%	$2.59	388,056	235,648
	620,000					$1,255,846	$826,060

On December 31, 2011, the Company had the following outstanding warrants:

Grant Date	Exercise Price	Number of Shares	Remaining Contractual Life (in years)	Exercise Price Times Number of Shares	Weighted Average Exercise Price	Aggregate Intrinsic Value
10/31/11	$2.00	150,000	2.84	$300,000		$135,000
09/13/11	$2.00	112,500	2.70	225,000		101,250
08/09/11	$2.00	150,000	2.61	300,000		135,000
07/28/11	$2.00	30,000	2.58	60,000		27,000
06/13/11	$2.00	62,500	2.45	125,000		56,250
04/22/11	$2.00	50,000	2.31	100,000		45,000
03/02/11	$2.00	65,000	2.17	130,000		58,500
11/17/10	$4.50	21,000	3.88	94,500		-
11/17/10	$4.50	11,800	3.88	53,100		-
11/24/09	$2.30	3,750	0.90	8,625		2,250
06/11/07	$3.00	70,000	0.45	210,000		-
		726,550		$1,606,225	$2.21	$560,250

Warrants	Number of Shares	Weighted Average Exercise Price	Remaining Contractual Life (in years)	Aggregate Intrinsic Value
Outstanding at January 1, 2011	608,050	$4.29
Issued	620,000	2.00
Exercised	(62,500)	2.00
Expired/Cancelled	(439,000)	4.82
Outstanding at December 31, 2011	726,550	$2.21	2.43	$560,250
Exercisable at December 31, 2011	615,550	$2.21	2.43	$560,250

The fair value of the warrants granted during the year ended December 31, 2011 was $1,254,920. The fair value of the warrant grants were estimated on the date of grant utilizing the Black-Scholes option pricing model with the following weighted average assumptions for grants: expected life of warrants, expected volatility, risk-free interest rate and no dividend yield. In accordance with ASC Topic 815, “Derivatives and Hedging,” the Company recorded an aggregate debt discount of $826,060 in connection with these warrant grants.

Options:    The Company adopted a long term incentive stock option plan (the “Stock Option Plan”). The Stock Option Plan provides for the issuance of 1,200,000 shares of common stock upon exercise of options which may be granted pursuant to the Stock Option Plan. Such options vest one-third (1/3) on each of the first three anniversaries of the grant date and expire 7 years from the date of issuance or upon termination of employment with the company.  As of December 31, 2011, 340,898 options to purchase shares were vested. The options vest as determined by the Board of Directors and are exercisable for a period of no more than 10 years.

During 2010, the board of directors approved the grant of an aggregate of 77,940 Incentive Stock Options and an aggregate of 6,810 Non-Qualified options.  Such options were issued at various exercise prices from $3.10 to $4.80, vest over three years, and expire 7 years from the grant dates.

The Company had the following weighted average assumptions for the options granted during 2010:

Grant Date	Number of Options	Expected Life in Years	Expected Volatility	Risk Free Interest Rate	Weighted Average Fair Value per Option	Weighted Average Fair Value
4/12/10	29,250	7	128%	3.29%	$2.85	$83,421
09/17/10	4,500	7	136%	2.14%	$4.48	20,178
10/01/10	40,000	7	135%	1.90%	$4.19	167,600
11/18/10	11,000	7	135%	2.20%	$3.50	38,445
	84,750					$309,645

During 2011, the board of directors approved the grant of an aggregate of 40,000 Incentive Stock Options.  Such options were issued at various exercise prices from $3.30 to $3.75, vest between two and three years, and expire 7 years from the grant dates.

The Company had the following weighted average assumptions for the options granted during 2011:

Grant Date	Number of Options	Expected Life in Years	Expected Volatility	Risk Free Interest Rate	Weighted Average Fair Value per Option	Weighted Average Fair Value
07/07/11	10,000	7	132%	2.48%	$2.75	$27,502
11/09/11	30,000	7	132%	1.41%	$3.04	91,289
	40,000					$118,790

On December 31, 2011, the Company had the following outstanding options:

Exercise Price	Number of Shares	Remaining Contractual Life (in years)	Exercise Price times Number of Shares	Weighted Average Exercise Price	Aggregate Intrinsic Value
$3.30	30,000	6.70	$99,000		$-
$3.75	10,000	6.52	37,500		-
$3.75	10,500	5.88	39,375		-
$4.50	40,000	5.76	180,000		-
$4.80	2,000	5.72	9,600		-
$3.10	19,694	5.28	61,051		-
$2.50	1,000	4.53	2,500		400
$3.30	100,000	4.43	330,000		-
$1.00	16,500	4.15	16,500		31,350
$1.70	1,000	3.84	1,700		1,200
$1.20	8,000	3.64	9,600		13,600
$2.00	6,000	3.56	12,000		5,400
$1.50	9,500	2.86	14,250		13,300
$2.50	10,000	2.34	25,000		4,000
$2.00	130,000	1.89	260,000		117,000
$2.60	10,000	0.61	26,000		3,000
	404,194		$1,124,076	$2.78	$189,250

Options	Number of Shares	Weighted Average Exercise Price	Remaining Contractual Life (in years)	Aggregate Intrinsic Value
Outstanding at January 1, 2011	371,257	$2.72
Issued	40,000	3.41
Exercised	-	-
Expired/Cancelled	(7,063)	3.15
Outstanding at December 31, 2011	404,194	$2.78	4.18	$189,250
Vested & Exercisable at December 31, 2011	340,898	$2.63	4.06	$186,267

The Company recorded deferred compensation expense of $118,790 in connection with options granted during 2011. The fair value of the option grants was estimated on the date of grant utilizing the Black-Scholes option pricing model with the following weighted average assumptions for grants: expected life of options, expected volatility, risk-free interest rate, and no dividend yield.

Deferred Stock Compensation:  The Company records deferred stock compensation on unvested warrants and options upon issuance.  This deferred stock compensation is amortized as the warrants and options vest.  At December 31, 2011 the balance in deferred stock compensation was $184,785, compared to $374,658 at December 31, 2010.  The Company amortized $292,621 in deferred stock compensation during the year ended December 31, 2011, including $139,744 in expense due to the acceleration of vesting on the 40,000 options issued to Edouard Garneau in 2010, compared to $177,070 amortized during the same period in 2010.  The remaining deferred stock compensation will be amortized at varying rates through 2014.

11.      Segment Information

We operate and prepare our financial reports based on two segments; Hospitality and Residential.  We have determined these segments based on the location, design, and end user of our products.

Hospitality:  Our hospitality segment includes hotels, resorts, and timeshare properties in the United States, Canada, and Other Foreign.  As of December 31, 2011, Other Foreign included Mexico and Aruba.  The products offered under our hospitality segment include the installation of, and the support and service of, high-speed internet access networks, proprietary Interactive TV platform, free to guest programming, and on-demand movie programming, as well as advertising and e-commerce products.

Residential:  Our residential segment includes multi-dwelling unit customers and business customers (non-hospitality) in the United States.  The products offered include the installation of, and the support and service of, telephone, internet, and television services.

The accounting policies of our segments are the same as those described in Note 2 above, except that certain expenses are not allocated to the segments.  Unallocated expenses consist of corporate overhead, depreciation expense, and non-operating income and expenses.

Financial information for our segments is as follows:

	2011	2010
Total revenue:
Hospitality	$5,281,608	$4,264,889
Residential	942,317	230,307
Total	$6,223,925	$4,495,196
Total cost of goods:
Hospitality	$4,119,520	$3,311,540
Residential	637,552	118,161
Total	$4,757,072	$3,429,701
Total gross profit:
Hospitality	$1,162,088	$953,349
Residential	304,765	112,146
Total	$1,466,853	$1,065,495
Operating expenses:
Operations	$925,293	$724,887
Product development	725,993	414,098
General and administrative	1,819,610	1,517,795
Depreciation
Hospitality	641,973	239,148
Residential	53,844	11,522
Total operating expenses	4,166,714	2,907,450
Operating loss:	$(2,699,861)	$(1,841,955)

Total net assets:
Hospitality	3,011,871	2,912,161
Residential	351,727	299,434
Other	546,314	523,641
Total	$3,909,912	$3,735,236

Revenues
Years Ended December 31, 2011 and 2010
Segment	2011 Revenues	2011 Cost of Goods Sold	2011 Gross Profit
Hospitality
United States	$3,909,726	$3,092,157	$817,569
Canada	1,170,319	935,442	234,877
Foreign	201,563	91,921	109,642
	5,281,608	4,119,520	1,162,088

Residential	942,317	637,552	304,765

Totals for year ended December 31, 2011	$6,223,925	$4,757,072	$1,466,853

Segment	2010 Revenues	2010 Cost of Goods Sold	2010 Gross Profit
Hospitality
United States	$3,710,427	$2,963,630	$746,797
Canada	413,165	312,209	100,956
Foreign	141,297	35,701	105,596
	4,264,889	3,311,540	953,349

Residential	230,307	118,161	112,146

Totals for year ended December 31, 2010	$4,495,196	$3,429,701	$1,065,495

PP&E

As of December 31, 2011 and 2010
Segment	2011 Assets	2011 Accumulated Depreciation	2011 Net PP&E
Hospitality
United States	$2,056,230	$527,144	$1,529,086
Canada	797,884	539,367	258,517
Foreign	157,758	73,600	84,158
	3,011,872	1,140,111	1,871,761

Residential	351,727	124,355	227,372

Other	546,314	499,616	46,698

Totals as of December 31, 2011	$3,909,913	$1,764,081	$2,145,832

Segment	2010 Assets	2010 Accumulated Depreciation	2010 Net PP&E
Hospitality
United States	$2,072,386	$115,303	$1,957,082
Canada	682,017	389,717	292,300
Foreign	157,758	42,049	115,710
	2,912,161	547,069	2,365,092

Residential	299,434	70,510	228,923

Other	523,641	457,854	65,787

Totals as of December 31, 2010	$3,735,236	$1,075,434	$2,659,802

12.      Arista Communications, LLC.

Roomlinx, Inc. has a 50% joint venture ownership in, and manages the operations for Arista Communications, LLC (“Arista”).  The other 50% of Arista is owned by Wiens Real Estate Ventures, LLC, a Colorado Limited Liability Company (“Weins”).  Roomlinx acquired its 50% interest in Arista through its acquisition of Canadian Communications, LLC, on October 1, 2010.

Arista provides telephone, internet, and television services to residential and business customers located in the Arista community in Broomfield, Colorado.  As the operations manager for Arista, Roomlinx reports 100% of revenues and 100% of its statement of operations, and 100% of asset, liability, and equity transactions on their balance sheet.  Roomlinx then adjusts the books, through a non-controlling interest allocation, for the 50% ownership of the entity by Wiens Real Estate Ventures, LLC.

 Financial information for Arista Communications, LLC, for the year ended December 31, 2011 and the period October 1, 2010 through December 31, 2010, is as follows:

	2011	2010

Revenue	$111,146	$28,858
Cost of goods sold	79,459	16,168
Gross Profit	31,687	12,690

Operating expenses:	36,109	4,551

Non-operating income (expense)	10	(8,351)

Net loss	$(4,412)	$(212)

Weins’ share of the net loss is $2,206 for the year ended December 31, 2011 and $106 for the period October 1, 2010 through December 31, 2010.

13.      Related Party Transactions

The Company maintains a Revolving Credit, Security and Warrant Purchase Agreement and Addendums I, II, and III (collectively the “Credit Agreement” with Cenfin LLC (see Note 7) an entity principally owned by majority shareholders in Roomlinx.  Under and subject to the terms of the Credit Agreement the Company may draw up to a maximum of $25,000,000.  Revolving Credit Notes are executed to evidence each advance and the Company concomitantly issues warrants to purchase shares of Roomlinx stock equal to 50% of the principal amount funded at $2.00 per share on the first $5,000,000 of draws and at the average listed stock price on the date of the transaction thereafter.  Each Warrant will be exercisable for a three year period.  Interest accrues monthly at the fed rate plus 5% and is paid quarterly. For the years ended December 31, 2011 and 2010, Cenfin advanced the Company $2,480,000 and $1,232,000; and the Company paid Cenfin interest expense of $150,623 and $137,773 respectively.

Effective July 25, 2011, Roomlinx executed a consulting arrangement for marketing services with TRG, Inc., an entity owned by the CEO and Chairman of Roomlinx.  As of December 31, 2011, Roomlinx had paid TRG $14,535 for services performed in accordance with said arrangement.

14.      Subsequent Events

The Company has evaluated events and transactions that occurred between December 31, 2011 and the date the consolidated financial statements were available for issue, for possible disclosure or recognition in the consolidated financial statements.  The Company has determined that there were no such events or transactions that warrant disclosure or recognition in the consolidated financial statements except as noted below.

On January 18, 2012, 125,000 warrants were granted, pursuant to the clauses outlined in the Credit Agreement dated June 5, 2009.  Such warrants were issued at an exercise price of $2.00 per share and vest immediately; the warrants expire 3 years from the date of issuance.

On March 12, 2012, Roomlinx and Hyatt Corporation entered into a Master Services and Equipment Purchase Agreement pursuant to which Roomlinx has agreed to provide in-room media and entertainment solutions, including its proprietary Interactive TV (or iTV) platform, high speed internet, free-to-guest, on-demand programming and related support services, to Hyatt-owned, managed or franchised hotels that are located in the United States, Canada and the Caribbean.  Roomlinx’s iTV system may be provided in the “full option” (Interactive TV), the “mid option” (SmartTV) or the “lite option” (Video on Demand).

Pursuant to this agreement, Roomlinx agrees to make financing available to hotels that exceed certain minimum credit criteria for the purchase of equipment necessary for the provision of the Services at annual interest rates of no greater than 11.5% per annum and subject to certain restrictions and limitations.  The amount of financing that Roomlinx is required to provide will not exceed the lesser of (i) the amount of installation fees that are payable by Hyatt-owned hotels under Hotel Service Agreements that have not elected to receive equipment financing or (ii) $11 million.

The Master Agreement terminates on the later of (i) 60 days following the five year anniversary of the effective date or (ii) if any Hotel Services Agreement is in effect on such five year anniversary, then the Master Agreement will continue to apply to such Hotel Services Agreement until it expires.

On March 14, 2012, in connection with the Master Services and Equipment Purchase Agreement between the Company and Hyatt Corporation, the board of directors approved the grant of an aggregate of 500,000 options to purchase shares of common stock, pursuant to the Company’s Long-Term Incentive Plan, to employees and/or contractors of the Company.  Such options were issued at an exercise of $4.00 per share, vest on the anniversary of the grant date ratably over a 3 year period subject to certain performance metrics determined by the board of directors, and expire 7 years from the grant date.

On March 16, 2012, 125,000 warrants were granted, pursuant to the clauses outlined in the Credit Agreement dated June 5, 2009.  81,000 of such warrants were issued at an exercise price of $2.00 per share and the remaining 44,000 of such warrants were granted at an exercise price of $4.00 per share.  All of such warrants vest immediately and expire 3 years from the date of issuance.

On March 16, 2012, 44,000 warrants were granted, pursuant to the clauses outlined in the Credit Agreement dated June 5, 2009.  Such warrants were issued at an exercise price of $4.00 per share and vest immediately; the warrants expire 3 years from the date of issuance.

Roomlinx, Inc.
CONSOLIDATED BALANCE SHEETS

	March 31,	December 31,
	2012	2011
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$814,379	$361,228
Accounts receivable, net	921,747	889,657
Leases receivable, current portion	988,356	994,728
Prepaid and other current assets	138,961	192,221
Inventory	967,455	1,244,072
Total current assets	3,830,898	3,681,906

Property and equipment, net	2,047,248	2,145,831
Leases receivable, non-current	2,444,766	2,697,696
Total assets	$8,322,912	$8,525,433

LIABILITIES AND EQUITY

Current liabilities:
Accounts payable and accrued expenses	$868,992	$1,072,307
Accrued interest	19,882	22,417
Capital lease obligation, current portion	13,359	5,479
Notes payable, current portion	44,298	57,703
Unearned income, current portion	243,790	245,058
Deferred revenue, current portion	477,910	611,572
Total current liabilities	1,668,231	2,014,536

Capital lease obligation, less current portion	23,181	-
Notes payable, less current portion	-	1,582
Unearned income, less current portion	291,501	363,381
Deferred revenue, less current portion	82,435	-
Line of credit, net of discount	3,750,657	3,025,223

Total liabilities	5,816,005	5,404,722

Equity:
Preferred stock - $0.20 par value, 5,000,000 shares authorized:
Class A - 720,000 shares authorized, issued and outstanding
(liquidation preference of $144,000 )	144,000	144,000
Common stock - $0.001 par value, 200,000,000 shares authorized:
5,118,877 shares issued and outstanding	5,119	5,119
Additional paid-in capital	33,505,996	33,102,512
Accumulated deficit	(31,210,458)	(30,185,925)
Accumulated other comprehensive loss	(855)	(8,802)
	2,443,802	3,056,904
Non-controlling interest	63,105	63,807
Total equity	2,506,907	3,120,711
Total liabilities and equity	$8,322,912	$8,525,433

The accompanying notes are an integral part of these consolidated financial statements.

Roomlinx, Inc.
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)
for the three months ended March 31, 2012 and 2011

	2012	2011
	(unaudited)	(unaudited)
Revenues:
Hospitality	$1,298,627	$1,200,032
Residential	238,914	223,140
Total revenues	1,537,541	1,423,172

Direct costs and operating expenses:
Direct costs (exclusive of operating expenses and depreciation shown seperately below):
Hospitality	1,054,944	809,356
Residential	165,434	154,027
Operating expenses:
Operations	438,763	231,977
Product development	260,733	222,441
Selling, general and administrative	383,216	369,328
Depreciation Expense	179,102	174,460
Total direct costs and operating expenses	2,482,192	1,961,589

Operating loss	(944,651)	(538,417)

Non-operating (expense) income:
Interest expense	(138,162)	(59,743)
Foreign currency loss	(390)	(3,550)
Interest income	57,968	64,578
Other income (expense)	-	(235)
	(80,584)	1,050

Net loss	(1,025,235)	(537,367)

Less: Net (income) loss attributable to the non-controlling interest	702	(1,810)

Net loss attributable to the Company	(1,024,533)	(539,177)

Other comprehensive income:
Currency translation gain	7,947	16,922

Comprehensive loss	(1,016,586)	(522,255)

Comprehensive loss attributable to the non-controlling interest	-	-

Comprehensive loss attributable to the Company	$(1,016,586)	$(522,255)

Net loss per common share:
Basic and diluted	$(0.20)	$(0.10)

Weighted average shares outstanding:
Basic and diluted	5,118,877	4,979,748

The accompanying notes are an integral part of these consolidated financial statements.

Roomlinx, Inc.
CASH FLOW STATEMENTS
for the three months ended March 31, 2012 and 2011

	2012	2011
	(unaudited)	(unaudited)
Net loss	$(1,025,235)	$(537,367)

Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	179,102	174,460
Amortization of debt discount	75,601	(61,655)
Stock-based compensation	53,317	150,971
Provision for uncollectable accounts	(21,923)	(5,940)
Loss on cancellation of contracts	11,151	-
Change in operating assets and liabilities:
Accounts receivable	(10,168)	(136,219)
Prepaid and other current assets	53,260	5,441
Inventory	276,617	159,794
Accounts payable and accrued expenses	(203,315)	(40,278)
Accrued interest	(2,535)	(807)
Unearned income	(73,148)	36,837
Deferred revenue	(51,227)	80,712
Total Adjustments	286,732	363,316

Net cash used in operating activities:	(738,503)	(174,051)

Cash Flows from investing activities:
Lease financing provided to customers	-	(426,900)
Payments received on leases receivable	248,151	156,678
Purchase of property and equipment	(40,236)	(72,975)

Net cash provided by (used in) investing activities:	(207,915)	(343,197)

Cash flows from financing activities:
Proceeds from the exercise of warrants	-	125,000
Proceeds from the line of credit	1,000,000	260,000
Payments on capital lease	(3,556)	(2,518)
Payments on notes payable	(14,987)	(24,225)

Net cash provided by financing activities	981,457	358,257

Effects of foreign currency translation	2,282	15,112

Net increase (decrease) in cash and equivalents	453,151	(143,879)
Cash and equivalents at the beginning of year	361,228	314,368
Cash and equivalents at the end of year	$814,379	$170,489

Supplemental Cash Flow Information:
Cash paid for interest	$63,139	$30,890

Non-cash investing and financing activities:
Assets acquired under capital lease	$34,617	$-
Warrants issued in connection with line of credit	$350,167	$89,848

The accompanying notes are an integral part of these consolidated financial statements.

Roomlinx, Inc.
CONSOLIDATED STATEMENT OF CHANGES IN EQUITY
For the Three Months Ended March 31, 2012

								Accumulated
	Preferred Stock A		Common Stock		Additional			Other	Total
	Number of		Number of		Paid - in	Non-Contolling	Accumulated	Comprehensive	Stockholders’
	Shares	Amount	Shares	Amount	Capital	Interest	(Deficit)	Income	Equity (Deficit)
Balances, January 1, 2012	720,000	$144,000	5,118,877	$5,119	$33,102,512	$63,807	$(30,185,925)	$(8,802)	$3,120,711

Warrants issued in conjuction with draw on line of credit					350,167				350,167
Comprehensive loss								7,947	7,947
Share-based compensation					53,317				53,317
Net loss						(702)	(1,024,533)		(1,025,235)
Balances, March 31, 2012	720,000	$144,000	5,118,877	$5,119	$33,505,996	$63,105	$(31,210,458)	$(855)	$2,506,907

The accompanying notes are an integral part of these consolidated financial statements.

Roomlinx, Inc.
Notes to Consolidated Financial Statements
March 31, 2012
(Unaudited)

1.     Organization and Significant Accounting Policies

Description of Business:    Roomlinx, Inc. (“Roomlinx” or the “Company”) is incorporated under the laws of the state of Nevada.  The Company sells, installs, and services in-room media and entertainment solutions for hotels, resorts, and time share properties; including its proprietary Interactive TV platform, internet, and free to guest and on demand programming.  Roomlinx also sells, installs and services telephone, internet, and television services for residential consumers.  The Company develops software and integrates hardware to facilitate the distribution of Hollywood, adult, and specialty content, business applications, national and local advertising, and concierge services.  The Company also sells, installs and services hardware for wired networking solutions and wireless fidelity networking solutions, also known as Wi-Fi, for high-speed internet access to hotels, resorts, and time share locations. The Company installs and creates services that address the productivity and communications needs of hotel, resort and time share guests, as well as residential consumers.

Basis of Presentation:  The accompanying unaudited financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America for interim financial information.  They do not include all of the information and footnotes required by accounting principles generally accepted in the United States of America for complete financial statements.  In the opinion of management, all adjustments, consisting only of normal recurring adjustments considered necessary for a fair presentation, have been included in the accompanying unaudited financial statements.  Operating results for the periods presented are not necessarily indicative of the results that may be expected for the full year.  For further information, refer to the financial statements and notes thereto, included in the Company’s Form 10-K as of and for the year ended December 31, 2011.

Basis of Consolidation:    The consolidated financial statements include the accounts of the Company and its wholly owned subsidiary, Cardinal Hospitality, Ltd. and its 50% owned subsidiary Arista Communications, LLC.  All intercompany accounts and transactions have been eliminated in consolidation.

Reclassification:  Certain amounts in the 2011 financial statements have been reclassified to conform to the current year presentation.

Revenue Recognition:    Revenue is derived from the installation and ongoing services of in-room media, entertainment, and HD television programming solutions in addition to wired networking solutions and Wireless Fidelity networking solutions. Revenue is recognized when all applicable recognition criteria have been met, which generally include a) persuasive evidence of an existing arrangement; b) fixed or determinable price; c) delivery has occurring or service has been rendered; d) collectability of the sales price is reasonably assured.

Wherein installation and service arrangements are contractually predetermined, and whereas such contractual arrangements may provide for multiple deliverables, revenue is recognized in accordance with ASC Topic 650, Multiple Deliverable Revenue, the application of which may be to defer revenue recognition for installations across the service period of the contract and to re-allocate and/or defer revenue recognition across various service arrangements.  Below is a summary of the execution of such application as it relates to installation and service arrangements the Company has with its customers.

The Company enters into contractual arrangements to provide multiple deliverables which may include some or all of the following - systems installations and a variety of services related to high speed internet access, free-to-guest, video on demand and iTV systems as well as residential phone, internet and television.  Each of these elements must be identified and individually evaluated for separation. The term “element” is used interchangeably with the term “deliverable” and the Company considers the facts and circumstances as it relates to its performance obligations in the arrangement and includes product and service elements, a license or right to use an asset, and other obligations negotiated for and assumed in the agreement.  Analyzing an arrangement to identify all of the elements requires the use of judgment.  In the determination of the elements included in Roomlinx agreements, embedded software and inconsequential or perfunctory activities were taken into consideration.

Once the Deliverables have been identified, the Relative Fair Value of each Element was determined under the concept of Relative Selling Price (RSP) for which the Company applied the hierarchy of selling price under ASC Topic 605 as follows:

VSOE - Vendor specific objective evidence is still the most preferred criteria with which to establish fair value of a deliverable. VSOE is the price of a deliverable when a company sells it on an open market separately from a bundled transaction.
TPE - Third party evidence is the second most preferred criteria with which to establish fair value of a deliverable. The measure for the pricing of this criterion is the price that a competitor or other third party sells a similar deliverable in a similar transaction or situation.
RSP - Relative selling price is the price that management would use for a deliverable if the item were sold separately on a regular basis which is consistent with company selling practices. The clear distinction between RSP and VSOE is that under VSOE, management must sell or intend to sell the deliverable separately from the bundle, or has sold the deliverable separately from the bundle already. With RSP, a company may have no plan to sell the deliverable on a stand-alone basis.

Hospitality Installation Revenues

Hospitality installations include High Speed Internet Access (HSIA), Interactive Television (iTV), Free to Guest (FTG) and Video on Demand (VOD).  Under the terms of these typical product sales and equipment installation contracts, a 50% deposit is due at the time of contract execution and is recorded as deferred revenue.  Upon the completion of the installation process, deferred revenue is realized.  However, in some cases related to VOD installations or upgrades, the Company extends credit to customers and records a receivable against the revenue recognized at the completion of the installation.  Monthly payments against those receivables equal a pre-determined percentage of VOD guest room revenue until such time as the receivable has been paid in full.  Thereafter, 100% of the monthly invoice is recorded as recurring VOD revenue.

Additionally, the Company may provide the customer with a lease financing arrangement provided the customer has demonstrated its credit worthiness to the satisfaction of the Company.  Under the terms and conditions of the lease arrangements, these leases have been classified and recorded as Sale-Type Leases under ASC Topic 840-30 and accordingly, revenue is recognized upon completion and customer acceptance of the installation which gives rise to a lease receivable and unearned income.

Hospitality Service, Content and Usage Revenues

The Company provides ongoing 24x7 support, content and maintenance as applicable to those products purchased, installed and serviced under contract.  Support, when exclusive, is primarily invoiced in advance quarterly, creating deferred revenue which is subsequently recognized in the appropriate periods.  When not exclusive, support is invoiced in arrears on a monthly basis with content and usage, which are dependent on guest take rates and buying habits.  Service maintenance and usage revenue also includes revenue from meeting room services, which are billed as the events occur.

Residential Revenues

Residential revenues consist of equipment sales and installation charges, support and maintenance of voice, internet, and television services, and content provider residuals, installation commissions, and management fees.  Installations charges are added to the monthly service fee for voice, internet, and television, which is invoiced in advance creating deferred revenue to be realized in the appropriate period.  The Company’s policy prohibits the issuance of customer credits during the month of cancelation. The Company earns residuals equal to ‘x’% of monthly customer service charges and a flat rate for each new customer sign up.  Residuals are recorded monthly. Commissions and management fees are variable and therefore revenue is recognized at the time of payment.

Inventory:    Inventory, principally large order quantity items which are required for the Company’s media and entertainment installations, is stated at the lower of cost (first-in, first-out) basis or market.  The Company maintains only the inventory necessary for contemplated installations and its inventory is recorded net of any reserve for excess and obsolescence.  Work in progress represents the cost of equipment and third party installation related to installations which were not completed prior to year-end.

Inventory balances as of March 31, 2012 and December 31 2011 are as follows:

	2012	2011
Raw Materials	$737,221	$581,991
Work-in-process	$230,234	$662,081
Total	$967,455	$1,244,072

Concentrations

Credit Risk:    The Company’s operating cash balances are maintained in financial institutions and periodically exceed federally insured limits. The Company believes that the financial strength of these institutions mitigates the underlying risk of loss.  To date, these concentrations of credit risk have not had a significant impact on the Company’s financial position or results of operations.

Accounts Receivable:  At March 31, 2012, one customer represented 20% one customer represented 18%, and one customer represented 7% of the accounts receivable balance compared to one customer representing 42% and one customer representing 13% of the accounts receivable balance at March 31, 2011.

Revenue:  During the three months ended March 31, 2012 four customers each contributed 11% of Roomlinx’s US hospitality revenue compared to one customer contributing 12%, one customer contributing 11% and one customer contributing 5% Roomlinx’s US hospitality revenue during the same period in 2011.  Additionally, one customer contributed 53% to Roomlinx’s Canadian hospitality revenue in 2012 versus 52% in 2011.

Fair Value Measurement:    The Company discloses fair value information about financial instruments based on a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements.  Fair value estimates discussed herein are based upon certain market assumptions and pertinent information available to management as of March 31, 2012.

The respective carrying value of certain financial instruments approximate their fair values.  These financial instruments include cash and cash equivalents, accounts receivable, leases receivable, accounts payable, accrued liabilities, capital lease obligations, notes payable and the line of credit.  The carrying value of cash and cash equivalents, accounts receivable, leases receivable, accounts payable and accrued liabilities approximate fair value due to their short term nature. The carrying amount of capital lease obligations and notes payable approximates their fair values as the pricing and terms of these liabilities approximate market rates. The fair value of the line of credit is not practicable to estimate because of the related party nature of the underlying transactions.  The Company has no financial instruments with the exception of cash and cash equivalents (level 1) valued on a recurring basis.

Segments:  We operate and prepare our financial reports based on two segments; Hospitality and Residential.  We have determined these segments based on the location, design, and end users of our products.

Hospitality:  Our Hospitality segment includes hotels, resorts, and timeshare properties in the United States, Canada, and Other Foreign.  As of March 31, 2012 and 2011, Other Foreign included Mexico and Aruba.  The products offered under our hospitality segment include the installation of, and the support and service of, high-speed internet access networks, proprietary Interactive TV platform, free to guest programming, and on-demand movie programming, as well as advertising and e-commerce products.

Residential:  Our residential segment includes multi-dwelling unit customers and business customers (non-hospitality) in the United States.  The products offered include the installation of, and the support and service of, telephone, internet, and television services.

Foreign Currency Translation:    The US Dollar is the functional currency of the Company. Assets and liabilities denominated in foreign currencies are re-measured into US Dollars and the resulting gains and losses are included in the consolidated statement of operations as a component of other income (expense).

Earnings Per Share:    The Company computes earnings per share by dividing net income (loss) by the weighted average number of shares of common stock and dilutive common stock equivalents outstanding during the period. Dilutive common stock equivalents consist of shares issuable upon the exercise of the Company’s stock options and warrants.  Potentially dilutive securities, purchase stock options and warrants, are excluded from the calculation when their inclusion would be anti-dilutive, such as periods when a net loss is reported or when the exercise price of the instrument exceeds the fair market value. Accordingly, the weighted average shares outstanding have not been adjusted for dilutive shares. Outstanding stock options and warrants are not considered in the calculation as the impact of the potential common shares (totaling approximately 1,914,744 shares as of March 31, 2012 and 534,744 as of March 31, 2011) would be to decrease the net loss per share.

2.   Leases Receivable

As of March 31, 2012, the Company had $3,433,122 in leases receivables, compared to $3,692,424 at December 31, 2011.  During the three months ended March 31, 2012 and 2011 the Company received payments of $248,151 and $156,678 respectively.  The Company did not enter into any new leases in the three months ended March 31, 2012 and entered into two leases during the three months ended March 31, 2011 for an aggregate of $338,780.  These leases have terms of 60 months and interest rates of 9.5%.

Future minimum receipts on lease receivables are as follows:

Total
Less than 1 Year	$988,356
1 to 3 Years	2,272,463
3 to 5 Years	172,303
$3,433,122

3.    Notes Payable

The Company has two notes payable with an aggregate principal balance of $44,298 ($38,223 and $6,075, respectively) at March 31, 2012 and $59,285 ($51,790 and $7,495, respectively) at December 31, 2011.  These notes bear interest at 12% and 11%, respectively, and expire November 1, 2012 and March 1, 2013, respectively.  Monthly principal and interest payments total $5,533.

4.     Line of Credit

The Company maintains a Revolving Credit, Security and Warrant Purchase Agreement (the “Credit Agreement”) with Cenfin LLC (the owner of Cenfin LLC beneficially owns approximately 38.7% of the Company’s common stock, inclusive of warrants, as of March 31, 2012), a Delaware limited liability company (“Cenfin”) that was originally entered into on June 5, 2009.  The Credit Agreement, which has been amended from time to time and matures on June 5, 2017, provides the Company with a maximum borrowing capacity of $25,000,000 and asserts certain financial and non-financial covenants.  Under and subject to the terms of the Credit Agreement, interest accrues at the Federal Funds Rate plus 5%, is payable quarterly, and is collateralized by substantially all of the assets of the Company.  Additionally and pursuant to each advance, the Company will issue Cenfin a Revolving Credit Note and warrants to purchase shares of Roomlinx common stock equal to 50% of the principal amount funded divided by (i) $2.00 on the first $5,000,000 of borrowings on or after July 15, 2010 ($4,712,000 as of March 31, 2012) or (ii) thereafter the fair market value of the Company’s common stock on the date of such draw for advances in excess of $5,000,000.  The exercise price of the warrants is $2.00 for the warrants issued on the first $5,000,000 of borrowings made after July 15, 2010 and, thereafter, the average of the high and low market price for the Company’s common stock on the date of issuance. The exercise period of these warrants expire three years from the date of issuance.

As of March 31, 2012 and December 31, 2011, the Company has drawn $5,176,000 and $4,176,000, respectively, against the line of credit (draws of $1,000,000 and $260,000 for the three month periods ended March 31, 2012 and 2011, respectively). No repayments have been made on the line of credit borrowings. These advances will be repaid at various dates between 2014 and 2017.  The balance on the line of credit is reduced by a discount in the amount of $1,425,343 and $1,150,777 as of March 31, 2012 and December 31, 2011, respectively (see Note 6).  The Company was in compliance with all covenants as of March 31, 2012, at which time $19,824,000 was available under the Line of Credit.  Interest expense of $60,604 and $26,901 was recorded for the three month periods ended March 31, 2012 and 2011, respectively.

The fair value of the warrants granted during the three months ended March 31, 2012 was $350,167. The fair value of the warrant grants were estimated on the date of grant utilizing the Black-Scholes option pricing model adjusted for a blockage discount.  The Company recorded a debt discount of $350,167 in connection with these warrant grants.

Future minimum payments against the line of credit are as follows:

Years ended	Minimum
March 31,	Payments
2014	$464,000
2015	1,232,000
2016	2,480,000
2017	1,000,000
$5,176,000

5.     Commitments and Contingencies

Operating Leases:    The Company leases its current office space under operating lease agreements having expiration dates through 2014.  Under the terms of these agreements, the Company exercised its option to give a six month notice on November 30, 2011 of its intent to vacate the premises and terminate its leases as of May 31, 2012.  On April 10, 2012 the Company executed a lease agreement for new office space with an effective date of May 1, 2012.  Terms of the lease establish a base rent per square foot plus operating expenses throughout the term of the lease which expires September 30, 2015.  The Company’s future minimum lease payments are as follows: $82,592 for the year ended March 31, 2013; $132,849 for the year ended March 31, 2014; $149,898 for the year ended March 31, 2015; and $76,042 for the year ended March 31, 2016.

Capital Lease Obligations:  The Company has capital lease arrangements related to the acquisition of software.  These arrangements are collateralized by the software and expire at varying dates through March 2015 with future minimum lease payments as follows:  $16,539 for the year ended March 31, 2013; $13,740 for the year ended March 31, 2014; and $13,740 for the year ended March 31, 2015.

6.     Equity

Preferred Stock:    The Company has authorized 5,000,000 preferred shares with a $0.20 par value, of which 720,000 shares have been designated as Class A Preferred Stock.  The Class A Preferred stock has a liquidation preference of $0.20 per share and is entitled to receive cumulative annual dividends at the rate of 9%, payable in either cash or additional shares of Class A Preferred Stock, at the option of the Company.  As of March 31, 2012 and 2011, there were 720,000 shares of Class A Preferred Stock issued and outstanding.  Class A dividends accumulated and unpaid as of March 31, 2012, were $175,440; these dividends have not been declared by the board of directors and therefore are not included in accrued expenses.

Common Stock:    The Company has authorized 200,000,000 shares of $0.001 par value common stock.  As of March 31, 2012 and December 31, 2011, there were 5,118,877 shares of common stock issued and outstanding.

Warrants:

During the three months ended March 31, 2012, 250,000 warrants were granted pursuant to the clauses the Credit Agreement.  The warrants were issued at an exercise price of $2.00, vested immediately, and expire 3 years from the date of grant.  During 2011, 65,000 warrants were granted pursuant to the Credit Agreement.  The warrants were issued at an exercise price of $2.00, vested immediately, and expire at 3 years from the grant dates.

During 2011, an aggregate of 62,500 warrants previously issued under the Credit Agreement were exercised.  The warrants were exercised at a strike price of $2.00 resulting in cash receipts of $125,000.

As of March 31, 2012, the Company had outstanding 976,550 warrants issued in connection with the line of credit (see Note 4).

The following are assumptions utilized in estimation of the fair value of the warrants granted during the three month periods ended March 31, 2012 and 2011:

	2012	2011
Term	3 years	3 years
Expected volatility	136% - 148%	125%
Risk free interest rate	0.35% - 0.57%	1.18%
Dividend yield	0%	0%

The following is a summary of such outstanding warrants for the three month period ended March 31, 2012:

	Shares Underlying Warrants	Weighted Average Exercise Price	Remaining Contractual Life (in years)	Aggregate Intrinsic Value
Outstanding at January 1, 2012	726.550	$2.21
Granted	250,000	2.00
Outstanding and exercisable at March 31, 2012	976,550	$2.17	2.34	$964,000

Options:    In 2004, the Company adopted a long term incentive stock option plan (the “Stock Option Plan”) which covers key employees, officers, directors and other individuals providing bona fide services to the Company. The Stock Option Plan provides for the issuance of up to 1,200,000 shares of common stock upon exercise of options which may be granted pursuant to the Stock Option Plan. As of March 31, 2012, options to purchase 939,194 shares were outstanding. The options vest as determined by the Board of Directors and are exercisable for a period of no more than 10 years.

During the three month period ended March 31, 2012, the board of directors approved the grant of an aggregate of 340,000 Incentive Stock Options and an aggregate of 195,000 Non-Qualified options.  Such options were issued at an exercise price of $4.00, vest at various times over three years, and expire 7 years from the grant date.  No grants were made for the three month period ended March 31, 2011.

The following are the assumptions utilized in the estimation of stock-based compensation related to the stock option grants for the three month period ended March 31, 2012:

Expected term	7 years
Expected volatility	225%
Risk free interest rate	1.69%
Dividend yield	0%

A summary of stock option activity under the Stock Option Plan is presented below:

Options	Number of Shares	Weighted Average Exercise Price	Remaining Contractual Life (in years)	Aggregate Intrinsic Value
Outstanding at January 1, 2012	404,194	$2.78
Granted	535,000	4.00
Exercised	-	-
Forfeited	(1,000)	3.10
Outstanding at March 31, 2012	938,194	$3.48	5.26	$227,650
Exercisable at March 31, 2012	342,064	$2.63	3.77	$227,450

The Company recorded stock-based compensation expense of $53,317 and $150,971 for the three month periods ended March 31, 2012 and 2011, respectively. The amounts are recorded in selling, general and administrative expense in the statement of operations. The fair value of stock options that vested and became exercisable during the three months ended March 31, 2012 and 2011 was $1,401 and $22,090 respectively. At March 31, 2012, there was approximately $2,263,568 in unrecognized compensation cost related to stock options that will be recorded over a weighted average future period of approximately 3 years.

A summary of the activity of non-vested options under the Company’s plan for the three months ended March 31, 2012 is presented below:

	Non-vested Shares Underlying Options	Weighted Average Exercise Price	Weighted Average Grant Date Fair Value
Non-vested at January 1, 2012	63,297	$3.68	$2.98
Granted	535,000	4.00	3.99
Vested	(1,500)	1.00	0.93
Forfeited	(667)	3.10	2.85
Non-vested at March 31, 2012	596,130	$3.93	$3.89

7.      Segment Information

Financial information for our segments, as of March 31, 2012 and 2011, is as follows:

	Hospitality	Residential	Corporate	Totals

Three months ended March 31, 2012
Revenue	$1,298,627	$238,914	$-	$1,537,541
Operating income (loss)	$(882,181)	$35,323	$(97,793)	$(944,651)
Net income (loss)	$(962,765)	$35,323	$(97,793)	$(1,025,235)

Three months ended March 31, 2011
Revenue	$1,200,032	$223,140	$-	$1,423,172
Operating income (loss)	$(498,194)	$36,563	$(76,786)	$(538,417)
Net income (loss)	$(497,144)	$36,563	$(76,786)	$(537,367)

Total Assets as of March 31, 2012	$7,302,935	$331,497	$688,480	$8,322,912

Financial information of geographical data by segment

	United States	Canada	Other Foreign	Totals
Three months ended March 31, 2012
Hospitality Revenue	$1,105,549	$159,074	$34,004	$1,298,627
Residential Revenue	238,914	-	-	238,914
Totals	$1,344,463	$159,074	$34,004	$1,537,541

Three months ended March 31, 2011
Hospitality Revenue	$886,371	$264,992	$48,669	$1,200,032
Residential Revenue	223,140	-	-	223,140
Totals	$1,109,511	$264,992	$48,669	$1,423,172

Total Assets as of March 31, 2012	$5,711,288	$2,417,849	$193,775	$8,322,912

8.      Subsequent Events

On May 4, 2012, the Company entered into a Securities Purchase Agreement with certain investors (collectively, the “Investors”), pursuant to which the Investors purchased Units from Roomlinx for a purchase price of $2.50 per Unit.  Each Unit consisted of (x) one share of common stock of Roomlinx and (y) a warrant to purchase one-half share of common stock at an exercise price of $3.75 per share, subject to adjustment as provided in the warrant.  Roomlinx sold and issued an aggregate of 1,200,000 shares of common stock to the Investors and issued warrants to the Investors for the purchase of an additional 600,000 shares of common stock.  Roomlinx received approximately $2.8 million (gross proceeds of $3,000,000 less placement fees and other offering expenses) from the Investors in respect of the sale of Units.  Roomlinx has the right to sell up to an additional 400,000 Units on the same terms as the Units sold by Roomlinx pursuant to the Securities Purchase Agreement; provided that the closing of the sale of any such additional Units takes place by the close of business on May 25, 2012.  Proceeds from the offering will be used for general corporate and working capital purposes including deployment of the Company’s iTV applications under a Master Service Agreement with Hyatt Corporation announced on March 13, 2012.

ROOMLINX, INC.

INDEX TO FINANCIAL STATEMENTS

June 14, 2012

PRELIMINARY PROSPECTUS

1,800,000 Shares

ROOMLINX, INC.

Common Stock

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.  Other Expenses of Issuance and Distribution

The registrant estimates that expenses payable by the registrant in connection with the offering described in this registration statement will be as follows:

SEC registration fee		$599
Legal fees and expenses	$	[____]
Accounting fees and expenses	$	[____]
Printing and engraving expenses	$	[____]
Miscellaneous	$	[____]
Total	$	[____]

Item 14.  Indemnification of Directors and Officers

Nevada General Corporation Law

Subsection 1 of Section 78.7302 of the Nevada General Corporation Law (“NGCL”) provides that a corporation may indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (except in an action brought by or on behalf of the corporation) if that person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by that person in connection with such action, suit or proceeding, if that person acted in good faith and in a manner which that person reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceedings, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, alone, does not create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in, or not opposed to, the best interests of the corporation, and that, with respect to any criminal action or proceeding, the person had reasonable cause to believe his action was unlawful.

Subsection 2 of Section 78.7502 of the NGCL provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit brought by or on behalf of the corporation to procure a judgment in its favor because the person acted in any of the capacities set forth above, against expenses, including amounts paid in settlement and attorneys’ fees, actually and reasonably incurred by that person in connection with the defense or settlement of such action or suit, if the personal acted in accordance with the standard set forth above, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged by a court of competent jurisdiction after exhaustion of all appeals therefrom to be liable to the corporation or for amounts paid in settlement to the corporation unless and only to the extent that the court in which such action or suit was brought or other court of competent jurisdiction determines that, in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

Section 78.751 of the NGCL provides that unless indemnification is ordered by a court, the determination to provide indemnification must be made by the stockholders, by a majority vote of a quorum of the board of directors who were not parties to the action, suit or proceeding, or in specified circumstances by independent legal counsel in a written opinion. In addition, the articles of incorporation, bylaws or an agreement made by the corporation may provide for the payment of the expenses of a director or officer of the expenses of defending an action as incurred upon receipt of an undertaking to repay the amount if it is ultimately determined by a court of competent jurisdiction that the person is not entitled to indemnification. Section 78.751 of the NGCL further provides that, to the extent a director or officer of a corporation has been successful on the merits or otherwise in the defenses of any action, suit or proceeding referred to in subsection (1) and (2), or in the defense of any claim, issue or matter therein, that person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by that person in connection therewith; that indemnification provided for by Section 78.751 of the NGCL shall not be deemed exclusive of any other rights to which the indemnified party may be entitled and that the scope of indemnification shall continue as to directors, officers, employees or agents who have ceased to hold such positions, and to their heirs, executors and administrators.

 Finally, Section 78.752 of the NGCL provides that a corporation may purchase and maintain insurance on behalf of a director, officer, employee or agent of the corporation against any liability asserted against him or incurred by him in any such capacity or arising out of his status as such whether or not the corporation would have the authority to indemnify him against such liabilities and expenses.

Our Articles of Incorporation and By-Laws

Our Amended and Restated Articles of Incorporation , as amended, provide that no director or officer of the Corporation shall be personally liable to the Corporation or its stockholders for damages for any breach of duty owed to the Corporation or its stockholders, except for liability for any breach of duty based upon an act or omission (a) in breach of such person’s duty of loyalty to the Corporation or its stockholders, (b) not in good faith or involving a knowing violation of law or (c) resulting in receipt by such person of an improper personal benefit. The Corporation shall have the authority to indemnify any Corporate Agent against expenses, including attorney’s fees, judgments, fines, and amounts paid in settlement, incurred in connection with any pending or threatened action, suit, or proceeding, with respect to which the Corporate Agent is a party, or is threatened to be made a party, to the fullest extent permitted by the Nevada General Corporations Law. The indemnification provided in the Articles of Incorporation is not deemed exclusive of any other right, including the right to be indemnified against liabilities and expenses incurred in proceedings by or in the right of the Corporation, to which a Corporate Agent may be entitled under any by-law, agreement, vote of stockholders or disinterested Directors, or otherwise, both as to action in that Corporate Agent’s official capacity and as to action in another capacity. However, no indemnification shall be made to any Corporate Agent if a judgment or other final adjudication establishes that the Corporate Agent engaged in conduct that (1) breached a duty of loyalty to the Corporation or its stockholders, (2) was not undertaken in good faith, (3) involved a knowing violation of the law, or (4) resulted in the receipt by the Agent of an improper personal benefit. Conduct breaching the duty of loyalty is conduct that a person knows or believes to be contrary to the best interests of the corporation or its stockholders in connection with a matter in which he or she has a material conflict of interest. These indemnification rights inure to the benefit of the heirs, executors, and administrators of the Corporate Agent.  A “Corporate Agent” of the Corporation is any person who is or was a director, officer, employee or agent of the Corporation or of any constituent corporation absorbed by the Corporation in a consolidation or merger, and other persons serving at the request of the Corporation as a director, officer, trustee, employee, or agent of another corporation, association, partnership, joint venture, trust, or other enterprise

Directors’ and Officers’ Liability Insurance

We have obtained Directors’ and Officers’ liability insurance behalf of any Corporate Agent against any liability asserted against the Corporate Agent, whether or not the Corporation would have the power to indemnify the Corporate Agent against the liability under the foregoing provisions..

Indemnification Agreements

We have entered into individual indemnification agreements with each of our directors (collectively, the “Indemnification Agreements”), which implement with more specificity the indemnification provisions provided by our Articles of Incorporation and provide, among other things, that to the fullest extent permitted by applicable law, we will indemnify such director or officer against any and all losses, expenses and liabilities arising out of such director’s or officer’s service as a director or officer of the Corporation, as the case may be. The Indemnification Agreements also contain detailed provisions concerning expense advancement and reimbursement. The Indemnification Agreements are in addition to any other rights each director or officer may be entitled to under our Articles of Incorporation, By-Laws and applicable law.

Item 15.  Recent Sales of Unregistered Securities

For each of the following transactions, we relied upon the exemptions from registration provided by Section 4(6) or 4(2) of the Securities Act of 1933, as amended, and Rule 506 promulgated thereunder, based upon (i) the fact that each investor was an accredited or sophisticated investor with experience in investing in securities such that it could evaluate merits and risks related  to our securities; (ii) that no general solicitation of the securities was made by us; (iii) the securities issued were “restricted securities” as that term is defined under Rule 144 promulgated under the Securities Act; and (iv) we placed appropriate restrictive legends on the certificates representing the securities regarding the restricted nature of these securities.  The securities were issued as follows:

On April 12, 2010, the Board of Directors granted 22,440 aggregate incentive stock options to employees of Roomlinx and 6,813 non-incentive stock options to contractors of Roomlinx.  These options have an exercise price of $3.10, the fair market value on the grant date, and vest in three equal annual installments on the grant anniversary date.  The options expire at the end of the business day on the 7th anniversary of the grant date.

On April 29, 2010, issued and sold (i) 225,000 shares of its Common Stock to Verition Multi-Strategy Master Fund Ltd. and (ii) 25,000 shares of its Common Stock to Wilmot Advisors LLC.  The shares were purchased at $4.00 per share for an aggregate of $1,000,000.

On May 13, 2010, two individuals each exercised 5,000 warrants at $2.00 per share on a cashless basis resulting in the issuance of 3,040 shares of Common Stock to each of them.

On July 6, 2010, an investor exercised 19,625 warrants at $2.00 per share.  The exercise was cashless and resulted in 11,775 shares being issued.

On July 30, 2010, with effect as of July 15, 2010, the Company and Cenfin LLC entered into a Second Amendment to Revolving Credit, Security and Warrant Purchase Agreement (the “Amendment”).  The Amendment changed (1) the interest rate under the Credit Agreement to the Federal Funds Rate plus 5% and (2) the strike price of warrants issued in connection with any draws of the line of credit after the first $5,000,000 of borrowings after July 15, 2010 from $2.00 per share to the fair market value of the Company’s common stock on the date of such draw.

On August 18, 2010, Roomlinx issued and sold (i) 87,500 shares of its Common Stock to Verition Multi-Strategy Master Fund Ltd., (ii) 67,500 shares of its Common Stock to Wilmot Advisors LLC, (iii) 27,500 shares of its Common Stock to Arceus Partnership, (iv) 2,500 shares of its Common Stock to Ted Hagan and (v) 2,500 shares of its Common Stock to Josh Goldstein.  These issuances were at a price of $4.00 per share for an aggregate purchase price of $750,000.

On October 1, 2010, Roomlinx, Inc. acquired 100% of the membership interests of Canadian Communications, LLC for aggregate consideration of $500,000 in cash and the issuance of 270,000 shares of Roomlinx’s common stock, of which 79,000 are being held back as security for the sellers’ indemnification obligations.  At the sellers’ direction, and in consideration of releases of indebtedness and other obligations owed by Canadian, on October 1, 2010, Roomlinx issued (i) 48,000 shares of its Common Stock to Peyton Communications, LLC, (ii) 162,000 shares of its Common Stock to Thunderbird Management Limited Partnership, (iii) 18,000 shares of its Common Stock to AEJM Limited Partnership, and (v) 42,000 shares of its Common Stock to Garneau Alliance, LLC

On October 1, 2010, further to an Employment Agreement with Mr. Edouard Garneau, our Chief Financial Officer effective beginning on such date, and pursuant to Roomlinx’s standard stock option award agreement, Mr. Garneau was granted options to purchase 40,000 shares of Roomlinx Common Stock at an exercise price of $4.50 per share, the last publicly reported sales price of a share of Roomlinx Common Stock on such date, vesting equally over a three year period.

On November 18, 2010, our Board of Directors approved the grant to Jill Solomon of warrants to purchase 21,000 shares and the grant to Lisa Goodman of warrants to purchase 11,800 shares as compensation for marketing and public relations services rendered.  Such warrants were issued at an exercise price of $4.50 per share, vesting immediately and expiring five years from the date of issuance.

On November 18, 2010, our Board of Directors approved the grant to employees under our Long-Term Incentive Plan of an aggregate of 11,000 Incentive Stock Options.  Such options were issued at an exercise price of $3.75 per share (the last publicly reported sales price of a share of Roomlinx Common Stock on November 18, 2010) and vest one-third (1/3) on each of the first three anniversaries of the employment date.

During 2010, an aggregate of 308,000 warrants were granted to Cenfin, LLC pursuant to that certain Revolving Credit, Security and Warrant Purchase Agreement dated June 5, 2009 (the “Credit Agreement”).  The warrants were issued at exercise prices of $2.00, vested immediately, and expire 3 years from the grant dates.

During 2010, an aggregate of 361,500 warrants were exercised by Cenfin, LLC pursuant to that certain Revolving Credit, Security and Warrant Purchase Agreement dated June 5, 2009 (the “Credit Agreement”),  at $2.00 per share for an aggregate of $723,000.

During 2011, an aggregate of 620,000 warrants were granted to Cenfin, LLC pursuant to that certain Revolving Credit, Security and Warrant Purchase Agreement dated June 5, 2009 (the “Credit Agreement”).  The warrants were issued at exercise prices of $2.00, vested immediately, and expire 3 years from the grant dates.

On May 4, 2012, Roomlinx, entered into a Securities Purchase Agreement with certain investors, pursuant to which the investors purchased Units from Roomlinx for a purchase price of $2.50 per Unit.  Each Unit consisted of (x) one share of common stock of Roomlinx and (y) a warrant to purchase one-half share of common stock at an exercise price of $3.75 per share, subject to adjustment as provided in the warrant.  Roomlinx sold and issued an aggregate of 1,200,000 shares of common stock to the investors and issued warrants to the investors for the purchase of an aggregate of an additional 600,000 shares of common stock.  Roomlinx received aggregate gross proceeds of $3,000,000 from the investors in respect of the sale of Units.

Item 16.   Exhibits and Financial Statement Schedules

The following Exhibits are filed as part of this Registration Statement:

Exhibit No.	Description

3.1	Amended and Restated Articles of Incorporation of Roomlinx, Inc., incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed on July 22, 2010.

3.2	Amended and Restated By-Laws of Roomlinx, Inc., incorporated by reference to Exhibit 3.1 to the Registrant’s Quarterly Report on Form 10-QSB for the quarter ended June 30, 2004.

4.1	Form of Convertible Debenture, incorporated by reference to Exhibit 4.1 to the Registrant’s Current Report on Form 8-K filed with the SEC on June 14, 2007.

4.2	Form of Warrant issued to Creative Hospitality Associates, incorporated by reference to Exhibit 4.1 to the registrant’s Current Report on Form 8-K filed with the SEC on April 16, 2008.

4.3
Form of Revolving Credit Note issued to Cenfin LLC, included as Exhibit A to the Revolving Credit, Security and Warrant Purchase Agreement attached as Exhibit 10.1 to the registrant’s Current Report on Form 8-K filed on June 11, 2009.

4.4
Form of Warrant issued to Cenfin LLC, included as Exhibit B to the Revolving Credit, Security and Warrant Purchase Agreement attached as Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed on June 11, 2009.

4.5
Incentive Stock Option Agreement, dated June 5, 2009, between Roomlinx, Inc. and Michael S. Wasik, incorporated by reference to Exhibit 3.3 of the Registrant’s Current Report on Form 8-K filed on June 11, 2009.

5.1	Opinion of Westerman Ball Ederer Miller & Sharfstein, LLP.*

10.1	Roomlinx, Inc. Long Term Incentive Plan, incorporated by reference to Annex A to the Definitive Proxy Statement filed by the Registrant on January 30, 2009.

10.2
Securities Purchase Agreement, dated as of June 11, 2007, by and among Roomlinx, Inc. and the Investors named therein, incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed on June 14, 2007.

10.3
Revolving Credit, Security and Warrant Purchase Agreement, dated June 5, 2009, between Roomlinx, Inc. and Cenfin LLC, incorporated by reference to Exhibit 10.1 of the Registrant’s Current Report on Form 8-K filed on June 11, 2009.

10.4	Employment Agreement, dated June 5, 2009, between Roomlinx, Inc. and Michael S. Wasik, incorporated by reference to Exhibit 10.2 of the Registrant’s Current Report on Form 8-K filed on June 11, 2009.

10.5
Debt Conversion Agreement, dated September 9, 2009, between Roomlinx, Inc. and Lewis Opportunity Fund, L.P., incorporated by reference to Exhibit 10.1 of the Registrant’s Current Report on Form 8-K filed on September 16, 2009.

10.6
First Amendment to Revolving Credit, Security and Warrant Purchase Agreement, dated March 10, 2010, between Roomlinx, Inc. and Cenfin LLC, incorporated by reference to Exhibit 10.1 of the Registrant’s Current Report on Form 8-K filed on March 11, 2010.

10.7
Securities Purchase Agreement, dated April 29, 2010, among Roomlinx, Inc., Verition Multi-Strategy Master Fund Ltd. and Wilmot Advisors LLC, incorporated by reference to Exhibit 10.1 of the Registrant’s Current Report on Form 8-K filed on May 5, 2010.

10.8
Registration Rights Agreement, dated April 29, 2010, among Roomlinx, Inc., Verition Multi-Strategy Master Fund Ltd. and Wilmot Advisors LLC, incorporated by reference to Exhibit 10.2 of the Registrant’s Current Report on Form 8-K filed on May 5, 2010.

10.9
Second Amendment to Revolving Credit, Security and Warrant Purchase Agreement, dated July 30, 2010, between Roomlinx, Inc. and Cenfin LLC, incorporated by reference to Exhibit 10.3 of the Registrant’s Current Report on Form 8-K filed on August 19, 2010.

10.10
Form of Director Indemnification Agreement, dated July 30, 2010, between Roomlinx, Inc. and each of its directors and officers, incorporated by reference to Exhibit 10.4 of the Registrant’s Current Report on Form 8-K filed on August 19, 2010.

10.11
Securities Purchase Agreement, dated August 18, 2010, among Roomlinx, Inc., Verition Multi-Strategy Master Fund Ltd., Wilmot Advisors LLC, Arceus Partnership, Ted Hagan and Josh Goldstein, incorporated by reference to Exhibit 10.1 of the Registrant’s Current Report on Form 8-K filed on August 19, 2010

10.12
Registration Rights Agreement, dated August 18, 2010, among Roomlinx, Inc., Verition Multi-Strategy Master Fund Ltd., Wilmot Advisors LLC, Arceus Partnership, Ted Hagan and Josh Goldstein, incorporated by reference to Exhibit 10.2 of the Registrant’s Current Report on Form 8-K filed on August 19, 2010

10.13
Unit Purchase Agreement, dated as of October 1, 2010, by and among Roomlinx, Inc., Canadian Communications, LLC, Peyton Communications, LLC, Garneau Alliance LLC, Peyton Holdings Corporation and Ed Garneau, incorporated by reference to Exhibit 2.1 of the Registrant’s Current Report on Form 8-K filed on October 7, 2010.

10.14	Employment Agreement dated October 1, 2010 between Roomlinx, Inc. and Edouard Garneau, incorporated by reference to Exhibit 10.1 of the Registrant’s Current Report on Form 8-K filed on October 7, 2010
10.15
Third Amendment to Revolving Credit, Security and Warrant Purchase Agreement, dated December 21, 2011, between Roomlinx, Inc. and Cenfin LLC, incorporated by reference to Exhibit 10.1 of the Registrant’s Current Report on Form 8-K filed on December 23, 2011

10.16
Master Service and Equipment Purchase Agreement, dated March 12, 2012, by and between Hyatt Corporation and Roomlinx, Inc., incorporated by reference to Exhibit 10.1 of the Registrant’s Quarterly Report on Form 10-Q filed on May 16, 2012.

10.17
Securities Purchase Agreement, dated May 4, 2012, by and among Roomlinx, Inc. and each of  the Investors, incorporated by reference to Exhibit 10.1 of the Registrant’s Current Report on Form 8-K filed on May 7, 2012

10.18	Form of Warrant, by and between Roomlinx, Inc. and each of the Investors, incorporated by reference to Exhibit 10.2 of the Registrant’s Current Report on Form 8-K filed on May 7, 2012

10.19
Registration Rights Agreement, dated May 4, 2012, by and among Roomlinx, Inc. and each of the Investors, incorporated by reference to Exhibit 10.3 of the Registrant’s Current Report on Form 8-K filed on May 7, 2012

21.1	Subsidiaries of the Registrant.*

23.1	Consent of StarkSchenkein, LLP.*

24.1	Powers of Attorney (included in signature page to this Registration Statement).

* Filed herewith

Item 17.  Undertakings

(a)  The undersigned Registrant hereby undertakes:

(1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)  To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement; notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)  To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement.

(2)  That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)  That, for purposes of determining liability under the Securities Act to any purchaser:

(i)  If the Registrant is relying on Rule 430B:

(A)  Each prospectus filed by the registrant pursuant to Rule 424(b)(3)shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B)  Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(ii)  If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) As part of a registration statement relating to an offering, other than registration Statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)  That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)  Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)  Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)  The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)  Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant hereby certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on June 14, 2012.

ROOMLINX, INC.

By:	/s/ Michael S. Wasik
Michael S. Wasik
Chief Executive Officer, Chief Financial Officer and Chairman of the Board

Each person whose signature to this Registration Statement appears below hereby constitutes and appoints Michael S. Wasik as his true and lawful attorney-in-fact and agent, with full power of substitution, to sign on his behalf individually and in the capacity stated below and to perform any acts necessary to be done in order to file all amendments to this Registration Statement and any and all instruments or documents filed as part of or in connection with this Registration Statement or the amendments thereto and each of the undersigned does hereby ratify and confirm all that said attorney-in-fact and agent, or his substitutes, shall do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Exchange Act of 1933, this Registration Statement has been signed by the following persons on June 14, 2012 in the capacities stated:

Name	Title

/s/ Michael S. Wasik	Chief Executive Officer, Chief Financial Officer and Chairman of the Board of Directors (Principal Executive Officer)
Michael S. Wasik

/s/ Judson Just	Director
Judson Just

/s/ Jay Coppoletta	Director
Jay Coppoletta

EXHIBIT INDEX

Exhibit No.	Description

5.1	Opinion of Westerman Ball Ederer Miller & Sharfstein, LLP.

21.1	Subsidiaries of the Registrant.

23.1	Consent of StarkSchenkein, LLP.

24.1	Powers of Attorney (included in signature page to this Registration Statement).